                                                                    EXHIBIT 99.5
                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            INTEK GLOBAL CORPORATION

                                       AT

                              $2.75 NET PER SHARE

                                       BY

                             IGC ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                             SECURITY SERVICES PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON WEDNESDAY, JULY 14, 1999, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF INTEK GLOBAL CORPORATION (THE "COMPANY"), ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE THEREOF, HAS (WITH ABSTENTIONS BY THE TWO DIRECTORS WHO ARE EMPLOYEES OF AFFILIATES OF SECURITY SERVICES PLC ("PARENT") AND IGC ACQUISITION CORP. ("PURCHASER")) UNANIMOUSLY (A) DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS (EXCLUDING PARENT, PURCHASER OR ANY AFFILIATE OF PARENT), (B) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (C) DECLARED THE ADVISABILITY OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND (D) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT AND ITS AFFILIATES) ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY (NOT INCLUDING SHARES OWNED BY PARENT, PURCHASER OR ANY AFFILIATE OF PARENT) THAT REPRESENTS AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES OF COMMON STOCK (EXCLUDING SHARES OWNED BY PARENT, PURCHASER OR ANY AFFILIATE OF PARENT AND ANY SHARES HELD IN COMPANY STOCK PLANS THAT CANNOT BE TENDERED PURSUANT TO THE TERMS OF THOSE PLANS). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. THE OFFER AND THE MERGER ARE NOT CONDITIONAL ON PURCHASER OBTAINING FINANCING. SEE "INTRODUCTION" AND "THE TENDER OFFER -- Terms of the Offer; Expiration Date" and "-- Certain Conditions to the Offer".

    THE COMPANY HAS INFORMED PARENT THAT AS OF JUNE 9, 1999 (THE DATE OF THE MERGER AGREEMENT PURSUANT TO WHICH THIS OFFER IS BEING MADE) THERE WERE 42,303,038 SHARES OF COMMON STOCK OF THE COMPANY ISSUED AND OUTSTANDING. AS OF THAT DATE, CERTAIN AFFILIATES OF PARENT AND PURCHASER OWNED 25,937,042 OUTSTANDING SHARES AND HAD THE RIGHT TO ACQUIRE 13,617,607 SHARES UPON THE CONVERSION OF CERTAIN CONVERTIBLE DEBT OF THE COMPANY. SEE "INTRODUCTION"
AND -- "SPECIAL FACTORS -- Interests of Certain Persons in the Offer and the Merger; Share Ownership".
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of his Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to such Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile) together with the certificate(s) representing such Shares and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") or tender such Shares pursuant to the procedures for book-entry transfer set forth under "THE TENDER
OFFER -- Procedures for Accepting the Offer and Tendering Shares" or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    Any stockholder who desires to tender such stockholder's Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth under "THE TENDER OFFER -- Procedures for Accepting the Offer and Tendering Shares".

    Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") or Lazard Freres & Co. LLC (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                      The Dealer Manager for the Offer is:
                            LAZARD FRERES & CO. LLC
June 16, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................     1
SPECIAL FACTORS..................................................     4
 1.  Background of the Offer.....................................     4
 2.  Recommendation of the Independent Committee and the Company     11
     Board; Fairness of the Offer and the Merger.................
 3.  Opinion of Financial Advisor to the Independent Committee...    14
 4.  Analysis of Financial Advisor to Securicor..................    17
 5.  Purpose and Structure of the Offer and the Merger...........    19
 6.  Reasons of Parent and Purchaser for the Offer and the           20
     Merger; Position of Parent and Purchaser Regarding Fairness
     of the Offer and the Merger.................................
 7.  Plans for the Company After the Offer and the Merger;           21
     Certain Effects of the Offer and the Merger.................
 8.  Rights of Stockholders in the Offer and the Merger..........    23
 9.  The Merger Agreement........................................    24
10.  Interests of Certain Persons in the Offer and the Merger;       29
     Share Ownership.............................................
THE TENDER OFFER.................................................    34
 1.  Terms of the Offer; Expiration Date.........................    34
 2.  Procedures for Accepting the Offer and Tendering Shares.....    35
 3.  Withdrawal Rights...........................................    38
 4.  Acceptance for Payment and Payment..........................    29
 5.  Price Range of the Shares; Dividends........................    40
 6.  Certain Information Concerning the Company..................    40
 7.  Certain Information Concerning Purchaser and Parent.........    43
 8.  Source and Amount of Funds..................................    44
 9.  Dividends and Distributions.................................    44
10.  Certain Conditions of the Offer.............................    45
11.  Certain Legal Matters; Required Regulatory Approvals........    46
12.  Certain Fees and Expenses...................................    48
13.  Miscellaneous...............................................    49
Schedule I DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.......   I-1
Schedule II DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PURCHASER
  AND SECURICOR..................................................  II-1
FINANCIAL STATEMENTS OF THE COMPANY..............................   F-1
Annex A OPINION OF BEAR, STEARNS & CO. INC. .....................   A-1
Annex B RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL.........   B-1

To:  All Holders of Shares of Common Stock
     Intek Global Corporation:

                                  INTRODUCTION

     IGC Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Security Services plc, a public limited company incorporated under the laws of England and Wales ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares") of Intek Global Corporation, a Delaware corporation (the "Company"), at a price of $2.75 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and less any required transfer and withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) that number of Shares (not including Shares tendered by Parent, Purchaser or any affiliate of Parent) that represents at least a majority of the outstanding Shares (excluding Shares owned by Parent, Purchaser or any affiliate of Parent and any Shares held in Company employee stock plans that cannot be tendered pursuant to the terms of those plans) (such minimum number of Shares being referred to herein as the "Minimum Number of Shares" and such condition being referred to herein as the "Minimum Tender Condition"). If on any scheduled expiration date of the Offer all conditions to the Offer (including the Minimum Tender Condition) shall have been satisfied but the sum of (i) the number of Shares tendered (and not withdrawn) pursuant to the Offer plus (ii) the number of Shares held by Parent, Purchaser or any other affiliate of Parent that have not been tendered pursuant to the Offer, including Shares issuable to any of them upon conversion of Series A Preferred Stock and convertible debt of the Company held by any of them, represent less than 90% of the outstanding Shares on a fully-diluted basis (except that unexercised Options shall not be treated as outstanding for this purpose), Purchaser has the right to extend the Offer from time to time without the consent of the Company (for not more than an aggregate of 10 business days) in order to permit Purchaser to solicit the tender of additional Shares pursuant to the Offer. If the Offer is extended in accordance with the preceding sentence, the Minimum Tender Condition shall be deemed to remain satisfied regardless of any withdrawal of previously tendered shares during the extension period.

     The Company has informed Purchaser that as of June 9, 1999 (which is the date of the Merger Agreement (as defined below)), there were 42,303,038 Shares issued and outstanding, none of which were held in Company employee stock plans that prohibited the tender thereof. As of June 9, 1999, affiliates of Parent owned 25,937,042 outstanding Shares. Based on the foregoing, the Minimum Number of Shares would total 8,182,999 Shares. The Company has informed Parent that, as of June 9, 1999, there were outstanding currently exercisable options to purchase up to 4,135,666 Shares. If any of those options are exercised, the Minimum Number of Shares will be adjusted proportionately. The Offer is also subject to certain other conditions. See "THE TENDER OFFER -- Certain Conditions to the Offer". The Offer is not conditional on Purchaser obtaining financing.

     Securicor plc ("Securicor") is a public limited company incorporated under the laws of England and Wales and is the ultimate parent corporation of Parent and Purchaser. Securicor may be deemed to beneficially own the 25,937,042 Shares referenced above. In addition, certain affiliates of Securicor hold certain convertible debt of the Company that, as of June 9, 1999, was convertible into 13,617,607 Shares. Securicor may be deemed to beneficially own the Shares issuable upon conversion of such debt. See "SPECIAL FACTORS -- Interests of Certain Persons in the Offer and the Merger; Share Ownership".

     Tendering stockholders will not be obligated to pay brokerage fees or commissions on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of the Dealer Manager, the Depositary and the Information Agent incurred in connection with the Offer. See "THE TENDER OFFER -- Certain Fees and Expenses".

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 9, 1999, among Parent, Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held in the treasury of the Company, Shares owned by Parent, Purchaser or any affiliate of Parent, and Shares owned by stockholders who have properly exercised their appraisal rights under the Delaware General Corporation Law ("DGCL")) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive the Offer Price in cash, without interest and less any required transfer and withholding taxes (the "Merger Consideration").

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the stockholders of the Company. Under DGCL, the stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by Parent and its affiliates. As of the date hereof, affiliates of Purchaser own 25,937,042 outstanding Shares, representing approximately 61.3% of the Company's total issued and outstanding Shares as of June 9, 1999. Accordingly, those affiliates have sufficient votes necessary to approve the Merger on behalf of the stockholders of the Company. The Merger Agreement provides that, unless the Merger is consummated in accordance with the "short form" merger provisions of
Section 253 of the DGCL, Parent must, as soon as reasonably practicable after the consummation of the Offer, act by written consent as a stockholder of the Company to approve and adopt the Merger Agreement and the Merger. However, the Merger Agreement provides that in the event that the sum of (i) the number of Shares tendered (and not withdrawn) pursuant to the Offer plus (ii) the number of Shares held by Parent, Purchaser or any other affiliate of Parent that have not been tendered pursuant to the Offer, including Shares issuable to any of them upon conversion of the Company's Series A Preferred Shares, par value $.001 per share (the "Series A Preferred Shares") and convertible debt of the Company held by any of them, represent 90% or more of the outstanding Shares on a fully-diluted basis (except that unexercised options shall not be treated as outstanding for this purpose), the parties thereto are required to effect the Merger as soon as practicable (and in any event within seven days) after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer in accordance with the "short form" merger provisions of Section 253 of the DGCL. Effecting the Merger under Section 253 of the DGCL will not require any prior notice to, or any action by, any other stockholder of the Company. See "SPECIAL FACTORS -- Purpose and Structure of the Offer and the Merger" and
"-- Interests of Certain Persons in the Offer and the Merger; Share Ownership".

     The Board of Directors of the Company (the "Company Board"), acting on the unanimous recommendation of a special committee thereof (the "Independent Committee"), has (with abstentions by the two directors who are employees of affiliates of Parent and Purchaser) unanimously (i) determined that each of the Offer and the Merger is fair to, and in the best interests of, the Company's stockholders (excluding Parent, Purchaser or any affiliate of Parent), (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) declared the advisability of the Merger Agreement and the transactions contemplated thereby, and (iv) recommended that the Company's stockholders (other than Parent and its affiliates) accept the offer and tender all of their Shares pursuant to the Offer.

     Bear, Stearns & Co. Inc. ("Bear Stearns"), the Independent Committee's financial advisor, has delivered to the Independent Committee its written opinion, dated June 7, 1999, that the Offer Price is fair to the Company's public stockholders from a financial point of view. A copy of the opinion of Bear Stearns is attached hereto as Annex A.

     The purpose of the Offer and the Merger is to enable Purchaser and Parent to acquire the entire equity interest in the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of the remaining Shares of the Company not held by affiliates of Parent.

     This Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

                                SPECIAL FACTORS

1.  BACKGROUND OF THE OFFER.

     Securicor is a multi-national UK based company that provides a broad range of security, distribution, communications and business services. Securicor first became involved with communication systems and technology when it developed its own private mobile radio system to communicate with its security guards and, later, its security and parcel vehicle fleets. By the 1970's, Securicor had developed one of the most extensive private mobile radio communications networks in the UK. In 1984, Securicor formed a joint venture with British Telecommunications plc to own and operate "Cellnet", one of the first cellular telephone networks in the UK.

     As part of a plan to capitalize on its extensive experience in business communications, particularly mobile communications, in the mid 1980's Securicor began acquiring various businesses involved in mobile radio equipment distribution and support services and began working to develop spectrally efficient mobile radio products and solutions as a response to the increasing congestion of the mobile radio spectrum. In 1995, Securicor formed Securicor Radiocoms Limited ("Radiocoms") to combine and develop these various communications businesses. Radiocoms was then a wholly-owned subsidiary of Securicor Communications Limited ("Securicor Communications").

     In April 1995, the Company and one of its affiliates and certain other parties entered into agreements with an affiliate of Securicor pursuant to which approximately $7.9 million of mobile radios and base station equipment was sold to the Company. The agreement provided that, in the event the Company entered into a certain definitive purchase agreement with the third party, the Company could purchase up to $4 million of radio equipment from the Securicor affiliate in exchange for common stock of the Company. On June 29, 1995, the Company entered into the contemplated definitive agreement and one of the Securicor affiliates acquired 937,042 Shares in exchange for radio equipment.

     In late 1995 and early 1996, the Company, Simmonds Capital Limited and Securicor had various conversations concerning strategies for the deployment of narrow band radio equipment in the U.S., the complementary nature of the businesses of the Company, Midland International Corporation (an indirect subsidiary of Simmonds Capital) ("Midland International") and Radiocoms and the possible benefits which might be realized from a combination of the three businesses. Such discussions ultimately led to the acquisition of Radiocoms by the Company from affiliates of Securicor on December 3, 1996 in exchange for an aggregate of 25 million Shares as well as the acquisition of Midland International's U.S. land mobile radio business (the "U.S. LMR Business") by the Company from Midland International on September 20, 1996 for additional Shares. Following the completion of these transactions, affiliates of Securicor owned an aggregate of 25,937,042 Shares, representing approximately 61.3% of the then outstanding Shares, and 20,000 Radiocoms Redeemable Preference Shares, representing all of the then outstanding Radiocoms preference shares.

     Since the completion of the U.S. LMR Business/Radiocoms acquisitions, Securicor has been the principal source of financing for the Company, providing more than $70 million of debt and equity financing to the Company (including accrued interest and dividends). Such funds were used to fund the Company's operating losses and capital expenditures, including relating to the acquisition of mobile radio licenses.

     In connection with the U.S. LMR Business acquisition, on September 20, 1996, Securicor Communications agreed to provide the U.S. LMR Business with a $15 million credit facility (the "Interim Credit Facility") to fund its operations until the completion of the acquisition of Radiocoms by the Company. Upon the completion of the Radiocoms acquisition on December 3, 1996, the Company assumed the U.S. LMR Business' obligations under the Interim Credit Facility and such facility was amended (the "Amended Facility") to make the proceeds of loans under the Amended Facility available for all of the Company's operations and to release the security previously provided by the Company for the Interim Credit Facility. Securicor Communications also provided an additional $12.5 million of loans to the Company during 1997 (the "Other Loans"). On December 29, 1997, the Company and Securicor Communications amended the Amended Facility to, among other things, incorporate the Other Loans, increase the size of the credit facility to $29.5 million (of which approximately $25.4 million was outstanding at that time, including the Other

Loans) and increase the interest rate on such facility from 11% to 11 1/2% per annum. On December 29, 1997, Securicor Communications also agreed to purchase 12,408 shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock") for an aggregate of $12.4 million. Such purchase was subject to approval by the Company's stockholders and the shares were issued effective March 31, 1998 following such approval. The proceeds of the issuance of the Preferred Stock were used to repay a portion of the loans outstanding under the Amended Facility. For a description of the terms of these loans and the Preferred Stock, see "-- Interests of Certain Persons in the Offer and the Merger; Share Ownership -- Related Party Transactions".

     In August 1998, the Company sold certain assets related to a distribution business not related to its core business to an affiliate of Securicor for $8.5 million. For a description of such sale, see "-- Interests of Certain Persons in the Offer and the Merger; Share Ownership -- Related Party Transactions".

     In November 1998, the Company was notified by the U.S. Federal Communications Commission (the "FCC") that it had been awarded 181 licenses in the FCC's Phase II auction of new 220 MHz spectrum licenses. A portion of the licenses were assigned to a third party pursuant to a prior arrangement with the Company. The Company's share of the cost of such licenses was approximately $6.1 million, the payment of which was originally due in December 1998 but was subsequently postponed until February 1999. The Company needed significant additional financing to pay the license fees for the new licenses, fund the build out of the systems for its new and existing licenses and fund its operating losses. The Company believed, based in part on preliminary discussions with various unaffiliated third party financing sources, that the Company would not be able to raise the required funds from unaffiliated parties in a timely manner, if at all. The Company believed its ability to obtain financing from unaffiliated parties was limited by, among other things, the developmental nature of the Company's business plan, the lack of assets to collateralize substantial borrowings (the Company's licenses cannot be encumbered), the Company's historic, financial performance and the recent financial difficulties of a major wireless technology and service provider. Moreover, the Company needed to obtain a commitment for funding relatively quickly, prior to the release of its financial statements for the fiscal year ended September 30, 1998, to ensure that the audit report was not subject to a going concern qualification. As a result, in late 1998, the Company approached Securicor regarding the possibility of Securicor providing additional financing.

     In November 1998, while discussions regarding the funding alternatives were ongoing, Securicor asked Lazard Freres & Co. LLC and Lazard Brothers & Co., Limited (collectively, "Lazard"), its principal corporate financial advisors, to review the possibility of Securicor providing additional financing and to begin a strategic review of Securicor's investments in the Company.

     On November 16, 1998, representatives of Lazard and Securicor met with representatives of the Company to discuss recent developments involving the Company as well as the Company's financing needs.

     Following further discussions between the Company and Securicor, on December 22, 1998, Securicor Communications agreed to provide the Company with an additional $25.0 million convertible loan facility. Loans made pursuant to this facility are convertible into shares of common stock of the Company on the terms provided therein. For a description of the terms of the convertible loan facility, see "-- Interests of Certain Persons in the Offer and the Merger; Share Ownership -- Related Party Transactions".

     In late December 1998, the Company provided each of its directors with a copy of the Company's preliminary updated three-year business plan reflecting the new licenses and other developments in the business. A copy of the plan was provided to Lazard by Securicor and on January 13, 1999, Securicor (accompanied by Lazard) met with the Company to discuss the business plan.

     On January 18, 1999, Nigel Griffiths, the Group Legal Director of Securicor, telephoned Robert Shiver, the Chairman of the Board, Chief Executive Officer and President of the Company, to indicate that Securicor was considering various alternatives relating to its equity and debt investments in the Company and had retained a financial advisor to assist it in connection with such consideration. Mr. Griffiths asked the Company to provide Securicor with certain due diligence information and to appoint a committee of independent directors to be prepared to review and evaluate any plan or proposal that Securicor might make. On

January 19, 1999, Securicor amended its Schedule 13D to report the information conveyed to Mr. Shiver and thereafter Securicor and the Company entered into a confidentiality agreement with respect to the due diligence materials to be provided by the Company.

     On January, 19, 1999, the Company Board held a telephonic meeting to discuss Mr. Shiver's conversation with Mr. Griffiths and the Schedule 13D amendment filed by Securicor earlier that day. The Company decided to create the Independent Committee to evaluate the Company's strategic alternatives, review and negotiate any proposal that might be received by the Company from Securicor or any third party and make recommendations to the Company Board. The Company Board appointed directors Howard Frank, Eli Noam, John Wareham and Mr. Shiver to the Independent Committee and designated Howard Frank as the Chairman of the Independent Committee. Such appointments were conditioned on confirmation that each of these people was independent from Securicor.

     Following discussions with each appointee as to any relationships or contacts they may have had with Securicor, at the January 27, 1999 meeting of the Independent Committee, it was determined that Messrs. Shiver and Wareham would not serve on the Independent Committee to avoid the possible appearance of a conflict of interest due to their relationships with Securicor, including the fact that Mr. Shiver was then a member of the Board of Directors of Securicor Communications, and Mr. Wareham had in the past received a speaking fee for a presentation to Securicor unrelated to the Company's business. The Independent Committee authorized the appointment of Mr. Shiver as a consultant to the Independent Committee because of his expertise with respect to the Company and because his contacts with Securicor were perceived to be immaterial. In addition, at such meeting, written presentations prepared by Bear Stearns and BT Wolfensohn regarding their qualifications to act as financial advisor to the Independent Committee in connection with the Independent Committee's evaluation of strategic alternatives were discussed, and Bear Stearns was interviewed by the Independent Committee regarding its qualifications. After considering their respective qualifications, the Independent Committee retained Bear Stearns to evaluate the Company's strategic alternatives, including any proposal from Securicor, primarily due to Bear Stearns' broad-based experience in evaluating companies and transactions in the wireless industry. The Independent Committee selected Manatt, Phelps & Phillips, LLP ("MPP"), counsel to the Company, to act as the Independent Committee's special counsel, primarily due to MPP's prior representation of and familiarity with the Company and the Independent Committee's determination that MPP's representation of the Company would not prevent MPP from effectively representing the Independent Committee.

     On January 27, 1999, the Independent Committee began negotiations with Bear Stearns regarding Bear Stearns' engagement by the Independent Committee. On February 3, 1999, an engagement letter with Bear Stearns was executed. For a description of the Bear Stearns engagement letter see "SPECIAL FACTORS -- Opinion of Financial Advisor to the Independent Committee."

     On February 4, 1999, Lazard made a presentation to the Securicor Board of Directors (the "Securicor Board") regarding its preliminary assessment of the Company's business and the value of the Shares not owned by Securicor's affiliates, using various valuation methods. Lazard indicated that the Company, with the assistance of Bear Stearns, was in the process of preparing a five-year business plan which might impact the valuation. Following such presentation and discussions among the directors, the Securicor Board appointed a subcommittee of directors to consider alternatives with respect to Securicor's investments in the Company (the "Securicor Board Committee").

     On February 14, 1999, the Company provided each of the directors with a copy of the five-year business plan reflecting the most recent financial performance of the Company, the roll-out of service using the 220MHz radio spectrum awarded to the Company by the FCC in the Phase II license auction in November 1998 and the introduction of a VHF product using the Company's existing technology. This plan contemplated substantial additional financing to maximize the long term value of the business. At the direction of the Independent Committee, Bear Stearns provided a copy of the plan to Lazard.

     On February 23, 1999, Lazard met with the Securicor Board Committee to discuss the revised business plan. Lazard explained to the committee that, in its view, the plan was very speculative because, among other things, it assumed that the Company would have access to substantial additional financing beyond the funds already committed by Securicor, without consideration as to the likelihood of the Company being able to obtain such financing from unaffiliated third parties or the terms of any such financing. It also assumed that the Company would introduce a VHF product in late 1999 which would produce substantial revenues and profits relatively quickly notwithstanding that the product was not yet fully developed and it was not clear that the market would develop to the extent, and within the time frames, contemplated by the plan.

     On February 25, 1999, Bear Stearns circulated to the Independent Committee a draft of Bear Stearns' preliminary analyses. At a meeting of the Independent Committee held on that day, Bear Stearns discussed with the committee (i) Bear Stearns' activities to date relating to its engagement by the Independent Committee, including its preliminary discussions with Lazard and (ii) the analyses furnished to the committee. The Independent Committee questioned Bear Stearns about the various methods of valuation to be used to evaluate the Company. A copy of the analyses was also provided to the Company Board and presented by Bear Stearns at a Company Board meeting at which the two directors who are employees of affiliates of Parent were not present.

     On March 4, 1999, Mr. Griffiths reported to the Securicor Board on the discussions between Lazard and the Securicor Board Committee on February 23. Following discussion of Mr. Griffiths' report, the Securicor Board authorized Lazard to explore the receptivity of Bear Stearns and the Independent Committee to a proposal by Securicor, if it were to be made, to acquire the Shares not owned by Securicor's affiliates at a price of up to $2.25 per share. The Securicor Board also authorized Lazard, in the event the $2.25 per share price was not favorably received, to explore the receptivity to a possible proposal at a price of up to $2.75 per share.

     On March 10, 1999, Lazard and Bear Stearns had discussions regarding the valuation of the Company and its securities and the possibility that Securicor might make a proposal to acquire the Shares not owned by Securicor's affiliates. Lazard indicated that based on its own analysis and discussions with Securicor, it believed that the appropriate price for such a proposal would be $2.10 per share. Lazard noted that a proposal to acquire the Shares at such a price, if made, would represent a premium comparable to premiums paid in other transactions of this size and would represent a 61% premium over the average closing market price of the Shares during the 20-day period prior to January 15, 1999 and a 45% premium over the average during the 60-day period to January 15, 1999. Lazard also indicated that Securicor did not intend to make a proposal unless it believed that it was likely to be favorably received by the Independent Committee. Bear Stearns stated that based on its preliminary analyses, it was not likely a proposal at $2.10 per share would be favorably received by the Independent Committee.

     During the March 10 discussions between Lazard and Bear Stearns, Lazard suggested that it might be advisable for the Independent Committee to consider using counsel other than MPP in order to foreclose any possible challenge to the independence of the Independent Committee's legal advisor arising from MPP's representation of the Company.

     At a meeting of the Independent Committee on March 12, 1999, Bear Stearns reported on its discussions with Lazard concerning valuations and the informal indication of interest by Securicor in pursuing a possible proposal by it to acquire the Company's shares not owned by Securicor's affiliates for $2.10 per share. Bear Stearns also reported concerning the issue raised by Lazard regarding the use of MPP as counsel to the Independent Committee. MPP reported that Lazard also sought to confirm the independence of Bear Stearns as a financial advisor to the Independent Committee in light of Bear Stearns' recent assistance to the Company in connection with the preparation of the Company's five-year business plan. The Independent Committee concluded that the assistance provided by Bear Stearns to the Company's management in connection with the preparation of its business plan was undertaken by Bear Stearns as financial advisor to the Independent Committee and that the Independent Committee did not believe that this assistance by Bear Stearns raised any issue as to Bear Stearns' independence. At the Independent Committee's request, MPP prepared a memorandum discussing the duties of the Independent Committee under Delaware law and the requirement that an Independent Committee counsel be independent.

     At a meeting of the Independent Committee on March 18, 1999, Bear Stearns summarized its preliminary analyses and the methodologies used in making such analyses. The members of the Independent Committee discussed Bear Stearns' analyses and considered, among other things, whether such analyses properly assessed the risks associated with each part of the Company's business. Bear Stearns advised the Independent Committee that based on its preliminary analyses, it would not be able to give a fairness opinion at the valuation initially indicated by Lazard if a proposal were made at such valuation. The Independent Committee discussed the Company's business plan and the Bear Stearns analyses. The Independent Committee concluded that it agreed with the valuation methodologies used by Bear Stearns and the reasonableness of the operating assumptions underlying the business plan and that the valuation indicated by Lazard would therefore be inadequate. At such meeting, the Independent Committee discussed with MPP its memorandum as it related to the duties of the Independent Committee under Delaware law. The Independent Committee also discussed MPP's independence and asked MPP to prepare a memorandum for the committee's consideration describing MPP's relationship with the Company and Securicor.

     On March 19, 1999, Bear Stearns reported the Independent Committee's negative response to Securicor's initial informal indication of interest to Lazard. Following further discussions between Lazard and Securicor, on April 6, 1999 Lazard indicated to Bear Stearns that Securicor might be interested in making a proposal at $2.50 per share.

     At an April 7, 1999 Independent Committee meeting, Bear Stearns advised the Independent Committee of the new informal indication of interest by Securicor at the higher valuation and described certain factors that Lazard said it considered in its determination of the Company's value. Bear Stearns advised the Independent Committee that it believed that the new indication of interest was still inadequate. Mr. Shiver briefly joined the meeting by telephone in his role as a consultant to the Independent Committee. Mr. Shiver expressed his general support for an acquisition of the publicly owned shares by Securicor, but indicated his view that Securicor's indication of interest was still too low. The Independent Committee authorized Bear Stearns to take an initial negotiating position of $3.30 per share to counter Securicor's most recent informal indication of interest. The Independent Committee authorized the continued retention of MPP and determined that there was no need to hire separate counsel, primarily based on the Independent Committee's belief that MPP did not have a conflict of interest that made it necessary to hire separate counsel and the Independent Committee's belief that the expense and disruption associated with the hiring of separate counsel outweighed the benefits, if any.

     On April 7, 1999, Bear Stearns told Lazard that the Independent Committee believed that any proposal to be made by Securicor regarding a purchase of the Shares not owned by its affiliates should be at $3.30 per share. Following further discussions between Lazard and Securicor, on April 20, 1999, Lazard indicated to Bear Stearns that Securicor might be interested in making a proposal at $2.75 per share. Later that day Bear Stearns communicated to each Independent Committee member individually Securicor's new informal indication of interest.

     During the week of April 19, 1999 Mr. Shiver received a report prepared over the prior several months by Richard O'Hare, the member of Company management responsible for the VHF market. The report contained updated assumptions regarding the Company's opportunities in the VHF market.

     On April 23, 1999, the Company's Board held a meeting. At such meeting, the Independent Committee updated the Company's Board regarding the discussions held by Bear Stearns with Lazard relating to Securicor's informal indications of interest. The two directors who are employees of affiliates of Parent were not present during this portion of the meeting. The Independent Committee reported that it would not be in a position to make a recommendation to the Company's Board to accept a proposal from Securicor, if made, at the level reflected in the latest informal indication of interest, due to its inadequacy.

     On April 29, 1999, at an Independent Committee meeting, Bear Stearns informed the Independent Committee that the management of the Company had advised Bear Stearns that certain assumptions in the Company's five-year business plan needed updating, and had delivered several projected "scenarios" to reflect the updated assumptions. Mr. Shiver joined the meeting by telephone and expressed management's view that certain assumptions in such plan needed updating in light primarily of the then current status of delays in the anticipated development of the VHF product market as discussed in Mr. O'Hare's report and reduced margins on the Company's land mobile radio equipment sales resulting from increased competition. Mr. Shiver expressed management's belief that its previous forecasts had been aggressive and needed to be revised.

Mr. Shiver then left the call. The Independent Committee revisited with Bear Stearns whether, if Securicor made an offer at $2.75 per share, Bear Stearns would issue a fairness opinion after adjusting its analyses to reflect the updated information. Bear Stearns indicated that to complete its analyses, it could not rely on the scenarios presented by the management of the Company, but would instead need the Company to update its forecasts based on the updated operating assumptions described by Mr. Shiver.

     In early May 1999, the Company prepared the updated forecasts discussed by Bear Stearns at the April 29, 1999 meeting and provided copies to the Company Board, Bear Stearns and Securicor.

     On May 7, 1999, the Company Board held a meeting at which the management of the Company made a presentation to the entire Company Board regarding the Company's recent operating results and management's updated five-year business plan.

     At a May 10, 1999 Independent Committee meeting, the Independent Committee decided that although ultimately it might recommend a proposal at a price of $2.75 per share, it would instruct Bear Stearns to communicate to Lazard that although the Independent Committee was still dissatisfied with the informal indication of interest at $2.75 per share, the Independent Committee was prepared to proceed to discuss the other terms that might form a part of an offer by Securicor, subject to the understanding that any merger agreement should contain only very limited representations and warranties and minimal closing conditions.

     On May 20, 1999, Mr. Griffiths telephoned Mr. Frank to indicate that given Securicor's desire to foreclose any possible challenge to the independence of counsel to the Independent Committee, Securicor would not consider making a proposal unless the Independent Committee retained independent counsel other than MPP.

     On May 20, Bear Stearns and Mr. Frank discussed the need to retain new independent counsel. Bear Stearns recommended that the Independent Committee consider retaining Gibson, Dunn & Crutcher LLP ("GDC"). The Independent Committee authorized Bear Stearns to make initial contact with GDC. On May 20, Bear Stearns did so, and delivered various public documents regarding the Company to GDC. On May 21, 1999, GDC delivered to the Independent Committee information regarding GDC's qualifications and a form of engagement letter.

     At a meeting of the Independent Committee on May 24, 1999, Mr. Frank reported his May 20 telephone call with Mr. Griffiths. The Independent Committee authorized the retention of new counsel. Mr. Frank then interviewed GDC regarding its possible retention and discussed GDC's independence and qualifications. At the conclusion of the interview, Mr. Frank retained GDC as independent counsel to the Independent Committee. MPP remained in its role as counsel to the Company.

     From May 27, 1999 through May 31, 1999, (i) GDC had extensive discussions with Bear Stearns, Mr. Frank and Mr. Noam regarding the possible structure and terms that the Independent Committee would require in any proposal from Securicor and (ii) GDC had several discussions with Weil, Gotshal & Manges LLP ("WGM"), counsel to Securicor, concerning the terms of the merger agreement that would accompany any proposal from Securicor, and reiterated the Independent Committee's expectation that any proposed merger agreement should contain only very limited representations and warranties and minimal closing conditions. WGM indicated that any such merger agreement would include a condition that the tender offer contemplated therein would be conditioned on, among other things, at least a majority of the Shares not owned by Securicor affiliates being validly tendered. WGM also indicated that the merger agreement would require Securicor, as soon as reasonably possible after completion of the tender offer, to approve a merger of a subsidiary of Securicor with and into the Company pursuant to which all the public stockholders of the Company who did not tender Shares in the offer would receive the same consideration for their Shares in the merger as that paid in the tender offer.

     On June 1, 1999, the Independent Committee, Bear Stearns and GDC received a draft merger agreement from WGM.

     Between June 1 and 3, 1999, numerous discussions regarding the draft of the merger agreement were held among the Independent Committee members, Bear Stearns and GDC, between GDC and WGM and between Bear Stearns and Lazard. Bear Stearns and GDC negotiated several improvements to the draft merger agreement and offer terms during this period of time, including the elimination of a proposed provision that would have prevented the Company from soliciting or responding to proposals from anyone other than Securicor to purchase the Shares, the elimination or modification of several conditions to the offer, the addition of a provision whereby Parent would reimburse certain expenses of the Company if the merger agreement is terminated as a result of the Minimum Tender Condition not having been satisfied, and the agreement of Securicor to extend the expiration date of its $25 million convertible debt facility with the Company for an additional year if the merger agreement is terminated.

     On June 3, 1999, GDC distributed for review by the members of the Independent Committee, Bear Stearns, the Company and MPP a draft of the merger agreement marked to indicate the Independent Committee's proposed changes, including the improvements noted above. In addition, on June 3, 1999, the Securicor Board authorized Securicor Communications, as and when determined appropriate by Mr. Griffiths, to propose a transaction pursuant to which Securicor would acquire all of the Shares not then owned by its affiliates for up to $2.75 per share in cash.

     On June 4, 1999, (i) numerous discussions were held among the members of the Independent Committee, Bear Stearns, GDC and MPP, between GDC and WGM and between Bear Stearns and Lazard regarding the proposed changes to the merger agreement; (ii) GDC prepared a mark-up of the merger agreement showing the proposed changes and distributed the draft to WGM; (iii) GDC distributed to the Independent Committee a summary of the Merger Agreement; and (iv) GDC distributed to the Independent Committee a memorandum prepared by GDC supplementing the memorandum previously provided by MPP, regarding the duties of the Independent Committee under Delaware law.

     On June 4, after the close of trading on The Nasdaq Small Cap Market ("Nasdaq"), Securicor Communications delivered a proposal to the Independent Committee to enter into a merger transaction pursuant to which the Company would become an indirect wholly-owned subsidiary of Securicor. The proposed transaction would result in the receipt by all stockholders of the Company other than Securicor's affiliates of $2.75 per share in cash. The proposal was subject to: (a) the negotiation and execution of a definitive merger agreement, (b) the approval of the merger agreement by the Boards of Directors of Securicor Communications and the Company (following the recommendation of the Independent Committee), and the satisfaction of all conditions to the closing set forth in the merger agreement, and (c) the receipt of all necessary governmental and regulatory approvals. The proposal indicated that although Securicor Communications was willing to negotiate the terms of the merger agreement, it did not intend to increase the $2.75 price per share. On June 7, 1999, Securicor amended its Schedule 13D to report the proposal and the Company issued a press release announcing its receipt of the proposal.

     Between June 4 and 6, 1999, GDC and WGM continued to negotiate the terms of the merger agreement and various discussions were held among the members of the Independent Committee, Bear Stearns, GDC and MPP regarding the proposal and WGM's responses to the Independent Committee's proposed changes to the Merger Agreement.

     On June 7, 1999, GDC received a revised draft of the merger agreement from WGM and GDC prepared a revised summary of the merger agreement for distribution to the Independent Committee.

     On June 7, the Independent Committee held an eight hour meeting with representatives of Bear Stearns and GDC present to discuss the advisability and fairness of the Securicor proposal and to determine whether to recommend it to the Company Board. At such meeting GDC presented a review of the events which had occurred since the creation of the Independent Committee. The Independent Committee then conducted a review of the terms of the proposed merger agreement. GDC presented its memorandum on the duties of the Independent Committee under Delaware law and reviewed these duties with the members of the Independent Committee. Bear Stearns presented its analysis of the proposed transaction, informing the Independent Committee that it was able to render a fairness opinion for the proposed transaction. The Independent Committee, Bear Stearns and GDC discussed a number of factors relevant to the Independent Committee's decision regarding its recommendation to the Company's Board.

     After considerable discussion, the Independent Committee unanimously resolved that, (i) it had determined that the proposed Securicor transaction is fair to and in the best interests of the stockholders of the

Company (other than Securicor and its affiliates), and that the price per Share to be paid in the transaction was fair to the stockholders (other than Securicor and its affiliates); and (ii) it recommend to the Company Board that the Company Board approve the Merger Agreement substantially in the form presented to the Independent Committee, with such changes therein as Mr. Frank might thereafter approve, and declared its advisability, subject to the Merger Agreement being revised to (a) include an obligation of Securicor to reimburse the Company for expenses to an extent satisfactory to Mr. Frank in the event of a termination of the Merger Agreement due to the failure of the Minimum Condition to be satisfied, (b) include appropriate indemnification for the present and former officers, directors and counsel of the Company with respect to acts or omissions occurring prior to the Effective Time; (c) include an acceptable agreement regarding the Company's obligations with respect to existing Company stock options; and (d) change the Securicor affiliate proposed to act as "Parent" under the Merger Agreement to an entity with the financial resources required to consummate the transactions. Securicor subsequently agreed to the requested revisions and agreed that Security Services plc would act as "Parent" under the Merger Agreement.

     On June 8, 1999, the Company Board held a meeting, with representatives of Bear Stearns, MPP and GDC present, to discuss the advisability and fairness of the proposed Securicor transaction and to determine whether to recommend it to the stockholders of the Company. At such meeting MPP presented a review of the events which had occurred since the creation of the Independent Committee and reviewed the duties of the directors under Delaware law. Mr. Frank proceeded to explain to the Company Board the process the Independent Committee went through and the factors the Independent Committee considered in reaching its recommendation. The Company Board then conducted a review of the terms of the proposed Merger Agreement. Bear Stearns presented its analysis of the proposed transaction, informing the Company Board that had rendered a fairness opinion for the proposed transaction.

     After considerable discussion, the Company Board, acting on the unanimous recommendation of the Independent Committee, (with abstentions by the two directors who are employees of affiliates of Parent and Purchaser) unanimously
(i) determined that each of the Offer and the Merger is fair to, and in the best interests of, the Company's stockholders (excluding Parent, Purchaser or any affiliate of Parent), (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) declared the advisability of the Merger Agreement and the transactions contemplated thereby and (iv) recommended that the Company's stockholders (other than Parent and its affiliates) accept the Offer and tender all of their Shares pursuant to the Offer.

     Negotiations on the final terms of the Merger Agreement continued on June 8 and June 9, 1999 among GDC, MPP and WGM. On June 9, 1999, after the close of trading on Nasdaq, the final terms of the transaction were agreed and the Merger Agreement was signed. The transaction was announced on the morning of June 10, 1999.

     Following the Company Board meeting, on June 8, 1999 Mr. Shiver received a letter via facsimile from The World Team Corporation (the "WorldTeam") expressing an interest in "beginning due diligence towards possibly making a more competitive offer" to acquire the Company. In the letter, WorldTeam describes itself as "a start-up wireless communication venture that is in the advanced arrangements of securing US$250 million via a single equity investor" and whose three founders "have more than 30 years of senior management experience from AT&T, Nextel and McCaw Cellular Communications." Although the letter seeks a response from the Company only in the event that the Company decided to turn down Securicor's proposal, the Independent Committee is endeavoring to contact and schedule a meeting with WorldTeam.

2. RECOMMENDATION OF THE INDEPENDENT COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER.

     In resolving to recommend the approval of the Merger Agreement and the transactions contemplated thereby to the Board, the Independent Committee considered a number of factors, including:

     a)  The Company's results of operations and financial condition;

     b)  The Company's business plan;

     c)  The Company's competitive position;

     d)  The Company's significant capital requirements;

     e) The Company's reliance on Securicor for financing and difficulties in obtaining alternative financing;

     f) The disadvantages to the Company of being a small public company, in that its capital structure as a small public company makes it difficult to support its capital requirements;

     g) The concerns of the Company's customers regarding the instability and uncertainty inherent in the Company's current financial situation;

     h) The consideration to be received by unaffiliated stockholders in the proposed transaction;

     i) The Independent Committee's belief that $2.75 was the highest price that Securicor was willing to offer;

     j) The Independent Committee's belief that no third party would be willing to offer more than Securicor for the Shares, based on the fact that Securicor fully understands the Company's business plan, has made a commitment to the Company's technology and its business, is fully aware of its future prospects and is in a better position to appreciate its long-term potential than any other potential buyer;

     k) The fact that the proposed price of $2.75 per Share represents a premium of (i) 26% over the closing market price of the Shares on June 4, 1999 and (ii) 113% over the average closing market price over the 30-day period prior to the filing of the amendment to Securicor's
         Schedule 13D on January 19, 1999, which disclosed that Securicor was considering various alternatives regarding its equity and debt investments in the Company;

     l) The arm's-length nature of the negotiations between the Independent Committee and its representatives with Parent and its representatives, evidenced among other things by (i) the Independent Committee having been given the authority by the Company Board to "just say no" to any transaction proposed by Securicor, (ii) the four-month process of informal discussions regarding valuations of the Company and its securities and terms of a possible offer, (iii) the Independent Committee's rejection of several of Securicor's informal indications of interest, (iv) the price increases achieved by the Independent Committee and its representatives, (v) the fact that the initial draft of the Merger Agreement received from WGM reflected a majority of the terms that the Independent Committee and its representatives had indicated would need to be included in any draft merger agreement and
          (vi) the significant improvements to the initial draft of the Merger Agreement that were negotiated by the Independent Committee and its representatives;

     m) The fact that stockholders who tender their shares and stockholders who are cashed out in the merger will receive the same price per share;

     n) The absence of any proposals from unaffiliated third parties to buy the Company during the period since the filing of the amendment to Parent's
         Schedule 13D on January 19, 1999, which disclosed that it was considering various strategic alternatives regarding its equity and debt investments in the Company;

     o) The fact that the Independent Committee negotiated an improvement to the Merger Agreement to eliminate a proposed no solicitation clause and therefore ensure that the Merger Agreement does not prohibit the Company from soliciting alternative proposals from third parties or from negotiating any such proposals that may be made following the announcement of the transaction;

     p) The inability to identify potential buyers other than Securicor in a context in which Securicor has expressed that it has no current intention to sell its interest in the Company, and the unlikelihood of being able to find any buyers other than Securicor in any event;

     q) Parent's representation in the Merger Agreement that it has no present intention to sell the Company following consummation of the transaction;

     r) The business condition and prospects of the Company if the proposed Securicor transaction does not proceed, which would involve a continuous significant need for capital, an unlikelihood of being able to raise capital other than from Securicor, no assurance that Securicor would provide capital to implement the Company's current business plan, and the likelihood of a significant impact on the Company's value if the current business plan is not implemented;

     s) Detailed analyses presented by Bear Stearns, including analysis of current and historical market prices and trading information relating to the Company's common stock, valuation based on discounted cash flow analysis, and consideration, to the extent Bear Stearns deemed relevant, of comparable transactions and valuation parameters of comparable publicly traded companies;

     t) The range of discount rates used by Bear Stearns in its discounted cash flow analysis, and the Independent Committee's view that any financial buyer would be likely to use significantly higher discount factors, and that any strategic buyer other than Securicor would likely be less confident than Securicor in the Company's future prospects and would therefore be likely to use significantly higher discount factors;

     u) The opinion of Bear Stearns that the proposed consideration of $2.75 is fair, from a financial point of view, to the Company's public stockholders;

     v) The fact that it is a condition to Parent's obligations under the Merger Agreement that a majority of the unaffiliated stockholders tender their shares in the tender offer, and that this condition may not be waived without the Company's and the Independent Committee's consent; and the fact that if both parties so agree, the transaction could proceed even if this condition is not satisfied;

     w) Other terms and conditions of the Merger Agreement, including but not limited to the following:

        (i) The limited number and nature of the other conditions to consummation of the proposed Securicor transaction including the absence of a material adverse change condition;

        (ii) Parent's representation that it has the financial resources to consummate the transaction;

        (iii) Each party's obligation to reimburse the other for expenses in the event of termination of the Merger Agreement due to a breach by such party and the obligation of Parent to reimburse the Company for up to $1 million of its expenses in the transaction if the Merger Agreement is terminated as a result of the Minimum Tender Condition not having been satisfied;

        (iv) The treatment of employee and director stock options;

        (v) The fact that the representations and warranties made by the Company do not survive the Closing; and

        (vi) The requirement that the Independent Committee's consent be obtained for all actions of the Company related to the Merger Agreement;

     x) Parent's agreement, negotiated by the Independent Committee, that in the event of a termination of the Merger Agreement under any circumstances, the maturity of the $25 million convertible debt facility between the Company and Securicor Communications will be extended by Securicor Communications from December 31, 1999 to December 31, 2000;

     y) Availability to dissenting stockholders of appraisal rights under the DGCL;

     z) The fact that although unaffiliated stockholders will be unable to participate in any potential future growth of the Company as a result of the proposed Securicor transaction, this lost opportunity is adequately reflected in the $2.75 per share Merger Consideration; and

     aa) The degree of certainty associated with the closing of the proposed Securicor transaction, given that the Company requires a source of funding to effectuate its business plan.

     The foregoing discussion of the information and factors considered by the Independent Committee is not meant to be exhaustive but includes the material factors considered by the Independent Committee in reaching its conclusions and recommendations. The Independent Committee determined that the most important factors were the Independent Committee's belief that $2.75 is the highest price that Securicor is willing to offer and that no unaffiliated third party would be willing to offer more than Securicor, and the limited number and nature of the conditions to consummation of the transaction and the consequent relatively high degree of certainty of closing a transaction with Securicor. The Independent Committee determined that it was unable to assign weights to the other factors, and that different members of the Independent Committee may have given differing weights to the various other factors.

     In reaching its determinations, the Company Board considered the following factors, each of which, in the view of the Company Board, supported such determinations:

          (i) The conclusions and recommendations of the Independent Committee;

          (ii) The factors referred to above as having been taken into account by the Independent Committee; and

          (iii) the fact that the Offer Price and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations among the Independent Committee, the Company and Parent and their respective advisors.

     The members of the Company Board, including the members of the Independent Committee, evaluated Parent's proposal, the Offer and the Merger in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of advisors. In light of the number and variety of factors that the Company Board considered in connection with their evaluation of the Offer and the Merger, the Company Board did not find it practicable to assign relative weights to any of the foregoing factors.

3.  OPINION OF FINANCIAL ADVISOR TO THE INDEPENDENT COMMITTEE.

     The Company, on behalf of the Independent Committee, retained Bear Stearns on February 3, 1999 after interviewing Bear Stearns regarding its qualifications to act as the Independent Committee's financial advisor in connection with its evaluation of strategic alternatives for the Company, including any proposal received from Securicor.

     On June 7, 1999, Bear Stearns delivered its written opinion to the Independent Committee to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Offer Price was fair, from a financial point of view, to the public stockholders of the Company (the "Bear Stearns Opinion").

     THE FULL TEXT OF THE BEAR STEARNS OPINION, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS SET OUT IN ANNEX A HERETO AND IS INCORPORATED HEREIN BY REFERENCE. COMPANY STOCKHOLDERS ARE URGED TO READ THE BEAR STEARNS OPINION CAREFULLY IN ITS ENTIRETY, ESPECIALLY WITH REGARD TO THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED BY BEAR STEARNS, AS WELL AS THE LIMITATIONS ON THE INFORMATION CONSIDERED AND ANALYSIS PRESENTED. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The Bear Stearns Opinion, intended for the benefit and use of the Independent Committee, did not constitute a recommendation to the Independent Committee or to the Company Board in connection with the Merger Agreement or the Offer and does not constitute a recommendation to any holder of Shares as to whether to tender shares in connection with the Offer. Bear Stearns was not requested to opine as to, and its opinion does not address, the Company's underlying business decision to proceed with or effect the Merger. The Bear Stearns Opinion is necessarily based upon economic, monetary, market and other conditions, and the information made available to it, as of the date of such opinion. It should be understood that, although subsequent developments may affect the conclusions reached in the Bear Stearns Opinion, Bear Stearns does not have any obligation to, and does not intend to, update, revise or reaffirm its opinion.

     The Offer Price and the form of consideration were determined by arm's-length negotiations between the Independent Committee and Parent and were not based on any recommendation by Bear Stearns. Except as noted below, no limitations were imposed by the Company on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering the Bear Stearns Opinion.

     In arriving at the Bear Stearns Opinion, Bear Stearns, among other things:

          (i) reviewed the Merger Agreement, together with the exhibits and schedules thereto, in substantially the form proposed to be entered into among the Company, Purchaser and Parent;

          (ii) reviewed the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended September 30, 1997 and 1998, and the Company's Quarterly Reports on Form 10-Q for the periods ended December 31, 1998 and March 31, 1999;

          (iii) reviewed certain operating and financial information provided to it by management relating to the Company's business and prospects, including projections for each business unit and the consolidated entity for the years 1999 through 2004 and certain other forward-looking information;

          (iv) met with certain members of the Company's senior management to discuss its operations, historical financial statements and future prospects;

          (v) reviewed the historical prices and trading volume of the Shares;

          (vi) considered, to the extent Bear Stearns deemed relevant, publicly available financial data, stock market performance data and valuation parameters of companies which it deemed generally comparable to the Company, or otherwise relevant to its inquiry;

          (vii) considered, to the extent Bear Stearns deemed relevant, the terms of recent acquisitions of companies which it deemed generally comparable to the Company; and

          (viii) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

     In connection with its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation, the projections, provided to it by management of the Company. Bear Stearns did not assume any responsibility for the independent verification of any of the information or of the projections provided to it by management and relied on such information and projections being complete and accurate in all material respects. In addition, Bear Stearns did not perform or obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was Bear Stearns furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and projections relied upon or provided to Bear Stearns, it assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management of the Company as to the expected future performance of the Company. Therefore, Bear Stearns did not make any independent assessment of the assumptions contained therein. Bear Stearns was not provided with, nor was it asked to obtain, any financial forecasts or projections prepared by the management of Securicor. Other than as described herein, the Company did not place any limitations upon Bear Stearns regarding the procedures to be followed and the factors to be considered in rendering the Bear Stearns Opinion.

     In arriving at the Bear Stearns Opinion, Bear Stearns did not assign any particular weight to any factor considered by it but rather made qualitative judgments based upon its experience in providing such opinions and on then existing economic, monetary, market and other conditions as to the significance of each factor. Bear Stearns believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered, without considering all of the factors, could create a misleading or incomplete view of the processes underlying the Bear Stearns Opinion. In its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of the Company, Securicor, or Bear Stearns. Any assumed estimates implicitly contained in the Bear Stearns Opinion or relied upon by it in rendering the Bear Stearns Opinion are not necessarily reflective of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Any estimates relating to the value of a business or securities do not purport to be appraisals or necessarily reflect the prices at which companies or securities may actually be sold.

     Bear Stearns is an internationally recognized investment banking firm which, as part of its investment banking business, regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Independent Committee selected Bear Stearns on the basis of its experience and independence.

     Bear Stearns has not been previously engaged by the Company to provide any investment banking or financial advisory services in connection with any mergers, acquisitions or business combinations or in connection with any offerings of equity or debt. In the ordinary course of business, Bear Stearns may actively trade the equity securities of the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the engagement letter between the Company on behalf of the Independent Committee and Bear Stearns dated February 3, 1999, the Company has paid Bear Stearns for its services rendered to the Independent Committee fees of $675,000 (including a fee of $400,000 for a fairness opinion) and has agreed to pay a transaction success fee, that increases incrementally based on the amount of the offer price paid for the Shares, of approximately $3.1 million, less a credit for the fees paid to date. The Company has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel and of other consultants and advisors retained by Bear Stearns, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under federal securities law.

     On June 7, 1999, Bear Stearns made a presentation to the Independent Committee with respect to the material valuation and financial analyses performed by Bear Stearns in arriving at the Bear Stearns Opinion. The following is a summary of such presentation and valuation and financial analyses.

     Due to the Company's distinct mix of businesses, Bear Stearns concluded that there was a lack of companies comparable to the Company. In addition, due to the Company's lack of near-term operating income and earnings before interest, taxes, depreciation and amortization ("EBITDA"), Bear Stearns believed applying comparable company and comparable transaction multiple benchmarks was not useful for evaluating the fairness of the Offer Price, as such benchmarks would result in negative enterprise valuations. Bear Stearns noted that long-term multiples to forward EBITDA were not reliable or were frequently unavailable and revenue multiples would be incomplete or misleading as the Company's three business units have different inherent gross and operating margins. Bear Stearns therefore concluded that comparable company and comparable transaction analyses were not meaningful. Accordingly, Bear Stearns employed a discounted cash flow analysis as the appropriate analytical technique to value the Company.

     Bear Stearns performed a discounted cash flow analysis on the after-tax cash flows of the Company based on projections provided to Bear Stearns by the Company. After-tax cash flows for the period beginning April 1, 1999 and ending on December 31, 2004 were discounted to March 31, 1999 in order to value the Company based on the most recent available balance sheet information and to account for the 1999 year-to-date results of operations. After-tax cash flows were calculated as EBITDA, less "normalized" income taxes and capital expenditures, as adjusted for changes in net working capital. Bear Stearns calculated a terminal value by applying to projected 2004 EBITDA a range of multiples of 7.0x to 9.0x. Bear Stearns' determination of the appropriate range of multiples was based on the expected growth prospects of the Company in 2004, taking into account primarily the characteristics of the Company's specialized mobile radio or RoameR One business and its targeted market opportunities. In addition, Bear Stearns considered the expected perpetual growth rates in the after-tax cash flow implied by the selected multiples. Discount rates of 15% to 18% were employed based on several assumptions regarding factors such as interest rates, business risks and the assumed cost of equity and debt capital, which was derived from Bear Stearns' analysis of other publicly traded wireless companies. Bear Stearns assumed a "normalized" tax rate of 40% and separately calculated the present value of the tax savings resulting from utilization of the Company's net operating loss carryforwards. This discounted cash flow analysis of the Company's financial projections resulted in a per share equity value range of $2.16 to $3.67.

     The full text of Bear Stearns' written presentation delivered to the Independent Committee has been included as Exhibit (b)(2) to the Schedule 13E-3, and the foregoing summary is qualified in its entirety by reference to such exhibit. The full text of Bear Stearns written presentation will be available for inspection and copying at the principal offices of the Company during regular business hours by any holder of Shares or such holder's representative who has been so designated in writing. Also, a copy of Bear Stearns' written presentation will be delivered to any holder of Shares or such holder's representative who has been so designated in writing upon written request and at the expense of such holder.

4. ANALYSIS OF FINANCIAL ADVISOR TO SECURICOR.

     Securicor retained Lazard to act as its financial advisor in connection with a strategic review of Securicor's debt and equity investments in the Company, including the potential acquisition by Securicor of the Shares held by the public stockholders of the Company. Securicor did not request that Lazard provide, nor did Lazard provide, any opinion as to the fairness of the Offer to Securicor or its stockholders, the Company, the holders of the Shares or any other person or perform any independent examination or investigation of the Company's business or assets. Lazard's presentation was for the benefit of and directed to Securicor and does not constitute a recommendation to the holders of the Shares as to whether such stockholders should or should not tender the Shares pursuant to the Offer.

     As part of the engagement, Securicor requested that Lazard perform certain valuation analyses with respect to the Company and make a presentation to the Securicor Board at a meeting held on February 4, 1999. The Company had no role in Securicor's selection of Lazard or in formulating any of the terms under which Lazard was to prepare its presentation.

     In preparing its valuation, analysis and presentation to the Securicor Board, Lazard:

          (i) analyzed certain historical business and financial information relating to the Company;

          (ii) reviewed the three-year business plan presented to Securicor by the Company in December 1998, which was the only plan available to Lazard at the time of the presentation to the Securicor Board on February 4, 1999, and other data provided to Lazard by the Company relating to the Company's business;

          (iii) held discussions with members of senior management of the Company with respect to the business and prospects of the Company;

          (iv) reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of the Company;

          (v) reviewed the historical stock prices and trading volumes of the Shares; and

          (vi) conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

     In preparing its valuation, analysis and presentation, Lazard relied upon the accuracy and completeness of all the foregoing information and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the Company's assets or liabilities or concerning the solvency of or issues relating to solvency concerning the Company.

     With respect to financial forecasts and any financial or operating information furnished by the Company or during discussions with the Company's management, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. Lazard assumed no responsibility for such forecasts or the assumptions on which they were based. The Lazard presentation was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, February 4, 1999.

     At the February 4, 1999 meeting with the Securicor Board, Lazard, in order to assist the Securicor Board in its consideration of the proposed acquisition of the Shares held by the public stockholders of the Company, delivered a written and oral presentation analyzing from a financial point of view the consideration to be offered to the holders of the Shares pursuant to the Offer. Lazard, prior to making its oral presentation to the Securicor Board, distributed to members of the Securicor Board copies of its written presentation. In delivering its presentation to the Securicor Board, Lazard discussed certain material financial and summary comparative analyses contained in its written presentation and other matters it deemed relevant. The following is a summary of Lazard's written presentation to the Securicor Board:

     Historical Stock Price Analysis. Lazard compared (i) the 20-day average trading price of $1.31 per Share, (ii) the 52-week high trading price of $4.75 per Share and (iii) the 52-week low trading price of $1.03 per Share to the closing price of $1.44 per Share on January 15, 1999, the last trading day before Securicor filed its most recent Schedule 13D with respect to the Company on January 19, 1999. These analyses revealed a discount of 9%, a premium of 230% and a discount of 28%, respectively.

     Premiums Paid Analysis. Lazard reviewed the premiums paid in selected technology transactions of a relatively similar size to the proposed acquisition. Lazard reviewed the premiums paid over recent trading prices of the target company stock in each such transaction. The selected transactions reviewed by Lazard reflected a change of control premium, which would not be relevant to this transaction. Using this information, Lazard determined a relevant reference range of premiums paid of approximately 25% to 39%. Lazard applied this range of premiums to the closing price of $1.44 per Share on January 15, 1999. This analysis yielded a per Share value ranging from approximately $1.80 to $2.00.

     Minority Transactions Analysis. Lazard reviewed the premiums paid in other recent transactions in which a parent company acquired the publicly-held shares of its majority-owned subsidiary. Lazard reviewed the premiums paid over recent trading prices of the publicly-held shares of the subsidiary in each such transaction. The selected transactions reviewed by Lazard do not reflect a change of control premium. Using this information, Lazard determined a relevant reference range of premiums paid of approximately 22% to 29%. Lazard applied this range of premiums to the closing price of $1.44 per Share on January 15, 1999. This analysis yielded a per Share value ranging from approximately $1.75 to $1.85.

     Discounted Cash Flow Analysis. Lazard performed a discounted cash flow analysis of the Company's projected cash flows, using the three-year business plan presented to Securicor by the Company in December 1998. This analysis yielded a per Share value ranging from approximately $1.75 to $2.25.

     Based on each of the foregoing analyses, Lazard determined a per Share value ranging from approximately $1.75 to $2.25. Lazard did not perform an analysis of the five-year business plan provided by the Company to each of the directors on February 14, 1999, because that business plan was not finalized at the time of Lazard's presentation to the Securicor Board.

     The summary set forth above does not purport to be a complete description of the analyses performed by Lazard, but describes the material elements of the presentation made by Lazard to the Securicor Board on February 4, 1999. The preparation of such a presentation is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying the Lazard presentation. No company or transactions used in the analyses described above as a comparison is identical to the Company or the Offer. In preparing its presentation, Lazard considered the results of all such analyses and did not assign relative weights to any of the analyses. The analyses were prepared solely for the purpose of Lazard providing its presentation to the Securicor Board in connection with Securicor's strategic review of Securicor's debt and equity investments in the Company, including a proposed acquisition of the Shares held by the minority stockholders of the Company, and do not purport to be appraisals or necessarily reflect the prices at which the Company or its securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses.

     The presentation of Lazard to the Securicor Board was only one of many factors taken into consideration by the Securicor Board in making its determination to approve the Offer. In addition, the Offer Price and the form of consideration were determined through arm's-length negotiations between the Independent Committee and Securicor.

     Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard was selected to act as investment banker to Securicor because of its expertise and its reputation in investment banking and mergers and acquisitions.

     In the ordinary course of its business, Lazard and its affiliates may actively trade in the securities of Securicor or the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in the securities of Securicor or the Company. Lazard has performed investment banking and other services for Securicor in the past, including (i) advising Securicor on its restructuring and sponsoring the introduction of the new Securicor shares to the London Stock Exchange in 1996 and (ii) advising Securicor in connection with the creation of a joint venture in 1998.

     The full text of Lazard's written presentation delivered to Securicor's Board of Directors has been included as Exhibit (b)(3) to the Schedule 13E-3, and the foregoing summary is qualified in its entirety by reference to such exhibit. For a description of the fees payable to Lazard in connection with its engagement, see "THE TENDER OFFER -- Certain Fees and Expenses." The full text of Lazard's written presentation will be available for inspection and copying at the principal offices of Securicor during regular business hours by any holder of Shares or such holder's representative who has been so designated in writing. Also, a copy of Lazard's written presentation will be delivered to any holder of Shares or such holder's representative who has been so designated in writing upon written request and at the expense of such holder.

5. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER.

     Purpose and Structure. The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire the remaining equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The acquisition of the Shares not owned by Parent and its subsidiaries has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the Company's public stockholders to Parent and Purchaser and provide such stockholders with cash for all of their Shares.

     Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the issued and outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board has approved and adopted the Merger Agreement and the transactions contemplated thereby and has declared the advisability of the Merger Agreement and such transactions, and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Affiliates of Purchaser currently own 25,937,042 outstanding Shares, representing approximately 61.3% of the Company's total issued and outstanding Shares as of June 9, 1999. Accordingly, those affiliates have sufficient votes necessary to approve the Merger on behalf of the stockholders of the Company. The Merger Agreement provides that, unless the Merger is consummated in accordance with the "short form" merger provisions of Section 253 of the DGCL, Parent must, as soon as reasonably practicable after the consummation of the Offer, act by written consent as a stockholder of the Company to approve and adopt the Merger Agreement and the Merger. In connection with such written consent, the Company is required under the Merger Agreement to promptly prepare and file with the Commission, use its commercially reasonable efforts to have cleared by the Commission, and thereafter mail to its stockholders as promptly as practicable, an information statement relating to the Merger. However, the Merger Agreement provides that in the event that the sum of (i) the number of Shares tendered (and not withdrawn) pursuant to the Offer plus (ii) the number of Shares held by Parent, Purchaser or any other affiliate of Parent that have not been tendered pursuant to the Offer, including Shares issuable to any of them upon conversion of Series A Preferred Shares and convertible debt of the Company held by any of them, represent 90% or more of the outstanding Shares on a fully-diluted basis (except that unexercised options shall not be treated as outstanding for this purpose), the parties thereto are required to effect the Merger as soon as practicable (and in any event within seven days) after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer in accordance with the "short form" merger provisions of Section 253 of the DGCL. Effecting the Merger under Section 253 of the DGCL will not require any prior notice to, or any action by, any other stockholder of the Company. See "-- Interests of Certain Persons in the Offer and the Merger; Share Ownership".

6. REASONS OF PARENT AND PURCHASER FOR THE OFFER AND THE MERGER; POSITION OF PARENT AND PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER.

     Securicor is a multi-national UK based company that provides a broad range of security, distribution, communications and business services. Securicor first became involved with communication systems and technology when it developed its own private mobile radio system to communicate with its security guards and, later, its security and parcels vehicle fleets. By the 1970's, Securicor had developed one of the most extensive private mobile radio communications networks in, the UK. In 1984, Securicor formed a joint venture with British Telecommunications plc to own and operate "Cellnet", one of the first cellular telephone networks in the UK.

     As part of a plan to capitalize on its extensive experience in business communications, particularly mobile radio communications, in the mid 1980's, Securicor began acquiring various businesses involved in mobile radio equipment distribution and support services and began working to develop spectrally efficient mobile radio products and solutions as a response to the increasing congestion of the mobile radio spectrum. In 1995, Securicor formed Radiocoms to combine and develop these various communications businesses. In an effort to capitalize on anticipated synergies between the businesses of Radiocoms and the Company and the wireless radio communications business owned by Simmonds Capital Limited, these businesses were combined in 1996, resulting in Securicor owning approximately 61.3% of the combined entity (i.e., the Company).

     Since these businesses were combined, Securicor (through its affiliate) has been the principal source of financing for the Company, providing more than $70 million of debt and equity financing (including accrued interest and dividends). Parent and Purchaser believe that the Company will require substantial additional financing and a relatively long period of time to achieve its potential. Parent and Purchaser do not believe that, in light of, among other things, the Company's recent financial performance, high leverage and speculative business plan, the Company will be able to obtain such financing on reasonable terms and in a timely manner from unaffiliated third parties. Parent and Purchaser do not believe that it is in Securicor's best interest to continue to provide substantial funding to a company it does not wholly own. Moreover, Parent and Purchaser believe that the historic short term focus by the public market on the Company's business has not been conducive to the long term growth and development of the business. Finally, Parent and Purchaser believe that in the future there will be increasing synergies between the Company's communications technologies and equipment and Securicor's other businesses which have a need for high quality, reliable and low cost communications.

     In light of the foregoing, Parent and Purchaser have determined that pursuing this transaction in order to own the entire Company is the best way to maximize the value of Securicor's existing debt and equity investments in the Company.

     Parent and Purchaser believe that the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders. Parent and Purchaser base their belief on the following factors:
(i) an Independent Committee that consisted of directors who are neither designees of Securicor or its affiliates nor officers of the Company was appointed to represent the interests of the stockholders of the Company (other than Securicor and its affiliates); (ii) the Independent Committee retained and was advised by independent legal and financial advisors; (iii) the fact that the Independent Committee unanimously concluded that (a) the Offer and the Merger are fair to and in the best interests of the Company's stockholders (other than Securicor and its affiliates), and (b) the price per Share to be paid in the transaction was fair to stockholders (other than Securicor and its affiliates) and recommended to the full Company Board that the Company Board approve the Merger Agreement substantially in the form presented to the Independent Committee; (iv) notwithstanding the fact that Bear Stearns' opinion was addressed to the Independent Committee and that neither Parent nor Purchaser is entitled to rely on such opinion, the fact that the Independent Committee received an opinion from Bear Stearns that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders (other than Securicor and its affiliates) from a financial point of view; (v) the analysis of Securicor's financial advisor described above under "-- Analysis of Financial Advisor to Securicor"; (vi) the fact that the Offer and the Merger provide Company stockholders (other than Securicor and its affiliates) with liquidity to dispose of their Shares which may not be available in the public market due to the low level of trading volume of the Shares on Nasdaq prior to the announcement of the Securicor proposal; and (vii) the other factors enumerated by the Independent Committee as supporting their recommendation of the Offer and the Merger. See "-- Recommendation of the Independent Committee and the Company Board; Fairness of the Offer and the Merger."

     Neither Parent nor Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusions as to fairness.

7. PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER.

  Plans for the Company.

     Pursuant to the Merger Agreement, promptly upon completion of the Offer, Parent and Purchaser intend to effect the Merger in accordance with the terms of the Merger Agreement.

     Parent's management has begun, and intends to continue, a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable in order to best organize and integrate the activities of the Company and Parent. Parent expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments, including selling assets or businesses of the Company in one or more transactions. Except as otherwise described in this Offer to Purchase and except for the transactions contemplated by the Merger Agreement, Parent has no current plans or proposals which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (ii) a sale or transfer of a material amount of assets of the Company; (iii) any change in the management of the Company or any change in any material term of the employment contract of any executive officer; or (iv) any other material change in the Company's corporate structure or business.

     The Company has indicated to Securicor that it has been engaged in discussions with third parties (and in some cases has received indications of interest) relating to the possible disposition of certain non-core assets such as certain assets relating to its land mobile radio business and its UK manufacturing business. Securicor has not made a determination whether or not it will seek to dispose of these non-core assets or businesses or any other assets or businesses of the Company in the event the Offer and Merger are consummated.

  Certain Effects of the Offer and the Merger.

     Interests in the Company. As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will increase to 100% and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decreases in the value of the Company after the Merger. Subsequent to the Merger, current stockholders of the Company (other than affiliates of Parent) will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

     Nasdaq Listing. The Shares are currently traded on Nasdaq. See "THE TENDER OFFER -- Price Range of the Shares; Dividends". Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing and/or trading and such trading of the Shares were discontinued, the market for the Shares could be adversely affected.

     In the event that the Shares are no longer listed or traded on Nasdaq, it is possible that the Shares would trade on other securities markets and that price quotations would be reported through other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for de-registration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the Merger, the Company is no longer required to maintain registration of the Shares under the Exchange Act, Parent intends to cause the Company to apply for termination of registration under the Exchange Act.

     If registration of the Shares is not terminated prior to the Merger, then following the consummation of the Merger, the Shares will be delisted from the Nasdaq and the registration of the Shares under the Exchange Act will be terminated.

     Margin Requirements. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the 1934 Act is terminated.

     Certain Federal Income Tax Consequences. The summary of Federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect, which law could change, possibly with retroactive effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, including without limitation, financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX

CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income and other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder. Stockholders are urged to consult with their own tax advisors concerning the treatment of capital gain or loss for Federal income tax purposes (including (i) the holding period requirements to obtain long-term or short-term capital gain or loss treatment and (ii) the limitations on the deductibility of capital losses).

     A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its Taxpayer Identification Number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the IRS. See "THE TENDER
OFFER -- Procedures for Accepting the Offer and Tendering Shares."

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

     The receipt of cash by stockholders pursuant to the Merger should result in Federal income tax consequences to such stockholders similar to those described above.

8.  RIGHTS OF STOCKHOLDERS IN THE OFFER AND THE MERGER.

     No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares in the Offer will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair market value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders will be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, the Company's asset values and earning capacity. The value so determined could be more or less than the per Share consideration to be paid in the Offer and the Merger.

     Parent intends to argue in any appraisal proceeding that, for purposes of that proceeding, the fair value of each share is less than the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness of consideration from a financial point of view (including the opinion of Bear Stearns described herein) are not necessarily opinions as to "fair value" under Section 262.

     THE FOREGOING SUMMARY IS NOT A COMPLETE STATEMENT OF APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 INCLUDED HEREWITH IN ANNEX B. FAILURE TO FOLLOW THE STEPS REQUIRED

BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Several decisions in Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was "fair dealing" among the parties. The Delaware Supreme Court has stated that although the remedy ordinarily available to minority stockholders in a cash-out merger that is found to be not fair to the minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

9.  THE MERGER AGREEMENT.

     The following summary of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Purchaser's Tender Offer Statement on Schedule 14D-1 relating to the Offer.

  The Offer

     The Merger Agreement provides for the making of the Offer by Purchaser. Purchaser's obligation to accept or pay for Shares in the Offer is subject to the satisfaction of the Minimum Tender Condition and certain other conditions that are set forth in Annex I to the Merger Agreement. Purchaser expressly reserves the right, without the consent of the Company, to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, however, that without the prior written consent of the Company, Purchaser may not waive the Minimum Tender Condition or make any change in the Offer that changes the form of the Offer or of the consideration or decreases the price per Share (except for appropriate adjustments following changes in the number of outstanding Shares as a result of any stock split, stock dividend, recapitalization or similar transaction), or that imposes conditions to the Offer in addition to those described herein, or that is otherwise materially adverse to the holders of Shares (other than Parent and its affiliates).

     If on any scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived, Purchaser must extend the Offer from time to time until such conditions have been satisfied or waived; provided that Purchaser shall have no obligation to extend the Offer beyond the date 60 days after commencement of the Offer, nor shall it have the right to extend the Offer beyond the date 60 days after commencement of the Offer without the prior written consent of the Company (except pursuant to the next sentence). If on any scheduled expiration date of the Offer all conditions to the Offer (including the Minimum Tender Condition) shall have been satisfied but the sum of (i) the number of Shares tendered (and not withdrawn) pursuant to the Offer plus (ii) the number of Shares held by Parent, Purchaser or any other affiliate of Parent that have not been tendered pursuant to the Offer, including Shares issuable to any of them upon conversion of Series A Preferred Stock and convertible debt of the Company held by any of them, represent less than 90% of the outstanding Shares on a fully-diluted basis (except that unexercised Options shall not be treated as outstanding for this purpose), Purchaser has the right to extend the Offer from time to time without the consent of the Company (for not more than an aggregate of 10 business days) in order to permit Purchaser to solicit the tender of additional Shares pursuant to the Offer. If the Offer is extended in accordance with the preceding sentence, the Minimum Tender Condition shall be deemed to remain satisfied regardless of any withdrawal of previously tendered shares during the extension period.

  The Merger

     Merger of Purchaser and Company. At the Effective Time, Purchaser will be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Purchaser will cease, and the Company will be the Surviving Corporation, will continue its existence under the DGCL and will be a wholly owned subsidiary of Parent. From and after the Effective Time, the Surviving Corporation will possess all the property, rights, assets, immunities, powers, privileges and franchises and be subject to all debts, obligations, liabilities, duties, restrictions and disabilities of the Company and Purchaser (including obligations to pay all fees and expenses incurred by the Company in connection with the Offer and the Merger), all as provided under the DGCL.

     Certificate of Incorporation; Bylaws. The certificate of incorporation of the Company in effect immediately prior to the Effective Time, and the Bylaws of Purchaser in effect at the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with the DGCL or applicable law.

     Directors; Officers. From and after the Effective Time, the board of directors of the Surviving Corporation shall consist of the current directors of the Company, other than Messrs. Frank and Noam who are the two directors constituting the Independent Committee. See Schedule I to this Offer to Purchase. Such directors shall serve until their respective successors are duly elected or appointed and qualified or until their resignation, removal or death, if earlier. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation. Such officers shall serve until their respective successors are duly elected or appointed and qualified or until their resignation, removal or death, if earlier.

     Conversion of Shares. At the Effective Time, each Share (excluding Shares held in the treasury of the Company or Shares owned by Parent or Purchaser or any affiliate of Parent and Shares as to which appraisal rights have been validly exercised) outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration. Each Share held in the treasury of the Company or owned by Parent or Purchaser or any other affiliate of Parent immediately prior to the Effective Time shall be canceled and retired without any conversion, and no payment shall be made with respect thereto. At the Effective Time, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired without any conversion, and no payment shall be made with respect thereto. Each share of common stock, $.01 par value, of Purchaser outstanding immediately prior to the Effective Time shall be converted, at the Effective Time, into and become one share of common stock, $.01 par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Dissenting Shares. Shares outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with DGCL will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.

     Treatment of Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall use its commercially reasonable efforts to adopt appropriate resolutions and take all other actions necessary to provide that if the Merger occurs each outstanding stock option (each, an "Option") granted under the Company's 1988 Key Employee Incentive Stock Option Plan, the 1994 Stock Option Plan, the 1994 Director's Option Plan, and the 1997 Performance and Equity Incentive Plan (collectively, the "Company Stock Option Plans"), whether or not then vested or exercisable, shall, at the Effective Time, be canceled, and in consideration thereof, the Company shall offer to pay to the holder of each such Option promptly after the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the amount of the Merger Consideration over the applicable per-Share exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time; provided, however, that, with the consent of Parent, the Company may offer to pay alternative consideration to the holders of options that are "out of the money".

  Representations and Warranties

     The Merger Agreement contains certain customary representations and warranties of the parties thereto. These include representations and warranties of the Company with respect to corporate existence and power, corporate authorization relative to the Merger Agreement, governmental authorizations, capitalization, subsidiaries, filings with the Securities and Exchange Commission (the "Commission"), financial statements, disclosure documents relating to the Offer and the Merger, the absence of certain changes, no undisclosed liabilities, litigation, compliance with law, permits, brokers fees and other matters. Parent and Purchaser have also made certain representations and warranties with respect to corporate existence and power, corporate authorization relative to the Merger Agreement, governmental authorizations, disclosure documents relating to the Offer and the Merger, the availability of funds to consummate the Offer and the Merger, the absence of any current intention to sell the Surviving Corporation and other matters.

  Covenants

     The Merger Agreement contains a number of covenants and agreements on the part of the Company, Parent and Purchaser. Set forth below is a description of certain of those covenants and agreements.

     Conduct of Business Pending Merger. Until the Effective Time, except as provided in the specified section of the Company's Disclosure Schedule, as contemplated by the Merger Agreement or as consented to in writing by Parent, the Company and its subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, the Merger Agreement provides that the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

          (i) (A) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (B) grant any severance or termination pay or enter into or amend in any respect any employment or severance agreement with any employee; (C) establish, adopt, enter into or amend any collective bargaining agreement or benefit plan of the Company or any subsidiary; or
     (D) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practices, under any collective bargaining agreement or employee benefit plan of the Company or any subsidiary;

          (ii) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

          (iii) redeem, purchase or otherwise acquire any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for, any shares of capital stock of or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interests in the Company or any of its subsidiaries (other than any purchase, forfeiture or retirement of Shares or Options occurring pursuant to the terms thereof (as in effect on the date of the Merger Agreement));

          (iv) effect any reorganization or recapitalization of, or split, combine or reclassify, any of the capital stock of or other equity interests in the Company or any of its subsidiaries, or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of such capital stock or such equity interests;

          (v) offer, sell, issue or grant any shares of capital stock of or other equity interests in or any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of or other equity interests in or any options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interests in or any other voting securities of, the Company or any of its subsidiaries, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than issuances of Shares upon the exercise of the Options outstanding prior to the date of the Merger Agreement in accordance with the terms thereof (as in effect on the date of the Merger Agreement);

          (vi) sell, lease, exchange or otherwise dispose of, or grant any lien with respect to, any of the properties or assets of the Company or any of its subsidiaries that are, individually or in the aggregate, material to the business of the Company and its subsidiaries, except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business;

          (vii) propose or adopt any amendments to its certificate of incorporation or bylaws or other organizational documents;

          (viii) settle the terms of any material litigation affecting the Company or any of its subsidiaries;

          (ix) make any material tax election (unless required by law or unless consistent with prior practice) or settle or compromise any material tax liability except, in each case, if Parent is given reasonable prior notice thereof; or

          (x) agree or commit to do any of the foregoing.

     Indemnification and Insurance. Parent will, and Parent will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors and counsel of the Company in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted under the Company's certificate of incorporation and bylaws in effect on the date of the Merger Agreement. Prior to the Closing, Parent will, at its election, either (i) permit the Company to purchase officers' and directors' liability insurance from its current officers' and directors' liability insurer covering claims made during the period of six years immediately following the Effective Time in respect of acts or omissions occurring prior to the Effective Time on terms with respect to coverage and amount substantially similar to those of the officers' and directors' liability insurance policy of the Company in effect on the date hereof (the "Existing Coverage") covering each such person currently covered by such policy (the "Covered Employees") or (ii) arrange to be provided to the Covered Employees officers' and directors' liability insurance covering claims made during the period of six years immediately following the Effective Time in respect of acts or omissions occurring prior to the Effective Time which is at least as favorable to the Covered Employees as the Existing Coverage. Parent is required to cause the Surviving Corporation to keep such insurance in effect for six years after the Effective Time. The provisions of the Merger Agreement described in this "Indemnification and Insurance" section are for the benefit of and may be enforced after the Effective Time by the Covered Employees.

     Reasonable Best Efforts. Subject to the fiduciary duties under applicable law of the directors of the Company or of the directors constituting the Independent Committee (as determined by such directors in good faith after consultation with legal counsel), each party is required to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, including but not limited to under all applicable laws, rules, regulations, decrees and orders, to consummate the transactions contemplated by the Merger Agreement.

  Conditions to the Merger

     The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: Purchaser shall have purchased the Shares tendered pursuant to the Offer; if required by the, the Merger Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with the; and no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

  Termination

     Right to Terminate. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company) as follows:

          (i) by mutual written consent of the Company and Parent;

          (ii) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

          (iii) by either the Company or Parent, if the Offer shall expire or terminate in accordance with its terms without any Shares being purchased thereunder and, in the case of termination by Parent, Purchaser shall not have been required by the terms of the Offer or the Merger Agreement to purchase any Shares pursuant to the Offer;

          (iv) by the Company if, prior to the acceptance for payment of Shares by Parent pursuant to the Offer, (i) any of the representations and warranties of Parent or Purchaser contained in the Merger Agreement that are qualified as to materiality were untrue or incorrect when made or have since become, and at the time of termination remain, incorrect (except that with respect to representations and warranties that are made as of a specified date, such right of termination shall apply only if such representations or warranties were untrue or incorrect as of such specified date) or any of the representations and warranties of Parent or Purchaser that are not so qualified as to materiality were untrue or incorrect in any material respect when made or have since become, and at the time of determination remain, incorrect in any material respect (except that with respect to representations and warranties that are made as of a specified date, such right of termination shall apply only if such representations or warranties were untrue or incorrect in any material respect as of such date); provided that the Company may not terminate the Merger Agreement pursuant to this subsection if the Company had knowledge as of the date of the Merger Agreement that the relevant representation or warranty was untrue or incorrect; or (ii) Parent or Purchaser shall have breached or failed to comply in any material respect with any of their respective obligations under the Merger Agreement, provided that if such breach is curable by the breaching party and so long as the breaching party continues to exercise its reasonable efforts to cure such breach, the Company shall not have the right to terminate the Merger Agreement pursuant to this subsection until the date 30 days after notice by the Company to the breaching party of such breach and then only if the breach has not been cured prior to that date (which cure period will not apply to a breach by Purchaser of its obligation to commence the Offer within the time period specified in the Merger Agreement);

          (v) by Parent if, prior to the acceptance for payment of Shares pursuant to the Offer, (i) any of the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality were untrue or incorrect when made or have since become, and at the time of termination remain, incorrect (except that with respect to representations and warranties that are made as of a specified date, such right of termination shall apply only if such representations or warranties were untrue or incorrect as of such specified date) or any of the representations and warranties of the Company that are not so qualified as to materiality were untrue or incorrect in any material respect when made or have since become, and at the time of determination remain, incorrect in any material respect (except that with respect to those representations and warranties that are made as of a specified date, such right of termination shall apply only if such representations or warranties were untrue and incorrect in any material respect as of such date); provided that Parent may not terminate the Merger Agreement pursuant to this subsection if Parent had knowledge as of the date of the Merger Agreement that the relevant representation or warranty was untrue or incorrect as of that date; (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in this Agreement that shall not have been cured prior to 30 days after notice by the Company to Parent of such breach; or (iii) the Company Board (with the approval of the Independent Committee) shall have withdrawn or modified

     (including any amendment of the Schedule 14D-9) in a manner adverse to Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger and shall not have reinstated such approval or recommendation within three business days thereof, shall have approved or recommended another offer or transaction that is inconsistent with the transactions contemplated hereby or shall have resolved to effect any of the foregoing; or

          (vi) by the Company or Parent if the Effective Time shall not have occurred within 120 days (or within seven days where the short form merger provisions of the Merger Agreement are applicable) after the purchase of the tendered Shares pursuant to the Offer, provided that the right to terminate the Merger Agreement under this subsection shall not be available to a party whose action or failure to act has been the cause of or resulted in the failure of the Merger to be consummated on or before such date and such action or failure to act constitutes a breach of the Merger Agreement.

     Effect of Termination. If the Merger Agreement is terminated as provided above, the Merger Agreement shall become void and of no effect, with no liability on the part of any party thereto, except for liability for damages resulting from any breach by a party of any representation, warranty, covenant or agreement contained in the Merger Agreement; provided, however, that if either the Company, on the one hand, or Parent and Purchaser, on the other hand, terminates the Merger Agreement as a result of, or arising from, any material breach by the other of any representation, warranty, covenant or agreement contained in the Merger Agreement, then in such event Parent or the Company, as the case may be, shall pay or reimburse the other for all professional fees and other out-of-pocket costs incurred by it in connection with the negotiation of, or otherwise related to, the Merger Agreement and the transactions contemplated thereby; provided, further, however, that if any party terminates the Merger Agreement pursuant to the rights described under clause (iii) under "Right to Terminate" above as a result of the Minimum Tender Condition not having been satisfied, then in such event Parent shall pay or reimburse the Company for up to $1 million of professional fees and other out-of-pocket costs incurred by it in connection with the negotiation of, or otherwise related to, the Agreement and the transactions contemplated thereby. Any such expense payment or reimbursement shall not be exclusive but rather shall be in addition to any liability Parent, Purchaser or the Company, as the case may be, may have for other damages resulting from any breach of any representation, warranty, covenant or agreement contained in the Merger Agreement or any other rights or remedies that the non-defaulting party may have at law or in equity.

  Certain Fees and Expenses

     Except as described under "Termination -- Effect of Termination" above, all costs and expenses incurred in connection with the Merger Agreement are to be paid by the party incurring such cost or expense.

  Amendments and Waivers

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Purchaser or in the case of a waiver, by the party against whom the waiver is to be effective. The approval of the Independent Committee is required for any consent of the Company referred to under "The Offer" above or elsewhere in the Merger Agreement, any amendment or modification of the Merger Agreement, any extension by the Company of the time for the performance of any obligations or other acts of Parent or Purchaser, any waiver of any of the Company's rights under the Merger Agreement and any other action by the Company pursuant to or with respect to the Merger Agreement.

10.  INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER; SHARE OWNERSHIP.

     In considering the recommendation of the Company Board, stockholders of the Company should be aware that certain members of the Company Board have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. Stockholders should also be aware that Parent and Purchaser have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. The Independent Committee and the Company Board were aware of these actual or potential conflicts of interest and considered them in connection with such recommendation.

     Directors and Officers. Under the Merger Agreement, Parent is required to, and is required to cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors and counsel of the Company in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted under the Company's certificate of incorporation and bylaws in effect on the date of the Merger Agreement. In addition, the Merger Agreement provides for certain directors' and officers' liability insurance. See "-- The Merger Agreement -- Covenants -- Indemnification and Insurance". In addition, in connection with Mr. Kelly's initial appointment to the Company Board, Securicor agreed to indemnify Mr. Kelly for certain liabilities arising out of his duties as a director of the Company.

     The members of the Independent Committee will be compensated by the Company on a per meeting basis (or, for substantial amounts of time spent on Independent Committee work outside of meetings, on a "per committee meeting equivalent" basis) at a rate equivalent to the rate paid to members of the Company Board in connection with Company Board committee meetings. The members of the Company Board are each paid $500 per committee meeting.

     None of the executive officers or directors of the Company has advised Parent or Purchaser as to whether any of such persons intends to tender Shares owned by them in the Offer.

     Security Ownership. As of June 9, 1999, affiliates of Securicor, owned 25,937,042 outstanding Shares. Securicor may be deemed to beneficially own those shares. In addition, affiliates of Securicor hold certain convertible debt of the Company that, as of June 9, 1999, was convertible into 13,617,607 Shares. Securicor may be deemed to beneficially own the Shares issuable upon conversion of such debt. As a result of Securicor's beneficial ownership, representing, in the aggregate, approximately 70.73% of the outstanding Shares, Securicor may be deemed to control the Company.

     The following table sets forth certain information, as of June 9, 1999, provided by the Company regarding the beneficial ownership of Shares by each director and executive officer of the Company and by the directors and such executive officers of the Company as a group.

                                                           AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                   BENEFICIAL OWNERSHIP      PERCENT OF CLASS
------------------------                                   --------------------      ----------------
Robert J. Shiver.........................................         520,349(1)(11)           1.2%
Howard Frank.............................................          20,000(2)(11)             *
Robert B. Kelly..........................................          48,000(3)(11)             *
George F. Naspo..........................................               0(4)(11)             *
Eli M. Noam..............................................          20,000(5)(11)             *
George Valenti...........................................          50,000(6)(11)             *
John Wareham.............................................          45,000(7)(11)             *
Steven L. Wasserman......................................          93,000(8)(11)             *
Roger Wiggs..............................................          45,000(9)                 *
Michael G. Wilkinson.....................................          45,000(10)                *
All directors and executive officers as a group (10
  persons)...............................................         886,349                  2.1%

---------------
 *  Less than 1%.

 (1) 1,000 Shares are held by BDC Holdings, Inc. Mr. Shiver is the sole owner of BDC Holdings, Inc. Pursuant to the 1994 Directors' Stock Option Plan, Mr. Shiver has an option to acquire 20,000 Shares at an exercise price of $3.125 per share, and pursuant to the 1997 Performance and Equity Incentive Plan, an option to acquire 800,000 Shares at an exercise price of $1.97 per share, of which 160,000 shares are exercisable, an option to acquire 300,000 Shares at an exercise price of $2.50 per share, which will become exercisable in 50% increments beginning on January 1, 2000 and an option to acquire 25,000 Shares at an exercise price of $2.25 per share, which will become exercisable on the earlier of February 25, 2000 or the date of the Company's 2000 Annual Meeting.

 (2) Pursuant to the 1994 Directors' Stock Option Plan, Mr. Frank has an option to acquire 20,000 Shares at an exercise price of $3.19 per share, which will become exercisable on August 4, 1999, and pursuant to the 1997 Performance and Equity Incentive Plan, an option to acquire 25,000 Shares at an exercise price of $2.25 per share, which will become exercisable on the earlier of February 25, 2000 or the date of the Company's 2000 Annual Meeting.

 (3) Pursuant to the 1994 Directors' Stock Option Plan, Mr. Kelly has an option to acquire 20,000 Shares at an exercise price of $6.125 per share, and pursuant to the 1997 Performance and Equity Incentive Plan, an option to acquire 25,000 Shares at an exercise price of $2.50 per share and an option to acquire 25,000 Shares at an exercise price of $2.25 per share, which will become exercisable on the earlier of February 25, 2000 or the date of the Company's 2000 Annual Meeting.

 (4) Pursuant to the 1997 Performance and Equity Incentive Plan, Mr. Naspo has an option to acquire 125,000 Shares at an exercise price of $2.25 per share, which will become exercisable on the earlier of February 25, 2000 or the date of the Company's 2000 Annual Meeting.

 (5) Pursuant to the 1994 Directors' Stock Option Plan, Mr. Noam has an option to acquire 20,000 Shares at an exercise price of $3.19 per share, which will become exercisable on August 4, 1999, and pursuant to the 1997 Performance and Equity Incentive Plan, an option to acquire 25,000 Shares at an exercise price of $2.25 per share, which will become exercisable on the earlier of February 25, 2000 or the date of the Company's 2000 Annual Meeting.

 (6) Pursuant to the 1997 Performance and Equity Incentive Plan, Mr. Valenti has an option to acquire 250,000 Shares at an exercise price of $2.00 per share, which will become exercisable in 20% increments beginning on August 3, 1999.

 (7) Pursuant to the 1994 Directors' Stock Option Plan, Mr. Wareham has an option to acquire 20,000 Shares at an exercise price of $3.06 per share, and pursuant to the 1997 Performance and Equity Incentive Plan, an option to acquire 25,000 Shares at an exercise price of $2.50 per share and an option to acquire 25,000 Shares at an exercise price of $2.25 per share, which will become exercisable on the earlier of February 25, 2000 or the date of the Company's 2000 Annual Meeting.

 (8) Pursuant to the 1994 Directors' Stock Option Plan, Mr. Wasserman has an option to acquire 40,000 Shares at an exercise price of $3.75 per share, and pursuant to the 1997 Performance and Equity Incentive Plan, an option to acquire 25,000 Shares at an exercise price of $2.50 per share and an option to acquire 25,000 Shares at an exercise price of $2.25 per share, which will become exercisable on the earlier of February 25, 2000 or the date of the Company's 2000 Annual Meeting.

 (9) Pursuant to the 1994 Directors' Stock Option Plan, Mr. Wiggs has an option to acquire 20,000 Shares at an exercise price of $1.688 per share, and pursuant to the 1997 Performance and Equity Incentive Plan, an option to acquire 25,000 Shares at an exercise price of $2.50 per share and an option to acquire 25,000 Shares at an exercise price of $2.25 per share, which will become exercisable on the earlier of February 25, 2000 or the date of the Company's 2000 Annual Meeting.

(10) Pursuant to the 1994 Directors' Stock Option Plan, Mr. Wilkinson has an option to acquire 20,000 Shares at an exercise price of $1.688 per share, and pursuant to the 1997 Performance and Equity Incentive Plan, an option to acquire 25,000 Shares at an exercise price of $2.50 per share and an option to acquire 25,000 Shares at an exercise price of $2.25 per share, which will become exercisable on the earlier of February 25, 2000 or the date of the Company's 2000 Annual Meeting.

(11) Messrs. Shiver, Frank, Kelly, Noam, Wareham and Wasserman each have agreed to relinquish, effective at the Effective Time, all rights to options to acquire Shares at exercise prices exceeding the Offer Price.

  Related Party Transactions

     In April 1995, the Company and one of its affiliates and a third party entered into agreements with an affiliate of Securicor pursuant to which approximately $7.9 million of mobile radios and base station equipment was sold to the Company. The agreement provided that, in the event the Company entered into a certain definitive purchase agreement with the third party, the Company could purchase up to $4 million of radio equipment from the Securicor affiliate in exchange for common stock of the Company. On June 29, 1995, the Company entered into the contemplated definitive agreement and a Securicor affiliate acquired 937,042 Shares in exchange for radio equipment. The Securicor affiliate received registration rights in respect of the Shares received in such transaction.

     On September 19, 1996, Securicor Communications and Midland USA, Inc. ("MUSA"), a wholly-owned subsidiary of the Company now known as Intek Global USA, Inc., entered into a Loan Agreement (the "Interim Credit Facility") pursuant to which Securicor Communications agreed to extend to MUSA a line of credit for up to $15 million (the "Interim Facility"). As security for the Interim Facility, MUSA pledged all of its assets, and the Company pledged all of its shares of stock in MUSA, to Securicor Communications. Borrowings under the Interim Facility could be used solely for the operation of the U.S. LMR Businesses, including the repayment to the Company of certain advances made to key vendors of Midland International for product purchases. Interest on advances under the Interim Facility accrued at the rate of 11% per annum. Under the terms of the Interim Facility, and pursuant to a Loan Assumption Agreement dated September 19, 1996 between the Company, MUSA and Securicor Communications, upon the consummation of the transaction contemplated by the 1996 Stock Purchase Agreement (as defined below), the Company assumed the obligations outstanding under the Interim Facility (then totaling $5.9 million). In connection with this assumption, Securicor Communications and the Company entered into the Amended Facility, pursuant to which the Company could borrow up to $15 million to be used for general corporate purposes of the Company and its subsidiaries. The loans under the Amended Facility were unsecured. Interest accrued on such loans at the Composite Prime Rate (as defined therein) plus 1% until December 31, 1997, and at 11% per annum thereafter until the June 30, 2001 scheduled maturity. The Amended Facility provided that interest accrued thereunder would be capitalized as provided in the Amended Facility. Loans outstanding thereunder were subordinate to the rights of certain senior indebtedness.

     On December 3, 1996, pursuant to a Stock Purchase Agreement, dated as of June 18, 1996, and amended by agreement of the parties as of September 19, 1996 (the "1996 Stock Purchase Agreement"), Securicor Communications exchanged all of the issued and outstanding securities (other than certain preferred shares) of Radiocoms for 25 million Shares. The closing of the transactions contemplated by the 1996 Stock Purchase Agreement resulted in the combination of the narrowband wireless technology and manufacturing operations of Radiocoms with (i) the air time services business of Roamer One and (ii) the U.S. LMR Business previously owned by Midland International and acquired by the Company on September 20, 1996. In connection with that transaction, the Company, Securicor Communications and certain holders of Shares entered into a Registration Rights Agreement pursuant to which the Company granted certain demand and incidental registration rights to Securicor Communications and such holders. In connection with the 1996 Stock Purchase Agreement, on December 3, 1996, the Company, Radiocoms and Securicor Communications entered into a Support Services Agreement pursuant to which the Company agreed to obtain certain support and administrative services for Radiocoms from Securicor and/or its affiliates for the purpose of enabling the Company to manage an orderly transition in its ownership of Radiocoms during fiscal 1997. During fiscal 1997, the charges to the Company for such services were approximately $0.7 million (which to date have not been paid).

     On December 29, 1997, the Company and Securicor Communications entered into a second amended and restated loan agreement (the "Second Amended and Restated Loan Agreement"). The Second Amended and Restated Loan Agreement amended and restated the Amended Facility, as well as certain other loans made by Securicor Communications to the Company (collectively, the "Outstanding Loans"). The aggregate amount of the Outstanding Loans (including accrued interest thereon) as of December 29, 1997 was approximately $25.4 million. Pursuant to the terms of the Second Amended and Restated Loan Agreement, the Company may borrow up to $29.5 million (which amount includes the Outstanding Loans) and may utilize the proceeds for general corporate purposes of the Company and its subsidiaries. Interest on borrowings under the Second Amended and Restated Loan Agreement accrues at the rate of 11 1/2% per annum. Accrued interest will be capitalized on June 30 of each year and added to principal outstanding at such time. The maturity date for loans made under the Second Amended Loan Agreement is June 30, 2003, subject to certain mandatory prepayment provisions, including upon a change of control as described in the next sentence. In the event Securicor Communications ceases to beneficially own more than 50% of the Shares as a result of any transaction except the direct or indirect transfer of such Shares by Securicor Communications, the commitment of Securicor Communications to make advances under the loan agreement shall immediately terminate and the Company shall immediately pay to Securicor Communications the full amount of the loan then outstanding together with accrued interest thereon. Borrowings under the Second Amended Loan Agreement are subordinate to the rights of certain senior indebtedness.

     On December 29, 1997, Securicor Communications and the Company entered into a Preferred Stock Purchase Agreement pursuant to which the Company sold to Securicor Communications, effective March 31, 1998, an aggregate of 12,408 shares of the Company's Series A Convertible Preferred Stock, par value $.001 per share and liquidation preference of $1,000 per share (the "Series A Preferred Stock"), for an aggregate purchase price of $12.4 million. Dividends accrue on the stock at the rate of 11 1/2% per annum and cumulate quarterly. Proceeds from the sale of the Series A Preferred Stock were applied against the principal balance of the loans outstanding under the Second Amended and Restated Loan Agreement. The holder of the Series A Preferred Stock has the right to convert the Series A Preferred Stock into Shares, at the rate of one share of Series A Preferred Stock for each Share, if the market price of the Shares exceeds $6.00 for 20 consecutive trading days. The Company may cause the Series A Preferred Stock to be converted if the market price is or exceeds $9.00 for 20 consecutive trading days. In addition, the holder of the Series A Preferred Stock has the right to convert the Series A Preferred Stock into Shares if the Company does not redeem the Series A Preferred Stock by June 30, 2003. The Series A Preferred Stock is subject to adjustments for stock dividends, stock splits or share combinations of the Shares or distribution of a material portion of the Company's assets to the holders of the Shares. The Series A Preferred Stock does not have voting power except as provided by the DGCL.

     Pursuant to a Termination and Release, dated as of December 29, 1997, in accordance with the terms of the 1996 Stock Purchase Agreement, Securicor paid the Company $2.59 million in respect of certain securities transferred to the Company as part of the Company's purchase of Radiocoms in 1996. The Termination and Release also releases Securicor Communications from all liabilities and obligations under the 1996 Stock Purchase Agreement, except as otherwise set forth in the Termination and Release.

     During the fourth quarter of fiscal 1998, the Company sold its non-core, UK-based land mobile radio distribution and maintenance assets to Securicor Information Systems Limited, a subsidiary of Securicor Communications. The sale price for the assets was $8.5 million, resulting in a gain of $3.1 million to the Company. The sales price is subject to a post-closing adjustment of up to 500,000 pounds sterling if the revenue generated from the assets during the period of two years ending September 30, 2000 is less than two times the aggregate revenue from the assets generated during the year ended September 30, 1998.

     On December 22, 1998, the Company agreed with Securicor Communications the terms of a $25 million convertible subordinated debt facility to be extended by Securicor Communications to the Company (the "Convertible Debt Facility"). On February 19, 1999, the Company and Securicor Communications entered into a definitive loan agreement for the Convertible Debt Facility. The terms of the Convertible Debt Facility provide that Securicor Communications will make up to $25 million in loans available to the Company on a revolving basis. Under the Convertible Debt Facility, interest will accrue on the loans on a quarterly basis and at a rate of 11.5% per annum. All accrued interest will be capitalized and added to the principal amount of the loans outstanding on the last day of each calendar quarter, provided that, the Company has the option under the Convertible Debt Facility to make any quarterly interest payment in cash or in Shares. In the event the Company elects to make an interest payment in cash, Securicor Communications may elect, in lieu of receiving such cash interest payment, to receive the value of such payment in additional Shares. The loans advanced under the Convertible Debt Facility originally were scheduled to mature and become due on December 31, 1999, however, in connection with the execution and delivery of the Merger Agreement, the Company and Securicor Communications amended the Convertible Debt Facility to extend the maturity date thereof to December 31, 2000 in the event the Merger Agreement is terminated.

     Under the Convertible Debt Facility, Securicor Communications has the right at any time to convert all or any part of the unpaid amounts due under the Convertible Debt Facility into Shares. The first $12,500,000 of loans under the Convertible Debt Facility are convertible at a conversion value of $1.49555 per share. All further loans are convertible at a conversion value per share equal to the average closing price for the Shares on Nasdaq for the 20 consecutive trading days immediately preceding the date of the loan. Loans under the Convertible Debt Facility through and including June 9, 1999 aggregated $22.5 million in principal amount, which are convertible into an aggregate of 13,617,607 Shares. Giving effect to these loans, Securicor Communications beneficially owns 70.73% Shares. See "Security Ownership" above. The interest on the outstanding loans, to the extent not paid in cash, will be capitalized as set forth above and convertible into additional Shares.

     In the ordinary course of business, Radiocoms sells equipment to Securicor. In fiscal years 1998, 1997, and 1996, the Company's revenues from such sales were $3.2 million, $6.8 million and $6.9 million, respectively.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and purchase all Shares validly tendered and not withdrawn in accordance with the procedures for withdrawal set forth under "-- Withdrawal Rights" below on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday July 14, 1999, unless and until Purchaser, in its sole discretion, but subject to the terms and conditions of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the provisions of the Merger Agreement), at any time and from time to time, to extend the period during which the Offer is open, for any reason, by giving oral or written notice of such extension to the Depositary.

     The Merger Agreement provides that, if on any scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived, Purchaser must extend the Offer from time to time until such conditions have been satisfied or waived; provided that Purchaser shall have no obligation to extend the Offer beyond the date 60 days after commencement of the Offer, nor shall it have the right to extend the Offer beyond the date 60 days after commencement of the Offer without the prior written consent of the Company (except pursuant to the next sentence). If on any scheduled expiration date of the Offer all conditions to the Offer (including the Minimum Tender Condition) shall have been satisfied but the sum of (i) the number of Shares tendered (and not withdrawn) pursuant to the Offer plus (ii) the number of Shares held by Parent, Purchaser or any other affiliate of Parent that have not been tendered pursuant to the Offer, including Shares issuable to any of them upon conversion of the Series A Preferred Stock and convertible debt of the Company held by any of them, represent less than 90% of the outstanding Shares on a fully-diluted basis (except that unexercised Options shall not be treated as outstanding for this purpose), Purchaser shall also have the right to extend the Offer from time to time without the consent of the Company (for not more than an aggregate of 10 business days) in order to permit Parent to solicit the tender of additional Shares pursuant to the Offer. If the Offer is extended in accordance with the preceding sentence, the Minimum Tender Condition shall be deemed to remain satisfied regardless of any withdrawal of previously tendered shares during the extension period.

     Consummation of the Offer is conditional upon the satisfaction (or waiver, with the approval of the Independent Committee) of the Minimum Tender Condition and the satisfaction or waiver of the other conditions set forth in "-- Certain Conditions to the Offer".

     Subject to the applicable regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion (but subject to the provisions of the Merger Agreement), at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares or to terminate the Offer and not accept for payment or pay for any Shares (whether or not any Shares have theretofore been accepted for payment) if the Minimum Tender Condition shall not have been satisfied or if any of the other conditions referred to under "THE TENDER
OFFER -- Certain Conditions to the Offer" shall exist or occur, and (ii) waive any condition or otherwise amend or modify the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of Shares sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of Shares sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, Purchaser increases (other than increases of not more than two percent of the outstanding Shares) or decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Any extension, delay, termination, waiver, modification or amendment to the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of the Shares) delays its acceptance for payment of or payment for any Shares validly tendered and not withdrawn in the Offer or Purchaser is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "-- Withdrawal Rights".

     The Company has provided to Parent the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender. Except as set forth below, in order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) share certificates representing tendered Shares (the "Share Certificates") must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company ("DTC") (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation". The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary, within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. A "New York Stock Exchange trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates for, or Book-Entry Confirmations with respect to, such Shares are received by the Depositary.

     Backup Withholding. Under the U.S. federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. To prevent backup U.S. federal income tax withholding on payments made to certain stockholders with respect to the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with his correct taxpayer identification number and certify that he is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment and paid for by Purchaser and with respect to any and all other Shares and other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser pays for such Shares by depositing the purchase price therefor with the Depositary. Upon such payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer (subject to the Merger Agreement) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

3.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this "Withdrawal Rights" section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after August 14, 1999 (or such later date as may apply in case the Offer is extended).

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this "Withdrawal Rights" section.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of the Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth under "-- Procedures for Accepting the Offer and Tendering Shares -- Book-Entry Transfer", the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described under "-- Procedures for Accepting the Offer and Tendering Shares".

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and
(ii) the satisfaction or waiver of the conditions to the Offer set forth under "-- Certain Conditions to the Offer", including without limitation the satisfaction of any applicable domestic or foreign regulatory requirements. Any determination concerning the satisfaction or waiver of such terms and conditions will be within the sole discretion of Purchaser, which determination will be final and binding. Subject to the applicable regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion (but subject to the provisions of the Merger Agreement), at any time or from time to time, to
(i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares or to terminate the Offer and not accept for payment or pay for any Shares (whether or not any Shares have theretofore been accepted for payment) if the Minimum Tender Condition shall not have been satisfied or if any of the other conditions referred to under "-- Certain Conditions to the Offer" shall exist or occur, and
(ii) waive any condition or otherwise amend or modify the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates representing such Shares or timely Book-Entry Confirmation pursuant to the procedures set forth in "-- Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser by reason of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in "-- Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Parent reserves (subject to the Merger Agreement) the right to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Parent of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are listed and traded principally on Nasdaq under the symbol "IGLC." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on Nasdaq, all as reported in published sources.

                                                              HIGH    LOW
                                                              ----    ---
1997
First Quarter...............................................   5 1/2    2 7/16
Second Quarter..............................................   3 1/8    1 3/8
Third Quarter...............................................   2 11/16  1 5/8
Fourth Quarter..............................................   2 3/16   1 7/16
1998
First Quarter...............................................   3 3/4    1 17/32
Second Quarter..............................................   4 3/4    2 19/32
Third Quarter...............................................   4 1/16   1 5/16
Fourth Quarter..............................................   2        1 1/32
1999
First Quarter...............................................   2 1/2    1 1/8
Second Quarter (through June 15, 1999)......................   2 3/4    1 1/2

     On June 15, 1999, the last full day of trading prior to the commencement of the Offer, according to published sources, the reported closing price on Nasdaq for the Shares was $2 9/16 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

     The Company has informed Purchaser that, as of June 15, 1999, the Company had approximately 540 record holders of Shares.

     The Company has never declared or paid any cash dividend on the Shares.

6.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise stated below, the information set forth below in this "Certain Information Concerning the Company" section has been taken from the Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended September 30, 1998 (the "1998 Annual Report") and from the Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended March 31, 1999 (the "1999 Quarterly Report"). The information not so taken has been otherwise supplied by the Company. The following information is qualified in its entirety by reference to the 1998 Annual Report and 1999 Quarterly Report and all other reports and documents filed by the Company with the Commission.

     ALTHOUGH NEITHER PARENT NOR PURCHASER HAS ANY KNOWLEDGE THAT ANY SUCH INFORMATION IS UNTRUE, NEITHER PARENT NOR PURCHASER TAKES ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF INFORMATION CONTAINED IN THIS OFFER TO PURCHASE WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE

EVENTS WHICH MAY HAVE OCCURRED OR MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60621. Copies of such reports, proxy statements and other materials may be obtained by mail at prescribed rates, from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet site on the world wide web at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company are also available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, DC 20006-1500.

     General. The Company is a Delaware corporation incorporated in 1969, with its principal executive offices located at 99 Park Avenue, New York, New York 10016. The Company is a provider of spectrum efficient wireless communications technology, products and services.

     Directors and Executive Officers. The name, address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of the Company is set forth in Schedule I hereto.

     Selected Consolidated Financial Data. Set forth below is certain selected financial information of the Company and its consolidated subsidiaries. More comprehensive financial information is included in the 1998 Annual Report and the 1999 Quarterly Report (including management's discussion and analysis of results of operations and financial position) and other documents filed with the Commission. A copy of the financial statements included in the 1998 Annual Report and the 1999 Quarterly Report is reproduced as Schedule III hereto.

                                                                           SIX MONTHS ENDED
                                         YEAR ENDED SEPTEMBER 30,              MARCH 31
                                        --------------------------    --------------------------
                                           1997           1998           1998           1999
                                        -----------    -----------    -----------    -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA AND SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenues........................  $    42,284    $    35,654    $    17,283    $    12,766
Total costs and expenses..............       68,222         97,196         30,187         25,195
                                        -----------    -----------    -----------    -----------
Operating loss........................  $   (25,938)   $   (61,542)   $   (12,904)   $   (12,429)
Net loss..............................      (26,999)       (64,419)       (14,277)       (15,036)
Loss applicable to common
  shareholders........................      (27,999)       (66,463)       (14,870)       (16,358)
Net loss per share applicable to
  common shareholders.................        (0.74)         (1.58)         (0.35)         (0.38)
Weighted average number of common
  shares outstanding..................   37,885,371     42,151,142     42,128,258     42,303,038
BALANCE SHEET DATA:
Total assets..........................  $   112,565    $    80,114    $   109,039    $    84,534
Working capital.......................       21,289         10,928          6,619        (11,541)
Long term debt........................       24,577         32,836         17,641         31,442
Shareholders' equity (deficit)........       53,848         (8,454)        38,800        (24,568)
OTHER DATA:
Ratio of earnings to fixed charges....           --             --             --             --
Book value per share..................  $      1.28    $     (0.20)   $      0.93          (0.58)

Forecasts

     The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, the Company has made available certain non-public projected financial information regarding the Company to Bear Stearns, the Independent Committee, Lazard and Securicor in connection with their respective reviews of the transactions contemplated by the Offer and the Merger. Such information included, among other things, two sets of forecasts prepared by the Company of consolidated total revenues, gross profit, EBITDA, operating income and net income to common stockholders for the fiscal years 1999 through 2004, which are set forth in the tables below.

     On February 14, 1999, the Company provided a five-year business plan, including financial forecasts (the "February Forecast"), to each of the directors of the Company Board and Bear Stearns. Bear Stearns subsequently provided the February Forecast to Lazard for use in connection with its due diligence. The February Forecast reflected the most recent financial performance of the Company, the roll-out of service using the 220 MHz radio spectrum awarded to the Company by the FCC in the Phase II license auction in November 1998 and the introduction of a VHF product using the Company's existing technology. The business plan contemplated substantial additional financing to maximize the long term value of the business, without consideration as to the likelihood of the Company being able to obtain such financing from unaffiliated third parties. The business plan and the February Forecast also assumed that the Company would introduce a VHF product late in 1999, anticipating rapid and significant growth in this market prior to the 2005 FCC mandated date established for new equipment to be more spectrally efficient. At that time, the Company's technology had been "type accepted," by the FCC to be compliant with its mandated efficiency standards, although no Company product was then fully developed.

     In early May 1999, Company management prepared an updated forecast (the "May Forecast"), which was subsequently provided to the Independent Committee, Bear Stearns and Securicor. The May Forecast incorporated revised assumptions in the five-year business plan to reflect a recent report prepared over a several month period by the member of Company management responsible for the VHF market analyzing the Company's opportunities in such market. The May Forecast reflected a more conservative roll-out of the Company's VHF products. In addition, the May Forecast also reflected a gradual reduction in the Company's projected gross margins with respect to land mobile radio equipment sales due to increasing competition in such industry segment.

     Set forth below are the February Forecast and the May Forecast.

  February Forecast

                                                   FISCAL YEAR ENDING SEPTEMBER 30,
                                       --------------------------------------------------------
                                        1999      2000      2001      2002      2003      2004
                                       ------    ------    ------    ------    ------    ------
                                                           ($ IN MILLIONS)
Total Revenues.......................  $ 56.9    $ 77.9    $127.5    $190.8    $257.1    $312.8
Gross Profit.........................    11.9      19.6      36.2      64.1     101.5     140.7
EBITDA...............................   (10.2)     (6.8)     (2.8)     13.0      43.3      80.8
Operating Income.....................   (16.6)    (13.7)    (11.6)      0.5      26.5      62.0
Net income to common stockholders....   (23.4)    (22.2)    (21.6)    (11.7)     13.1      53.0

  May Forecast

                                                   FISCAL YEAR ENDING SEPTEMBER 30,
                                       --------------------------------------------------------
                                        1999      2000      2001      2002      2003      2004
                                       ------    ------    ------    ------    ------    ------
                                                           ($ IN MILLIONS)
Total Revenues.......................  $ 44.5    $ 69.6    $105.0    $153.3    $201.0    $240.3
Gross Profit.........................    11.1      15.8      26.4      48.9      80.3     114.2
EBITDA...............................   (12.7)     (8.8)     (9.2)      2.9      29.5      63.8
Operating Income.....................   (18.8)    (15.8)    (18.0)     (9.6)     12.7      45.0
Net income to common stockholders....   (28.8)    (25.2)    (29.6)    (24.3)     (3.9)     32.8

     The forecasts reflect the Company's forecast of the enumerated items on a stand-alone basis and without reflecting any potential synergies from the acquisition of the Company by Parent and Purchaser.

     The forecasts were prepared solely for internal use, were not prepared in accordance with generally accepted accounting principles or with a view to public disclosure or compliance with the published guidelines of the Commission or the American Institute of Certified Public Accountants regarding projections, and were not prepared with the assistance of, or reviewed by, the Company's independent accountants. Such forecasts are included in this Offer to Purchase solely because such information was furnished to Bear Stearns, the Independent Committee, Lazard and Securicor. None of the Company, Bear Stearns, the Independent Committee, Lazard or Securicor or any other party to whom the forecasts were provided assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. While presented with numerical specificity, the forecasts were based on a variety of assumptions relating to the businesses of the Company, industry performance, general business and economic conditions and other matters which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company's control. These assumptions involve judgments with respect to, among other things, future economic and competitive conditions, availability and cost of capital, inflation rates and future business conditions. Therefore, such forecasts are inherently imprecise and there can be no assurance that they will prove to be reliable. Also, actual future results may vary materially from those shown in the projections. None of the Company, Bear Stearns, the Independent Committee, Lazard, or Securicor is under any obligation, or has any intention, to update the projections at any future time.

7.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Parent is incorporated under the laws of England and Wales. The principal activities of Parent and its subsidiaries include the transportation and care of cash and valuables; cash processing; security guards and patrols; custodial services; recruitment services; container transport, contract distribution and warehouse management, express parcels, freight haulage, document delivery; vehicle fleet services; computer services; the manufacture, sale and installation of communications products; mobile communications and the provision of communications systems networks. The principal executive offices of Parent are located at Sutton Park House, 15 Carshalton Road, Sutton, Surrey SM1 4LD, United Kingdom.

     Purchaser was incorporated in June 1999 under the laws of the State of Delaware for the purpose of acquiring the Company. Purchaser has not engaged, and is not expected to engage, in any business other than in connection with its organization, the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Parent. Parent is a public limited company incorporated under the laws of England and Wales. Securicor is a public limited company incorporated under the laws of England and Wales and is the ultimate parent corporation of Parent and Purchaser.

     The name, business address, present principal occupation and five-year employment history of each of the directors and executive officers of each of Parent, Purchaser and Securicor are set forth in Schedule II of this Offer to Purchase.

     Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, Purchaser or Securicor nor, to the best knowledge of Parent, Purchaser and Securicor, any of the persons listed in Schedule II hereto nor any associate or majority-owned subsidiary of any such persons, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent, Purchaser or Securicor nor, to the knowledge of Parent, Purchaser and Securicor, any of the persons or entities referred to in clause
(i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent, Purchaser or Securicor nor, to the knowledge of Parent, Purchaser or Securicor, any of the persons listed in Schedule II hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; and (iv) since October 1, 1996, there have been no contacts, negotiations or transactions between any of Parent, Purchaser or Securicor or any of their respective subsidiaries or, to the best knowledge of Parent, Purchaser or Securicor, any of the persons listed in Schedule II hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission.

8.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses (excluding payments to be made in respect of options exercised after June 7, 1999 or in connection with the cancellation of outstanding options and warrants) is estimated to be approximately $46.7 million. Purchaser intends to obtain the funds required by it from capital contributions and/or loans from Parent. Parent intends to fund such capital contributions from its available cash resources. The Offer and Merger are not conditional on Purchaser obtaining financing.

9.  DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the terms of the Merger Agreement, prior to the Effective Time, unless otherwise approved in writing by Parent, the Company may not (i) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company; (ii) redeem, purchase or otherwise acquire any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for, any shares of capital stock of or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interests in the Company or any of its subsidiaries (other than any purchase, forfeiture or retirement of Shares or Options occurring pursuant to the terms thereof (as in effect on the date of the Merger Agreement)); or (iii) effect any reorganization or recapitalization of, or split, combine or reclassify, any of the capital stock of or other equity interests in the Company or any of its subsidiaries, or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of such capital stock or such equity interests.

10.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser (x) shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares, (y) may delay the acceptance for payment of or payment for any Shares or
(z) subject to the terms of the Merger Agreement, may terminate or amend the Offer as to any Shares not then paid for, if (i) the Minimum Tender Condition shall not have been satisfied or (ii) at any time prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exist or shall occur:

          (i) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the United States market in loans to large corporations, any material limitation by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the United States market in loans to large corporations, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States, that in any such case has a material adverse effect on bank syndication or financial markets in the United States or in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (ii) there shall be pending any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, or there shall be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, preventing or seeking to prevent consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, prohibiting or seeking to prohibit or limiting or seeking to limit Parent or Purchaser from exercising any material rights and privileges pertaining to the ownership of the Shares or compelling or seeking to compel any party or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Parent or the Company or any of their respective subsidiaries that is material in relation to the consolidated business or assets of Parent and its subsidiaries or the Company and its subsidiaries, in each case as a result of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; or

          (iii) Parent, Purchaser, the Company or their affiliates shall have failed to make any filings with or to obtain any approvals by or authorizations from any governmental body, agency, official or authority, or any applicable waiting period related thereto shall not have expired or been terminated, which filings, approvals or authorizations (or the expiration of such waiting periods) are legally required to be obtained or made by them (or to have expired or terminated) prior to the consummation of the Offer and which, if not obtained or made (or expired or terminated) would, individually or in the aggregate, have a reasonable probability of having a material adverse effect on Parent or the Company; or

          (iv) the Company shall have failed to perform in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the time Shares are accepted for payment pursuant to the Offer, and shall not have cured such failure prior to 30 days after notice thereof by Parent to the Company; or

          (v) the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct in all material respects at and as of the time Shares are accepted for payment pursuant to the Offer as if made at and as of such time (except as to those representations and warranties that are made as of a specified date, which shall be true and correct in any material respect as of such date), and Parent shall not have had knowledge as of the date hereof that the relevant representation or warranty was untrue or incorrect in any material respect as of the date hereof; or

          (vi) the Merger Agreement shall have been terminated in accordance with its terms; or

          (vii) the Company Board shall have withdrawn or modified its recommendation of the Offer or the Merger;

        which, in the reasonable good faith judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent not inconsistent with the terms hereof) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

11.  CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See "INTRODUCTION" and "-- Certain Conditions to the Offer" for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

  State Takeover Laws

     Section 203 of DGCL provides that a Delaware corporation such as the Company may not engage in any Business Combination (defined to include a variety of transactions, including a merger) with any Interested Stockholder (defined generally as any person that, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation), or any affiliate of an Interested Stockholder, for three years after the date on which the Interested Stockholder became an Interested Stockholder. The three-year prohibition on Business Combinations with Interested Stockholders (the "Business Combination Prohibition") does not apply if certain conditions, described below, are satisfied. Section 203 of DGCL provides that a "beneficial owner" of voting stock includes any person who, individually or together with any of its affiliates or associates, has (i) the right to acquire voting stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding or (iii) any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of such stock with any other person that beneficially owns, directly or indirectly, such stock.

     The Business Combination Prohibition does not apply to a particular Business Combination between a corporation and a particular Interested Stockholder if (i) prior to the date such Interested Stockholder became an Interested Stockholder, the board of directors of such corporation approves either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date the stockholder becomes an Interested Stockholder, the Business Combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder.

     The foregoing summary of Section 203 of DGCL does not purport to be complete and is qualified in its entirety by reference to the provisions of
Section 203 of DGCL.

     Pursuant to the 1996 Stock Purchase Agreement, Securicor became an Interested Stockholder. Prior to the consummation of the transaction contemplated by such agreement, the Company's Board and its stockholders approved such agreement and the transactions contemplated thereby. Accordingly,
Section 203 of DGCL does not apply to the Merger.

     A number of other states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, Purchaser believes that such laws conflict with U.S. federal law and constitute an unconstitutional burden on interstate commerce.

     Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See "-- Certain Conditions to the Offer".

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions (including certain transactions involving the proposed acquisition of in excess of 15%, 25% and 50% of the equity interest of a target corporation) may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied (the "HSR Requirements"). Because Securicor complied with the applicable HSR Requirements in connection with the acquisition of in excess of 50% of the outstanding equity of the Company, the HSR Requirements are inapplicable to the acquisition of Shares in the Offer and to the Merger.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that neither the Offer nor the Merger will violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "-- Certain Conditions to the Offer."

     Lawsuits. The Company, Securicor and the Company's directors have been named as defendants in a class action lawsuit filed on June 8, 1999 in the Court of Chancery of the State of Delaware following the Company's announcement on June 7, 1999 of the Offer. The complaint alleges that the Company, Securicor and the Company Board have suppressed the price of the Shares by among other things, suppressing material information, so that Securicor can purchase the publicly-held Shares at an inadequate price. The complaint alleges claims for breaches of fiduciary duty to the Company's public stockholders and seeks injunctive relief, unspecified compensatory and/or rescissory damages, attorneys' fees and costs, and other relief relating to the Offer and the Merger.

     The Company, Securicor and the Company's directors have been named as defendants in another class action lawsuit filed on June 11, 1999 in the Court of Chancery of the State of Delaware following the Company's announcements on June 7, 1999 of the Offer and on June 10, 1999 that the Company Board had approved the Offer. The complaint alleges that Securicor has timed the Offer to take advantage of the investments made by the Company from its inception through 1998. The complaint alleges that Securicor has breached its fiduciary duties to the Company's public stockholders by offering to purchase the Shares it does not already own for grossly inadequate consideration and without adequate procedural protections customarily afforded public stockholders under such circumstances. The complaint seeks preliminary and permanent injunctive relief, unspecified compensatory and/or rescissory damages, and costs and disbursements, including attorneys' and experts' fees, relating to the Offer.

12.  CERTAIN FEES AND EXPENSES.

     Lazard acted as financial advisor to Securicor in connection with the proposed acquisition of, or a business combination with, the Company. In consideration for these services, Securicor agreed to pay Lazard a cash fee of $1 million. Such fee will be payable upon the consummation of an acquisition of the Company by Purchaser. Securicor also agreed to reimburse Lazard for all out-of-pocket expenses incurred by it, including the fees and expenses of its counsel, and to indemnify Lazard against certain liabilities and expenses in connection with the proposed acquisition, including certain liabilities under the federal securities laws. In addition, Lazard Freres & Co. LLC has been engaged to act as Dealer Manager in connection with the Offer. The Dealer Manager has agreed to so act without any additional compensation, except as to the matters set forth in the second preceding sentence.

     MacKenzie Partners, Inc. has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

     In addition, ChaseMellon Shareholder Services, L.L.C. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

     The following is an estimate of expenses to be incurred in connection with the Offer and the Merger:

     Expenses to be paid by the Purchaser and its affiliates:

Financial Advisor/Dealer Manager............................  $1,000,000
Legal Fees for Counsel to the Financial Advisor/Dealer
  Manager...................................................      40,000
Legal Fees for Counsel to Purchaser.........................     350,000
Printing and Mailing........................................     100,000
Advertising.................................................      60,000
Filing Fees.................................................      10,876
Depositary Fees.............................................      25,000
Information Agent Fees......................................      30,000
Miscellaneous...............................................      50,000
                                                              ----------
     TOTAL..................................................  $1,665,876
                                                              ==========

     Expenses to be paid by the Company:

Financial Advisor to Independent Committee..................  $3,108,000
Legal Fees for Counsel to the Independent Committee.........     200,000
Legal Fees for Counsel to the Company.......................     250,000
Printing and Mailing........................................      20,000
Miscellaneous...............................................      20,000
                                                              ----------
     TOTAL..................................................  $3,598,000
                                                              ==========

13.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser has filed with the Commission the Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act and the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 13E-3 and Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in "-- Certain Information Concerning the Company," with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

     No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                          IGC ACQUISITION CORP.

June 16, 1999

                                   SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Company. Except as otherwise noted, the business address of each such person is 99 Park Avenue, New York, New York. Messrs. Wiggs and Wikinson are citizens of the United Kingdom; each other person listed is a citizen of the United States.

      NAME AND BUSINESS ADDRESS          MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENTS
         (WHERE APPLICABLE)                              FOR THE PAST FIVE YEARS
      -------------------------                          -----------------------
Robert J. Shiver.....................  Mr. Shiver has been a Director of the Company since 1997;
                                       Chief Executive Officer and Chairman of the Board of
                                       Directors of the Company since August 1997; and President of the Company since April 1999. From 1994 until August 1997,
                                       Mr. Shiver served as Chief Executive Officer and a director of Centennial Security Holdings, Inc. and Centennial
                                       Security, Inc., a large provider of security systems and
                                       services in North America. Mr. Shiver, since 1992, also has served as Chairman and director of BDC Holdings, Inc.
Howard Frank.........................  Director of the Company. Howard Frank has served as Director of the Company since 1998. Dean Frank has served as the Dean of the Robert H. Smith School of Business University of
                                       Maryland, College Park, since September 1997. Dean Frank was a Senior Fellow at the Wharton School of Business,
                                       University of Pennsylvania from August 1993 until August
                                       1997. As a Senior Fellow, Dean Frank was on loan to the
                                       Defense Advanced Research Projects Agency where he served as
                                       Director of the Information Technology Office. Dean Frank is
                                       also a partner in Howard Frank Associates.
Robert B. Kelly......................  Director of the Company. Mr. Kelly has been a partner in the
                                       Washington, D.C. law firm of Squire, Sanders & Dempsey,
                                       L.L.P. since May 1998. Mr. Kelly was a principal in the
                                       Washington, D.C. law firm of Kelly & Povich, P.C. from its formation in October 1994 until May 1998. Mr. Kelly was a
                                       partner in the Washington, D.C. firm of Piper & Marbury from
                                       January 1989 to March 1992, was a sole practitioner from
                                       March 1992 to February 1993 and was a principal in the firm of Kelly, Hunter, Mow & Povich, P.C. from February 1993 to
                                       October 1994. Mr. Kelly is also a director of Telesciences,
                                       Inc.
Eli M. Noam..........................  Director of the Company. Professor Noam is a Professor of
                                       Finance and Economics, and Director of the Columbia
                                       Institute for Tele-Information at the Columbia Business
                                       School, Columbia University. He has served as a Professor
                                       since 1976.
John Wareham.........................  Director of the Company. Mr. Wareham is the founder and
                                       Chief Executive Officer of Wareham Associates, Inc., a human resources consulting firm. Mr. Wareham founded the
                                       organization approximately 30 years ago.
Steven L. Wasserman..................  Director of the Company. Mr. Wasserman has been the
                                       Secretary of the Company since September 1994. Mr. Wasserman has been an attorney and a partner of the law firm of
                                       Kohrman Jackson & Krantz, P.L.L., Cleveland, Ohio, since
                                       1994. From 1983 to 1994, Mr. Wasserman was a shareholder and officer of Honohan, Harwood, Chernett & Wasserman Co. LPA,
                                       Cleveland, Ohio. Mr. Wasserman also is a director of
                                       SecurFone America, Inc., a prepaid cellular and network
                                       service provider. He is a member of the State bars of Ohio and Florida.

      NAME AND BUSINESS ADDRESS          MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENTS
         (WHERE APPLICABLE)                              FOR THE PAST FIVE YEARS
      -------------------------                          -----------------------
Roger Wiggs..........................  Director of the Company. Mr. Wiggs is a solicitor and is the
  c/o Sutton Park House                Chief Executive of Securicor. Mr. Wiggs has been a Director
  15 Carshalton Road                   of Parent and of Securicor Omega Holdings Limited (formerly
  Sutton, Surrey SM1 4LD               Securicor Group plc) since 1977. Since 1988, Mr. Wiggs has
  United Kingdom                       served as Chief Executive of Securicor Group. Since its
                                       formation in 1996, Mr. Wiggs has been a Director and the
                                       Chief Executive of Securicor. Mr. Wiggs is a Director of
                                       Cellnet Group Limited and a non-executive Director of The
                                       Crown Agents Foundation.
Michael G. Wilkinson.................  Director of the Company. Mr. Wilkinson has served as the
  c/o Sutton Park House                Financial Director of Securicor Communications Limited since
  15 Carshalton Road                   1992. Mr. Wilkinson has served as Director of Securicor
  Sutton, Surrey SM1 4LD               Communications Limited since 1992.
  United Kingdom
George F. Naspo......................  Mr. Naspo has been the Executive Vice President since
                                       October 1998. Mr. Naspo served as Director of Carrier
                                       Sales -- North America for Sierra Wireless from January 1997 until joining the Company. From May 1993 to January 1997,
                                       Mr. Naspo was Director of Sales -- The Americas for Cyplex
                                       Corporation and from January 1988 to May 1997, he was
                                       Regional Sales Director for Motorola/UDS. Mr. Naspo has over twenty years of experience working in the communications
                                       industry.
George Valenti.......................  Chief Financial Officer and Vice President. Mr. Valenti has
                                       been the Chief Financial Officer and Vice President of the
                                       Company since August 1998. Mr. Valenti served as Chief
                                       Financial Officer of Energy One, LLC from September 1997
                                       until August 1998. From June 1994 through April 1997, Mr.
                                       Valenti was the Vice President-Financial Services of TRC
                                       Environmental Corp. From 1985 to June 1994, Mr. Valenti was
                                       the Corporate Controller of Rochester Telephone Corporation.

                                  SCHEDULE II

                DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT,
                            PURCHASER AND SECURICOR

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. The business address of each such person is c/o Sutton Park House, 15 Carshalton Road, Sutton, Surrey SM1 4LD, United Kingdom, and each such person is a citizen of the United Kingdom.

                NAME                   MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
                ----                   -------------------------------------------------------------------------------
Nigel Griffiths LLB..................  Securicor Group Legal Director and Company Secretary; Mr. Griffiths is a
                                       solicitor. Mr. Griffiths has served as Company Secretary of Parent since 1989 and as a Director of Parent since 1990. Mr. Griffiths was also Company
                                       Secretary of Securicor Group plc (now Securicor Omega Holdings Limited) from
                                       1989 to 1999 and a Director of that company from 1990 to 1999. Since its formation in 1996, Mr. Griffiths has been Company Secretary and Group Legal
                                       Director of Securicor.
Patrick Howes........................  Chairman, Securicor Distribution Division; In his capacity as Chairman of the
                                       Securicor Group's Distribution Division, Mr. Howes has served as a Director of
                                       Parent since 1991, of Securicor Omega Holdings Limited (formerly Securicor
                                       Group plc) since 1992 and of Securicor since its formation in 1996.
Christopher Shirtcliffe..............  Securicor Group Finance Director; In his capacity as the Securicor Group's
                                       Finance Director, Mr. Shirtcliffe has served as a Director of Parent since
                                       1985, of Securicor Omega Holdings Limited (formerly Securicor Group plc) since
                                       1986 and of Securicor since its formation in 1996.
Roger Wiggs..........................  Chief Executive of Securicor; Mr. Wiggs is a solicitor and is the Chief
                                       Executive of Securicor. Mr. Wiggs has been a Director of Parent and of
                                       Securicor Omega Holdings Limited (formerly Securicor Group plc) since 1977.
                                       Since 1988, Mr. Wiggs has served as Chief Executive of the Securicor Group.
                                       Since its formation in 1996, Mr. Wiggs has been a Director and the Chief
                                       Executive of Securicor. Mr. Wiggs is a Director of the Company and of Cellnet
                                       Group Limited and a non-executive Director of The Crown Agents Foundation.

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Messrs. McMullan and Thompson are United States citizens; Mr. Griffiths is a citizen of the United Kingdom.

      NAME AND BUSINESS ADDRESS        MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
      -------------------------        -------------------------------------------------------------------------------
C. Grice McMullan Jr.                  Chairman of the Board, President and Director of Purchaser; Partner at Thompson
  c/o Thompson & McMullan,             & McMullan, a Professional Corporation, a law firm, since its formation in
  a Professional Corporation           1978.
  100 Shockoe Slip
  Richmond, Virginia 23219-4140

John B. Thompson                       Vice President, Treasurer, Assistant Secretary and Director of Purchaser;
  c/o Thompson & McMullan,             Partner at Thompson & McMullan, a Professional Corporation, since its formation
  a Professional Corporation           in 1978.
  100 Shockoe Slip
  Richmond, Virginia 23219-4140

      NAME AND BUSINESS ADDRESS        MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
      -------------------------        -------------------------------------------------------------------------------
Nigel Griffiths LLB                    Securicor Group Legal Director and Company Secretary; Mr. Griffiths is a
  c/o Sutton Park House                solicitor. Mr. Griffiths has served as Company Secretary of Parent since 1989
  15 Carshalton Road                   and as a Director of Parent since 1990. Mr. Griffiths was also Company
  Sutton, Surrey SM1 4LD               Secretary of Securicor Group plc (now Securicor Omega Holdings Limited) from
  United Kingdom                       1989 to 1999 and a Director of that Company from 1990 to 1999. Since its formation in 1996, Mr. Griffiths has been Company Secretary and Group Legal
                                       Director of Securicor.

     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Securicor. The business address of each such person is c/o Sutton Park House, 15 Carshalton Road, Sutton, Surrey SM1 4LD, United Kingdom, and each such person is a citizen of the United Kingdom.

NAME                                   MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
----                                   -------------------------------------------------------------------------------
Sir James Birrell....................  Non-Executive Director of Securicor; Sir James served as a Director of Parent and Securicor Group plc (now Securicor Omega Holdings Limited) from 1993 until
                                       1996 and as a Director of Securicor since its formation in 1996. Sir James is also a member of the Building Societies Commission and a non-executive Director of Wesleyan Assurance Society.
Nigel Griffiths LLB..................  Securicor Group Legal Director and Company Secretary; Mr. Griffiths is a
                                       solicitor. Mr. Griffiths has served as Company Secretary of Parent since 1989 and as a Director of Parent since 1990. Mr. Griffiths was also Company
                                       Secretary of Securicor Group plc (now Securicor Omega Holdings Limited) from
                                       1989 to 1999 and a Director of that company from 1990 to 1999. Since its formation in 1996, Mr. Griffiths has been Company Secretary and Group Legal
                                       Director of Securicor.
Patrick Howes........................  Chairman, Securicor Distribution Division; In his capacity as Chairman of the
                                       Securicor Group's Distribution Division, Mr. Howes has served as a Director of
                                       Parent since 1991, of Securicor Omega Holdings Limited (formerly Securicor
                                       Group plc) since 1992 and of Securicor since its formation in 1996.
Lord Imbert..........................  Non-Executive Director of Securicor; Lord Imbert, formerly Sir Peter Imbert, served as a Director of Parent and of Securicor Group plc (now Securicor Omega
                                       Holdings Limited) from 1993 until 1996 and as a Director of Securicor since its formation in 1996. Lord Imbert is a non-executive director of Camelot Group plc and non-executive Chairman of Retainagroup Limited. Lord Imbert was appointed as Her Majesty's Lord Lieutenant of Greater London in 1998 and was made a Life
                                       Peer in 1999.
Jonathan Kitchen.....................  Non-Executive Director of Securicor; Mr. Kitchen was appointed to the board of
                                       Securicor in 1998, following his retirement from Lazard Brothers and Co.,
                                       Limited, where he had served as a Director since 1981. Mr. Kitchen serves as a non-executive director of The 600 Group plc.
Sir Neil Macfarlane..................  Non-Executive Chairman of Securicor; Sir Neil served as a non-executive
                                       Director of Parent and Securicor Group plc (now Securicor Omega Holdings
                                       Limited) from 1993 to 1996 and as Chairman of those companies from 1995 to
                                       1996. Since its formation in 1996, Sir Neil has served as Chairman and Director of Securicor. Sir Neil also serves as Chairman of Associated Nursing Services plc, non-executive Director of RMC plc and Bradford and Bingley Building
                                       Society and trustee of the England and Wales Cricket Foundation.

NAME                                   MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
----                                   -------------------------------------------------------------------------------
David Cowden.........................  Director and Chief Executive, Securicor Security Services Division; Mr. Cowden
                                       served as Managing Director of Securicor Guarding Limited from 1991 until 1996 and Executive Chairman of Securicor Cash Services Limited from 1996 until 1998.
                                       In 1998 Mr. Cowden was appointed Chief Executive of Securicor's Security
                                       Services Division and in 1999, Mr. Cowden became a Director of Securicor.
Christopher Shirtcliffe..............  Securicor Group Finance Director; In his capacity as the Securicor Group's
                                       Finance Director, Mr. Shirtcliffe has served as a Director of Parent since
                                       1985, of Securicor Omega Holdings Limited (formerly Securicor Group plc) since
                                       1986 and of Securicor since its formation in 1996.
Roger Wiggs..........................  Chief Executive of Securicor; Mr. Wiggs is a solicitor and is the Chief
                                       Executive of Securicor. Mr. Wiggs has been a Director of Parent and of
                                       Securicor Omega Holdings Limited (formerly Securicor Group plc) since 1977.
                                       Since 1988, Mr. Wiggs has served as Chief Executive of the Securicor Group.
                                       Since its formation in 1996, Mr. Wiggs has been a Director and the Chief
                                       Executive of Securicor. Mr. Wiggs is a Director of the Company and of Cellnet
                                       Group Limited and a non-executive Director of The Crown Agents Foundation.

                                  SCHEDULE III

                      FINANCIAL STATEMENTS OF THE COMPANY

Consolidated Statements of Operations and Comprehensive
  Income (Loss) for the years ended September 30, 1998, 1997 and 1996..................................................  F-2
Consolidated Balance Sheets at September 30, 1998 and
  1997......................................................  F-3
Consolidated Statements of Shareholders' Equity (Deficit)
  for the years ended September 30, 1998, 1997 and 1996.....  F-4
Consolidated Statements of Cash Flows for the years ended
  September 30, 1998, 1997 and 1996.........................  F-5
Notes to Consolidated Financial Statements..................  F-6
Consolidated Statements of Operations and Comprehensive Loss
  for the three and six months ended March 31, 1999 and
  1998......................................................  F-29
Consolidated Balance Sheets at March 31, 1999 and September
  30, 1998..................................................  F-30
Consolidated Statements of Cash Flows for the six months
  ended March 31, 1999......................................  F-31
Notes to Consolidated Financial Statements..................  F-32

                            INTEK GLOBAL CORPORATION
                  RADIOCOMS INCLUDED FROM OCTOBER 1, 1995 AND
       INTEK, ROAMER ONE, AND MIDLAND USA INCLUDED FROM DECEMBER 3, 1996

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
             ($'S IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               YEARS ENDED SEPTEMBER 30,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Revenues
  Net product sales....................................  $   28,509    $   38,606    $   22,996
  Service income.......................................       7,145         3,678           903
                                                         ----------    ----------    ----------
Total revenues.........................................      35,654        42,284        23,899
Costs and expenses:
  Cost of product sales................................      20,142        37,846        19,853
  Cost of services provided............................       7,334         1,739           231
  Sales and marketing..................................       8,360         4,214         1,268
  Research and development.............................       1,913         3,266         3,154
  General and administrative...........................      16,735        16,677         8,301
  Depreciation and amortization........................       6,711         4,480         1,510
  Restructuring charges................................       1,613            --            --
  Impairment of long-lived assets......................      34,388            --            --
                                                         ----------    ----------    ----------
Operating loss.........................................     (61,542)      (25,938)      (10,418)
Other income (expense):
  Interest.............................................      (2,862)       (2,894)       (1,715)
  Gain on sale of long term assets.....................          --           324            --
  Other................................................         (15)          351            --
                                                         ----------    ----------    ----------
Loss before income taxes...............................     (64,419)      (28,157)      (12,133)
Income tax benefit.....................................          --         1,158         3,044
                                                         ----------    ----------    ----------
Net loss...............................................     (64,419)      (26,999)       (9,089)
Less preferred dividends...............................      (2,044)       (1,000)           --
                                                         ----------    ----------    ----------
Net loss applicable to common shareholders.............  $  (66,463)   $  (27,999)   $   (9,089)
Other comprehensive income (loss):
  Foreign currency translation adjustments, net of
     tax...............................................         186        (2,588)          749
                                                         ----------    ----------    ----------
Comprehensive income (loss)............................  $  (66,277)   $  (30,587)   $   (8,340)
                                                         ==========    ==========    ==========
Net loss per share applicable to common shareholders
  (basic & diluted)....................................  $    (1.58)   $    (0.74)   $    (0.36)
                                                         ==========    ==========    ==========
Weighted average number of common shares outstanding
  (basic & diluted)....................................  42,151,142    37,885,371    25,000,000
                                                         ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated statements

                            INTEK GLOBAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
             ($'S IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1998         1997
                                                              ---------    --------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   5,719    $  1,909
  Marketable securities.....................................         --       8,148
  Accounts receivable, net of allowance for doubtful
    accounts of $993 in 1998 and $863 in 1997...............      3,870       6,488
  Inventories...............................................     17,677      12,289
  Deposits..................................................      1,750          --
  Amounts due from related parties..........................        396       4,701
  Prepaid expenses and other current assets.................      1,796         894
                                                              ---------    --------
         Total current assets...............................     31,208      34,429
                                                              ---------    --------
PROPERTY AND EQUIPMENT, NET.................................     23,569      21,555
OTHER ASSETS:
  Note receivable...........................................        580         556
  Intangible assets, net....................................     20,961      48,340
  Inventory -- long term....................................      3,189       6,980
  Other.....................................................        607         705
                                                              ---------    --------
         Total other assets.................................     25,337      56,581
                                                              ---------    --------
TOTAL ASSETS................................................  $  80,114    $112,565
                                                              =========    ========
CURRENT LIABILITIES:
  Accounts payable..........................................  $   7,062    $  6,110
  Amounts due to related parties............................      2,499       2,005
  Accrued liabilities.......................................      7,420       3,928
  Deferred income...........................................         --         977
  Notes payable -- third party..............................      3,299         120
                                                              ---------    --------
         Total current liabilities..........................     20,280      13,140
                                                              ---------    --------
LONG TERM DEBT:
  Notes payable -- third party..............................      2,038          --
  Notes payable -- related party............................     30,733      24,223
  Other.....................................................         65         354
                                                              ---------    --------
         Total long term debt...............................     32,836      24,577
                                                              ---------    --------
PREFERRED STOCK -- Mandatorily Redeemable...................     35,452      21,000
                                                              ---------    --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
  Common stock, $.01 par value, 60,000,000 shares authorized
    43,305,620 and 42,398,096 shares issued at 1998 and
    1997, respectively......................................        433         424
  Capital in excess of par value............................    108,471     105,220
  Treasury stock, at cost, 1,002,582 and 465,582 shares at
    1998 and 1997, respectively.............................     (2,099)       (770)
  Accumulated deficit.......................................   (113,618)    (49,199)
  Currency translation adjustment...........................     (1,641)     (1,827)
                                                              ---------    --------
         Total shareholders' equity (deficit)...............     (8,454)     53,848
                                                              ---------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $  80,114    $112,565
                                                              =========    ========

The accompanying notes are an integral part of these consolidated balance sheets

                            INTEK GLOBAL CORPORATION
                  RADIOCOMS INCLUDED FROM OCTOBER 1, 1995 AND
       INTEK, ROAMER ONE, AND MIDLAND USA INCLUDED FROM DECEMBER 3, 1996

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       ($'S IN THOUSANDS, EXCEPT SHARES)

                 YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

                                                                  CAPITAL                                               TOTAL
                                              COMMON STOCK       IN EXCESS                             CURRENCY     SHAREHOLDERS'
                                           -------------------    OF PAR     TREASURY   ACCUMULATED   TRANSLATION      EQUITY
                                             SHARES     AMOUNT     VALUE      STOCK       DEFICIT     ADJUSTMENT      (DEFICIT)
                                           ----------   ------   ---------   --------   -----------   -----------   -------------
BALANCE SEPTEMBER 30, 1995...............     100,000    $250    $   (100)   $    --     $ (13,111)     $    12       $(12,949)
Net loss.................................          --      --          --         --        (9,089)          --         (9,089)
Foreign currency translation
  adjustments............................          --      --          --         --            --          749            749
                                           ----------    ----    --------    -------     ---------      -------       --------
BALANCE SEPTEMBER 30, 1996...............     100,000     250        (100)        --       (22,200)         761        (21,289)
Eliminate stock of Radiocoms.............    (100,000)   (250)        100         --            --           --           (150)
Purchase Radiocoms for stock.............  25,000,000     250      84,982         --            --           --         85,232
Intek shares December 3, 1996............  14,239,416     142      26,383       (770)      (11,025)          --         14,730
Intek loss October 1, 1996 through
  December 3, 1996.......................          --      --          --         --        (3,407)          --         (3,407)
Eliminate Intek historic deficit.........          --      --     (14,432)        --        14,432           --             --
Adjust shares for Midland assets.........    (155,000)     (1)       (644)        --            --           --           (645)
Imputed interest on warrants.............          --      --         652         --            --           --            652
Shares issued for loan extension fee.....      34,000      --         203         --            --           --            203
Exercise of warrants.....................   1,758,776      18       6,495         --            --           --          6,513
Write off deferred financing cost related
  to note converted to stock.............          --      --        (215)        --            --           --           (215)
Shares issued for interest...............      14,602      --          60         --            --           --             60
Shares issued for equipment purchase.....   1,206,302      12       2,176         --            --           --          2,188
Employee stock grant.....................     300,000       3         560         --            --           --            563
Preferred stock dividends................          --      --      (1,000)        --            --           --         (1,000)
Net loss.................................          --      --          --         --       (26,999)          --        (26,999)
Foreign currency translation
  adjustments............................          --      --          --         --            --       (2,588)        (2,588)
                                           ----------    ----    --------    -------     ---------      -------       --------
BALANCE SEPTEMBER 30, 1997...............  42,398,096     424     105,220       (770)      (49,199)      (1,827)        53,848
Purchase treasury shares.................          --      --          --     (1,329)           --           --         (1,329)
Shares issued for licenses...............     506,916       5         968         --            --           --            973
Shares issued for acquisition of Data
  Express................................     400,608       4       1,272         --            --           --          1,276
Gain on sale of assets to related
  party..................................          --      --       3,055         --            --           --          3,055
Preferred stock dividends................          --      --      (2,044)        --            --           --         (2,044)
Net loss.................................          --      --          --         --       (64,419)          --        (64,419)
Foreign currency translation
  adjustment.............................          --      --          --         --            --          186            186
                                           ----------    ----    --------    -------     ---------      -------       --------
BALANCE SEPTEMBER 30, 1998...............  43,305,620    $433    $108,471    $(2,099)    $(113,618)     $(1,641)      $ (8,454)
                                           ==========    ====    ========    =======     =========      =======       ========

  The accompanying notes are an integral part of these consolidated statements

                            INTEK GLOBAL CORPORATION
                  RADIOCOMS INCLUDED FROM OCTOBER 1, 1995 AND
       INTEK, ROAMER ONE, AND MIDLAND USA INCLUDED FROM DECEMBER 3, 1996

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               ($'S IN THOUSANDS)

                                                                YEARS ENDED SEPTEMBER 30,
                                                             --------------------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
Cash flows from operating activities:

  Net loss.................................................  $(64,419)   $(26,999)   $ (9,089)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.........................     6,711       4,480       1,510
     Impairment of long-lived assets.......................    34,388          --          --
     Interest capitalized into principal...................     3,527          --          --
     Stock compensation to employees.......................        --         563          --
     Other.................................................        --         350          29
  Changes in operating assets and liabilities:
     Accounts receivable and amounts due from related
       parties.............................................     4,231       1,384       3,477
     Allowance for doubtful accounts.......................       252          --          --
     Deposits..............................................    (1,735)         --          --
     Inventories...........................................    (2,215)     11,376      (2,984)
     Income taxes receivable from related parties..........        --       2,330          --
     Prepaid expenses and other current assets.............       (77)      1,375          67
     Accounts payable and amounts due to related parties...     2,430         902      (1,513)
     Deposits..............................................       (42)         --          --
     Accrued liabilities...................................       112        (443)       (601)
     Accrued liabilities to related parties................        --         342          --
     Deferred income.......................................      (667)        194      (1,209)
     Restructuring reserve.................................     1,424          --          --
     Other.................................................       526         (93)         --
                                                             --------    --------    --------
  Net cash used in operating activities....................   (15,554)     (4,239)    (10,313)
                                                             --------    --------    --------
Cash Flows From Investing Activities:
  Proceeds from sale of marketable securities..............     7,458       1,853          --
  Expenditures for property and equipment, net.............    (7,130)     (9,226)     (1,657)
  Expenditures for FCC licenses............................    (8,257)     (2,016)         --
  Expenditures for other long term assets..................        71      (6,477)         --
  Proceeds from sale of long term assets...................     8,500       2,311          96
  Other....................................................       152        (428)         --
                                                             --------    --------    --------
  Net cash provided by (used in) investing activities......       794     (13,983)     (1,561)
                                                             --------    --------    --------
Cash Flows From Financing Activities:
  Net change in bank overdraft.............................       653      (1,252)       (731)
  Proceeds from short term debt............................     2,425          71          --
  Proceeds from long term debt.............................     1,694       4,000          --
  Proceeds from long term debt-related party...............    15,515      19,452      12,463
  Repayment of long and short term debt....................        --      (5,347)         --
  Purchase of treasury stock...............................    (1,329)         --          --
  Other....................................................        (6)        282          --
                                                             --------    --------    --------
  Net cash provided by financing activities................    18,952      17,206      11,732
                                                             --------    --------    --------
Effect of foreign exchange rate changes on cash............      (382)        936         (42)
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents.......     3,810         (80)       (184)
Cash and cash equivalents at beginning of year.............     1,909         417         601
Cash acquired in reverse acquisition.......................        --       1,572          --
                                                             --------    --------    --------
Cash and cash equivalents at end of year...................  $  5,719    $  1,909    $    417
                                                             ========    ========    ========
Supplemental disclosures of cash flow information:
  Cash paid for interest...................................  $    317    $    578    $  1,715
  Cash paid for income taxes...............................        --          --          --
  Cash received for income taxes (U.K. group tax relief
     received from related party)..........................        --       3,117         285

  The accompanying notes are an integral part of these consolidated statements

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

     Intek Global Corporation, a Delaware corporation, is a provider of spectrum-efficient wireless communications technology, products and services. At the Annual Meeting of Shareholders held on February 18, 1998, the shareholders approved the change of the Company's name from Intek Diversified Corporation to Intek Global Corporation.

     With the exception of certain products distributed by Midland USA, Inc ("MUSA"), a Delaware corporation, and Securicor Radiocoms Limited ("Radiocoms"), a corporation formed under the laws of England and Wales, both wholly-owned subsidiaries of Intek, the communication services and products of the Company utilize linear modulation technology ("LM Technology" or "LMT"). Roamer One, Inc., a Delaware corporation and a wholly-owned subsidiary of Intek, is a provider of high quality wireless voice and data communications services in the U.S., operating on the 220-222 MHz ("220 MHz") frequency ("Roamer One Network") and Radiocoms is a manufacturer of the systems and radios used by among others, the Company's specialized mobile radio ("SMR") sites. In addition, Radiocoms, through a subsidiary, is involved in the research and development of products and other applications of LM Technology. During fiscal 1998, the Company formed Intek License Acquisition Corporation ("ILAC"), a Delaware corporation and a wholly-owned subsidiary of Intek, to participate in a Federal Communications Commission ("FCC") auction and to acquire FCC licenses from third parties.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     On December 3, 1996, Securicor Communications Limited ("Securicor"), a corporation formed under the laws of England and Wales, acquired more than a 50 percent controlling interest in Intek through the Radiocoms Acquisition (Note
4). Accordingly, the Radiocoms Acquisition was treated as a reverse acquisition for accounting purposes. Radiocoms was considered the acquiring company, although Intek was the surviving company under corporate law. The consolidated financial statements for fiscal 1996 include only the accounts of Radiocoms and its subsidiaries, all of which were wholly-owned. Included in reported results of operations for fiscal 1996 (pre-reverse acquisition period), are revenues and cost of sales of $9.0 million and $8.8 million, respectively, from the sales of products and services by Radiocoms to other current Intek subsidiaries.

     Subsequent to the date of the Radiocoms Acquisition (post-reverse acquisition periods), the consolidated financial statements include the accounts of Intek and its subsidiaries. All material intercompany accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform with the current period presentation.

  Use of Estimates and Significant Risks

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company's business, financial condition and future prospects are subject to a number of risks and contingencies. Those that the Company regards currently as among the most significant are summarized below.

     Risk of Uncertain Market Acceptance. LM Technology is a relatively new technology and there is a risk that the marketplace may not accept the potential benefits of the technology or that the technology may not

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES perform to expectations. The commercial viability of the Roamer One Network is dependent upon the performance of the LM Technology and acceptance of such technology by the marketplace. Until products utilizing LM Technology progress through the commercial development stage, manufacturing costs may be substantially higher than competing products and the Company may be forced to sell equipment below its manufactured costs.

     If Intek's products using LM Technology are not commercially accepted or do not have the capabilities the Company believes they have or can have, or manufacturing costs cannot be reduced, the future results of operations of the Company could be significantly and negatively impacted.

     Competing Services. Competition in the sale of wireless communication products and services is fierce. Given the wide variety of available wireless services, new subscribers will only be acquired if the Company has a service needed by potential subscribers and priced, along with the cost of the necessary radio equipment, attractively when compared to competing services and products. As a result, there is no assurance that the services provided on the Roamer One Network or the technology and products developed by the Company will be competitive with services, technology and products of other wireless communications companies.

     Supplier Risk. If the Company's Japanese supplier of non-LM Technology radios and accessories was no longer available, Intek's financial position and results of operations would be adversely impacted.

     Dependence on Governmental Regulation. The current and planned operations of the Company can be adversely impacted by delayed or adverse actions by various regulatory authorities and it is impossible to predict, with any certainty, how the Company's operations will be impacted by the actions of these regulatory authorities. In most international markets there are similar, and in some instances, more stringent governmental regulatory overviews regarding wireless communications services and products including those offered by the Company.

     Need for Additional Capital. The Company will require additional cash resources to fund operations if its business plan is not realized. There can be no assurance that additional financing will be available on reasonable terms or at all.

  Revenue Recognition

     With respect to the sale of equipment, including systems and site equipment, revenue is recognized upon acceptance of the equipment by the customer. The Company recognizes subscriber revenue from airtime billings upon provision of the service. In those instances where subscribers are billed for airtime service provided from sites managed by the Company, gross billings are included in service income and distributions to licensees are included in cost of services provided.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Marketable Securities

     During fiscal 1997, the Company received stock of Transcrypt International in exchange for its investment in E.F. Johnson Company ("EFJ"). At September 30, 1997, this investment was classified as available for sale and was recorded at its fair value at that date. Subsequent to September 30, 1997, the Company sold the investment for approximately $748,000 less than its carrying value. The Company did not realize a loss on this transaction as the shortfall was recovered from Securicor.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and include manufacturing labor and overhead.

     Inventories at September 30 consist of the following ($'s in thousands):

                                                            1998       1997
                                                           -------    -------
Raw materials............................................  $ 5,526    $ 4,020
Work in progress.........................................    2,681      1,311
Finished goods...........................................   12,659     13,938
                                                           -------    -------
                                                            20,866     19,269
Total long term inventories..............................   (3,189)    (6,980)
                                                           -------    -------
Total current inventories................................  $17,677    $12,289
                                                           =======    =======

     At September 30, 1998 and 1997, the Company has classified approximately $3.2 million and $7.0 million, respectively, of completed base stations and components for the manufacture of additional base stations as non-current assets since there is no assurance that the inventory will be utilized by the Company or sold to third parties during the subsequent fiscal year.

  Property and Equipment

     Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives. The Company's policy is to begin depreciating site equipment at such time as it begins to generate subscriber revenues. Normal maintenance and repairs are charged to expense as incurred. Expenditures which increase the useful lives of assets are capitalized. Gains and losses on disposal are recognized in the year of the disposition.

     Property and equipment at September 30, with their estimated useful lives, consist of the following ($'s in thousands):

                                               ESTIMATED
                                              USEFUL LIVES
                                                (YEARS)        1998       1997
                                              ------------    -------    -------
Land........................................          --      $   423    $   402
Buildings...................................    11 to 50        2,735      3,008
Site equipment..............................          10       15,893     13,206
Production & test equipment.................     3 to 10        4,077      3,843
Furniture, fixtures and computers...........     3 to 10        3,190      2,755
Equipment held for rental...................     3 to 5         2,451      4,163
                                                              -------    -------
Total property and equipment................                   28,769     27,377
Less accumulated depreciation...............                   (5,200)    (5,822)
                                                              -------    -------
Property and equipment, net.................                  $23,569    $21,555
                                                              =======    =======

  Intangible and Long Lived Assets

     Statement of Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" ("FAS 121") requires that long-lived assets and certain identifiable intangibles, including goodwill, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES assets consist of goodwill, which represents the excess of the purchase price of an acquisition over the fair value of the net assets acquired, and costs allocated to FCC licenses, patents and trademarks as a result of business or systems acquisitions. These assets are amortized on a straight line basis over their estimated useful lives (generally not exceeding 15 years).

     Intangible assets at September 30, consist of the following (in thousands):

                                                            1998       1997
                                                           -------    -------
Excess of cost over fair value of net assets acquired
  (goodwill):
  Midland USA, Inc.......................................  $ 9,755    $ 9,755
  Radiocoms reverse acquisition..........................       --     38,573
  Data Express...........................................    1,386         --
                                                           -------    -------
                                                            11,141     48,328
FCC licenses acquired from third parties.................   11,333      2,899
Trademarks and patents...................................      770         --
                                                           -------    -------
          Total..........................................   23,244     51,227
Less accumulated amortization............................   (2,283)    (2,887)
                                                           -------    -------
          Intangibles, net...............................  $20,961    $48,340
                                                           =======    =======

     The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived and intangible assets may warrant revision or that the remaining balance of these assets may not be recoverable. The Company evaluates the recoverability of its long-lived and intangible assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with those assets. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived and intangible assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their estimated fair values.

     During the fourth quarter of fiscal 1998, management concluded that goodwill arising from the Radiocoms reverse acquisition (Note 4), primarily attributable to Roamer One, was not recoverable. Management reached that conclusion when the Company revised its strategic plan after the Company's success at the recent FCC auction. New markets for the Company opened for spectrum and equipment sales as a result of the FCC auction and the Company's partnering arrangement with the NRTC (Note 5). While the Phase I licenses continue to have value as a result of the FCC auction, management forecasts that Roamer One will operate at a negative cash flow for at least the next five years because of the significant costs to be incurred in building its subscriber base. Thus, the Company believes that subscriber growth will be slower than it originally planned. The amount of goodwill impairment was measured based on the projected future operating cash flows for Roamer One (which are expected to be negative). As a result, the Company recorded a charge equal to the unamortized balance of the Radiocoms reverse acquisition goodwill of approximately $34.4 million. Management determined that the fair value of the Company's remaining long-lived and intangible assets approximated their carrying value.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

  Accrued Liabilities

     Accrued liabilities at September 30 consist of the following ($'s in thousands):

                                                              1998      1997
                                                             ------    ------
Payroll....................................................  $1,383    $  591
Restructuring reserve......................................   1,424        --
Accrual for radio replacement..............................   1,555        --
Other......................................................   3,058     3,337
                                                             ------    ------
          Total accrued liabilities........................  $7,420    $3,928
                                                             ======    ======

  Income Taxes

     The Company and its domestic subsidiaries file consolidated Federal and combined state income tax returns. The Company accounts for income taxes in accordance with the liability method in computing deferred income taxes.

     Radiocoms files its tax returns with local U.K. tax agencies. Prior to the Radiocoms Acquisition, Radiocoms' losses were compensated for by its parent company based on the effective corporate tax rate.

     The Company provides for deferred income taxes relating to timing differences in the recognition of income and expense items (primarily relating to depreciation, amortization and certain leases) for financial and tax reporting purposes. Such amounts are measured using current tax laws and regulations.

     The Company has recorded valuation allowances against the realization of its deferred tax assets. The valuation allowance is based on management's estimates and analysis, which includes tax laws which may limit the Company's ability to utilize its tax loss carryforwards.

  Financial Instruments

     The Company's management believes that the fair value of all financial instruments approximates carrying value.

     The Company may periodically hedge firm foreign purchase commitments. The Company regularly monitors its foreign currency exposures and ensures that hedge contract amounts do not exceed the amounts of the underlying exposures. Gains and losses on foreign currency firm commitment hedges are deferred and included in the basis of the transactions underlying the commitments.

     Details of the hedging of firm foreign purchase commitments as of September 30 follows ((Y)'s and $'s in thousands):

                                                           1998        1997
                                                         --------    --------
Firm foreign purchase commitments......................  Y407,771    Y374,817
Outstanding hedge contracts............................   170,000     210,000
                                                         --------    --------
Unhedged position......................................  Y237,771    Y164,817
                                                         ========    ========
Unhedged position......................................    $1,768      $1,375
                                                         ========    ========
Outstanding hedge contracts at contract rate...........    $1,270      $1,800
Outstanding hedge contracts at fair value..............    $1,264      $1,762

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

  Foreign Currency

     The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars for consolidation and reporting purposes. Assets and liabilities are translated into U.S. dollars using the exchange rate at each balance sheet date and a weighted average exchange rate for each period is used for revenues and expenses. Cumulative translation adjustments are recorded as a separate component of shareholders' equity (deficit).

  Net Loss Per Share

     Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is consistent with the calculation of basic EPS while giving effect to any dilutive potential common shares outstanding during the period. The weighted average number of common shares outstanding during fiscal 1998 was 42,148,964. Stock options for 4,251,666 common shares at various prices ranging from $1.688 to $6.125 were not included in the diluted EPS calculation as the effect would be anti-dilutive (Note 12). Likewise, warrants for 318,750 common shares at an exercise price of $4.59 were not included in the diluted EPS calculation as the effect would be anti-dilutive (Note 10).

  New Accounting Pronouncements

     During fiscal year 1998, the FASB issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Intek does not anticipate adopting FAS 133 early. FAS 133 must be adopted no later than the first quarter of fiscal 2000. Management of the Company has not yet evaluated the impact FAS 133 will have on the Company's financial position or results of operations.

3.  RESTRUCTURING CHARGES

     During the third quarter of fiscal 1998, the Company recorded a restructuring charge of approximately $1.6 million related primarily to planned staff reductions, termination of leases associated with the consolidation of office space and site leases, and equipment removal costs.

     In conjunction with the restructuring, the Company has decided to eliminate and deconstruct certain sites that are not deemed essential to the Company's growth strategy, consolidate office space and reduce the number of associated sales force. In addition, the Company has consolidated financial and customer service functions at its headquarters in Kansas City, Missouri to gain efficiencies and economies of scale.

     During the fourth quarter of 1998, approximately $200,000, related primarily to severance payments, was charged against the restructuring reserve resulting in a remaining balance of approximately $1.4 million at September 30, 1998. The remaining amount of the restructuring reserve is expected to be utilized during fiscal 1999.

4.  BUSINESS ACQUISITIONS

  Midland USA

     On May 2, 1996, Intek formed MUSA. Effective August 1, 1996, MUSA acquired from Midland International Corporation ("MIC"), a wholly-owned subsidiary of Simmonds Capital Limited ("SCL"), its U.S. land mobile radio distribution business and certain other assets (the "Midland Transaction"). The original purchase price was 2,500,000 shares of Intek common stock. Pursuant to the terms of the Midland Transaction, a post closing reduction to the purchase price of 155,000 shares, or $645,000, was made.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

  Radiocoms

     On December 3, 1996, Intek consummated the acquisition (the "Radiocoms Acquisition") of all the outstanding common stock of Radiocoms. Radiocoms designs, develops, manufactures, distributes and installs a range of land mobile radio equipment, including its own LM Technology equipment. The purchase price for the Radiocoms Acquisition was 25,000,000 shares of Intek common stock. The Radiocoms Acquisition, approved by the stockholders of Intek at a Special Meeting held on December 3, 1996, was consummated on the same date. Upon the consummation of the Radiocoms Acquisition, the Company became a provider of spectrum-efficient wireless communications technology, products and services.

     The following unaudited proforma income statement information (in thousands, except per share amounts) is presented as though the Radiocoms Acquisition and the Midland Transaction had occurred on October 1, 1995:

                                                      YEAR ENDED SEPTEMBER 30,
                                                      ------------------------
                                                         1997          1996
                                                      ----------    ----------
Revenues............................................ $    44,475    $    22,569
Net loss............................................ $   (32,780)   $   (20,073)
Proforma net loss per share (basic and diluted)..... $     (0.81)   $     (0.53)
Weighted average shares outstanding.................  40,381,715     38,172,732

     The proforma financial information is presented for informational purposes only and it is not necessarily indicative of the operating results that would have occurred had the Radiocoms Acquisition and the Midland Transaction been consummated as of the above date, nor is it necessarily indicative of future operating results.

     As discussed below, the Radiocoms Acquisition has been accounted for as a reverse acquisition, and the Company's financial statements have been prepared as if Radiocoms acquired Intek under the purchase method of accounting. The excess of cost over the fair value of net assets acquired at December 3, 1996, was being amortized over 15 years. (Note 2 "Intangible and Long Lived Assets"). The purchase price was determined based on the fair value of the Intek common stock outstanding at the date of the Radiocoms Acquisition and has been allocated to the underlying Intek assets and liabilities based on fair values at the date of the Radiocoms Acquisition. A summary of the purchase price allocation is as follows (in thousands):

Net working capital.........................................  $(1,138)
Excess of cost over fair value of net assets acquired
  (goodwill)................................................   38,573
Net property, plant & equipment.............................   10,179
Other non-current assets....................................   12,918
Other non-current liabilities...............................   (6,054)
                                                              -------
          Total.............................................  $54,478
                                                              =======

  Data Express

     In May, 1998, the Company completed the stock acquisition of Mobile Data Solutions, Inc. ("Data Express"), a developer and provider of wireless data solutions for the mobile marketplace. Data Express's main product (for which it holds a non-exclusive license) is a satellite Global Positioning System based automatic vehicle location system for mobile fleet operators. The system provides real-time information on the location of all fleet vehicles as well as a full tracking history of any given vehicle's previous movements. The Company issued 400,608 shares of its common stock valued at approximately $1.3 million plus cash for total consideration of $1.5 million. The acquisition was accounted for under the purchase method of accounting and resulted in goodwill of approximately $1.4 million. Data Express' results of operation prior to the acquisition were not material.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

5.  ACQUISITION OF NEW SYSTEMS

  Krystal Systems

     On November 11, 1996, the Company entered into an agreement to acquire from Krystal Systems, Inc. up to 25 constructed, but unloaded, 220MHz systems and related FCC licenses ("Krystal Systems"). The Company acquired a total of 23 of the Krystal Systems for a total of approximately $4.1 million in cash of which approximately $3.7 million was paid during fiscal 1997 and the balance was paid during fiscal 1998.

  American Digital Corporation

     During September 1997, the Company consummated two agreements with American Digital Corporation ("ADC") and 22 holders of 220 MHz FCC licenses. The agreements provided for the Company to acquire the licenses from the licensees and the equipment from ADC for total consideration equal to approximately $1.9 million. The purchase price paid by the Company was as follows: (a) return of shares of ADC stock owned by the Company (valued for purposes of the transaction at $84,000); (b) issuance of approximately 682,735 shares of common stock (valued for purposes of the transaction at approximately $1.3 million); (c) transfer of all rights held by the Company to acquire 2,666,666 shares of Ventel, Inc. ("Ventel"), a publicly traded company in Canada (valued for purposes of the transaction at $301,000); (d) forgiveness of approximately $95,000 of debt owed by ADC to Radiocoms; and (e) a cash payment of $119,000. Closing of the transactions (and payment of the purchase price) occurred upon receipt of, and uncontested grant by the FCC of, the licenses to Roamer One. During 1998, the Company issued an aggregate of 465,484 shares of common stock for the acquisition of those licenses, valued at $807,000 for financial reporting purposes.

  Pagers Plus

     During the period July 12, 1997 through August 12, 1997, the Company entered into purchase and sale agreements with 25 licensees of 220 MHz FCC licenses managed by the Company on behalf of Pagers Plus Corp ("PPC"). The agreements provided that the Company would acquire (subject to the satisfaction of certain conditions) 25 licenses for a purchase price equal to 465,482 shares of Intek common stock (valued for purposes of the transaction at approximately $0.9 million) plus cash payments totaling approximately $0.8 million. Closing of the transactions and payment of the purchase price occurred in December 1997 upon receipt of uncontested grant by the FCC of the licenses to Roamer One.

  Ventel, Inc.

     Ventel is in the business of providing financing to various 220 MHz SMR management companies in the United States. During 1997, the Company (a shareholder of Ventel) entered into an agreement with Ventel (the "Ventel Agreement"), which provided for the sale and transfer of certain outstanding loans, security agreements, and the rights related to the collateral for such security agreements from Ventel to the Company. Such loans were made by Ventel to PPC and ADC for the purpose of constructing 220MHz systems. These systems are the subject of purchase agreements (described above) between various licensees, ADC, PPC and the Company. The Ventel Agreement provided that the Company would acquire the security agreements and rights to the collateral in exchange for a payment to Ventel of 787,921 shares of its common stock and $100,000 in cash.

  Wireless Plus

     In December 1997, Intek completed the acquisition of selected assets of Wireless Plus, Inc. ("Wireless Plus"), a Hayward, California-based specialized mobile radio provider. The acquired assets include approximately 2,700 subscriber accounts, 19 five channel FCC licenses for operation of 220 MHz frequencies, and 12 five-channel and eight single-channel management agreements with third party licensees within the 220 MHz

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES spectrum for total consideration of approximately $5.3 million. In addition, two licenses managed by Wireless Plus were purchased directly from the licensees for an aggregate purchase price of $106,406. The purchase price paid by the Company to Wireless Plus was as follows: (a) $100,000 paid as a deposit in November, 1997, (b) $500,000 in cash on February 17, 1998, (c) $106,579 in cash for each license transfer granted by the FCC to be paid at the time such transfer is completed, and (d) a secured subordinated note in the amount of approximately $2.6 million bearing interest at the rate of 8% per annum payable annually. Note principal is payable in two equal annual installments due in February 1999 and February 2000. At the date of the acquisition, the radio equipment used by existing Wireless Plus subscribers was not LMT-compatible. As part of the acquisition, the Company agreed to provide the subscribers with LMT-compatible radio equipment and return the old radio equipment to Wireless Plus. As a result, the Company accrued a liability of $1.7 million for the costs to replace the radios. As of September 30, 1998, the balance of the accrual for radio replacement was approximately $1.6 million.

  Comtech

     In August 1998, the Company entered into an asset purchase agreement (the "Purchase Agreement") with ComTech Communications, Inc. ("ComTech"), to purchase eleven licenses granted by the FCC in the 220-222 MHz band spectrum (the "Licenses") and certain equipment and other personal property, subscription contracts, accounts and lists and management and purchase option agreements relating to the Licenses which were owned by ComTech. The purchase price is $458,039, with $50,000 payable upon execution of the Purchase Agreement and the balance payable upon the final transfer of the Licenses to the Company by the FCC in the form of a three-year promissory note of the Company in the amount of $408,039 and bearing interest at the rate of 9% per annum. The Company will receive a credit of $41,640 against the purchase price for each License that is not so transferred to the Company. As part of the same transaction, the Company and ComTech entered into a management agreement pursuant to which Company manages the systems subject to ComTech's supervision and control until the final transfer of the Licences to the Company by the FCC.

     In addition to the transactions described above, Roamer One and ComTech entered into a letter of intent and resale agreement in September 1998 to provide for the purchase by Roamer One of a 5-channel Phase I national FCC License from ComTech and the design and construction of a national network by Roamer One using the License's frequencies for the provision of paging services and two-way land mobile radio services. Under the resale agreement, Roamer One will design and construct the radio system in order to resell airtime on the network. The equipment used for the base station transmitters will be leased by ComTech from MUSA under a separate equipment lease agreement. Under the resale agreement, Roamer One is responsible for all operating expenses, including site leases and taxes, and has agreed to pay ComTech, initially, $284 per month for each channel of any radio system operated by Roamer One to resell airtime on the network. Effective as of May 1, 1998, and through June 30, 1999, Roamer One will pay ComTech the greater of $284 per month per channel in operation or $39,760 per month, and as of July 1, 1999, for the remaining term of the resale agreement, Roamer One will pay ComTech the greater of $284 per month per channel in operation or $37,500 per month. The Purchase Agreement may be terminated by either party if the FCC has not granted any of the Assignment Applications with respect to Licenses sought to be acquired by the Company from ComTech by March 1, 1999. A termination of the Purchase Agreement terminates the Management Agreement between the Company and ComTech. The Equipment Lease Agreement between Midland and ComTech may be terminated upon 30 Days notice by either party and certain other events. The Resale Agreement between ComTech and Roamer One may be terminated by Roamer One during the period January 4, 1999 through January 15, 1999 upon notice to ComTech. The Company is evaluating its options under this agreement as a result of its recent success in the FCC auction. In the event the Company terminates the Agreement, the Agreement provides that Roamer One will be obligated to make certain payments to ComTech.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

  FCC Auction

     In August 1998, the Company entered into an agreement with National Rural Telecommunications Cooperative ("NRTC"), subsequently amended in November 1998, pursuant to which the Company, through its wholly-owned subsidiary, ILAC, and NRTC agreed to participate jointly in the recent FCC auction (the "Auction") for certain Phase II licenses in the 220-222 MHz band (the "Licenses"). The agreement provides for the purchase by ILAC of certain Licenses in the Auction on a cost-sharing basis and the post-auction partitioning and disaggregation of awarded Licenses between NRTC and ILAC. As a result of the conclusion of the Auction in November 1998, ILAC will be awarded two 10-channel nationwide, seven 15-channel regional, and 172 10-channel Economic Area ("EA"), or local, Business Radio airwave Licenses at a total cost of approximately $12.2 million. The Company will assign one nationwide and certain EA licenses to NRTC, disaggregate six regional and one EA licenses and partition certain EA licenses to NRTC. ILAC's portion of the cost for Licenses awarded in the Auction is approximately $6.6 million. In addition, ILAC has incurred a penalty charge of $57,200 for withdrawn high bids on Licenses subsequently awarded at lower bids during the Auction and has been assessed an additional holdback charge of $25,602 for withdrawn high bids with respect to Licenses which were not awarded during the Auction. If such Licenses are subsequently awarded in a later auction (which is presently scheduled to commence June 15, 1999) at a price equal to or greater than the withdrawn ILAC bid price, ILAC would be entitled to a return of this holdback charge. However, if such Licenses are subsequently awarded at less than the ILAC withdrawn high bid price, ILAC would be liable for the difference, which the Company estimates its total contingent liability with respect to such Licenses to be approximately an additional $853,000. At September 30, 1998, the Company was reflecting a deposit related to the Auction of approximately $1.8 million in the accompanying consolidated balance sheets.

     The Company and NRTC entered into a Master Distribution Agreement, dated September 4, 1998 (the "Distribution Agreement"), to provide for the appointment of NRTC and the members of its cooperative ("Members") as distributors to purchase LM-based equipment (the "Contract Products") from the Company for resale to their customers in certain exclusive geographic areas. The Distribution Agreement targets the sale of approximately $50 million of Contract Products to NRTC and its Members over the first five years of the Distribution Agreement, and as of December 1, 1998, NRTC and its Members have placed orders for approximately $5 million of Contract Products. NRTC and each of its Members will be authorized to use the "Roamer One" trademark and trade name in connection with resales of the Contract Products to their customers and may further elect to obtain the exclusive right to such use in designated geographic areas for an annual royalty fee ranging from $15,000 to $25,000, depending on the number of base stations constructed. The Distribution Agreement permits NRTC and its Members to purchase the Contract Products at the lowest rate quoted or charged by MUSA to any of its dealers or customers within the United States and also provides for a 0.5% discount on future purchases of Contract Products, if the amount of such purchases for the preceding year exceeds $10 million. In addition, NRTC has been granted stock options to purchase up to 200,000 shares of the Company's stock and has been given conditional grants to purchase up to 1,050,000 additional shares of the Company's stock. The conditional stock options will vest to NRTC, incrementally, based on the amount of Contract Products purchased over the term of the Distribution Agreement. The exercise price of stock options vested in the first two years is the lower of (a) $3.00 per share or (b) the average closing price for the 20 trading days immediately preceding the exercise date and the exercise price of options vested after the first two years is the average closing price for the 20 trading days immediately preceding the exercise date.

6.  PENSION PLAN

     Radiocoms contributes to the pension plan of Securicor, which maintains a defined benefit pension plan that covers executives and other senior employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and compensation rates near retirement.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. The pension costs are assessed on the advice of independent qualified actuaries using the projected unit credit method. Actuarial valuations are performed at least every three years. The most recent actuarial valuation was April 5, 1997 and in accordance with the provisions of FAS No. 87, "Employers' Accounting for Pensions", at September 30, 1998 and 1997, there were no unfunded accumulated benefit obligations. The assets are held in separate trustee administered funds. For fiscal 1998, 1997 and 1996, Radiocoms' share of the costs of the Securicor's defined benefit pension plan amounted to $140,000, $200,000 and $200,000, respectively.

7.  INCOME TAXES

     The Company's benefit for the income taxes consists of the following for the three fiscal years ended September 30 ($'s in thousands):

                                                     1998     1997      1996
                                                     ----    ------    ------
Current:
  Federal..........................................   $--    $  628    $   --
  Foreign..........................................   --        530     3,044
                                                      --     ------    ------
          Total Current............................   $--    $1,158    $3,044
Deferred...........................................   --         --        --
                                                      --     ------    ------
          Total....................................   $--    $1,158    $3,044
                                                      ==     ======    ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Management has provided a valuation allowance on the Company's total net deferred tax assets due to the Company's history of losses. The valuation reserve was increased by $18,265,000 and $3,866,000 for September 30, 1998 and 1997, respectively.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

     The approximate tax effect of temporary differences which gave rise to significant deferred tax assets and liabilities at September 30 are as follows ($'s in thousands):

                                                         1998       1997       1996
                                                       --------    -------    -------
Deferred tax items (Federal, state and foreign):
  Accrued liabilities................................  $  1,634    $   690    $    --
  Allowance for doubtful accounts receivable.........       140         16         --
  Amortization of Roamer One startup costs...........        28         64         --
  Disallowed interest expense........................     1,256        174         --
  Depreciation.......................................      (655)      (156)        --
  Depreciation (foreign).............................        42       (178)       (63)
  Development costs (foreign)........................     1,623     (2,779)     3,275
  Equipment site reserve.............................     1,011         --         --
  General provisions (foreign).......................        10         --         --
  Contributions carryforward.........................         6         --         --
  Operating loss carryforwards.......................    14,001      5,453         --
  Operating loss carryforwards (foreign).............     6,392      3,939        145
                                                       --------    -------    -------
                                                         25,488      7,223      3,357
  Valuation allowance................................   (25,488)    (7,223)    (3,357)
                                                       --------    -------    -------
  Net deferred tax liability.........................  $     --    $    --    $    --
                                                       ========    =======    =======

     A reconciliation of the provision (benefit) for income taxes to the amount computed at the Federal statutory rate of 34 percent for the three fiscal years ended September 30 is as follows ($'s in thousands):

                                                         1998       1997       1996
                                                       --------    -------    -------
Benefit at statutory rate............................  $(23,797)   $(9,573)   $(4,125)
Statutory rate difference (foreign)..................       102        277        121
Goodwill amortization/write-off......................    12,620        729         --
Accruals.............................................     1,355        521         --
Operating losses offset by capital Gain (foreign)....     1,189         --         --
Operating losses not currently available for use nor
  available for group relief (foreign)...............     2,172      3,660      1,045
Operating losses not currently available for use.....     6,348      3,369         --
Other................................................        11       (141)       (85)
                                                       --------    -------    -------
                                                       $     --    $(1,158)   $(3,044)
                                                       ========    =======    =======

     At September 30, 1998, the Company had net operating loss carryforwards available for Federal and State income tax purposes of approximately $36.7 million and $21.9 million, respectively. The net operating loss carryforwards expire in the year 2008 and thereafter for Federal income tax purposes and in the year 1999 and thereafter for state income tax purposes. The Company also had foreign net operating losses of approximately $6.4 million, which do not have an expiration date.

     For Federal income tax purposes, a corporation that undergoes a "change of ownership" pursuant to Section 382 of the Internal Revenue Code of 1986 ("Code"), as amended is subject to limitations on the amount of its net operating loss carryforwards, which may be used in the future. In addition, the use of certain other deductions attributable to events occurring in periods before such an ownership change, that are claimed within the five year period after such ownership change, may also be limited (such deductions, together with net operating loss carryforwards, "pre-change losses"). Upon consummation of the Radiocoms Acquisition, an

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES ownership change under Section 382 did occur. As a result, the Company's annual limitation for using "pre-change losses" is approximately $0.8 million.

     Foreign losses may also be limited due to the change in ownership of the Company. In addition, Radiocoms will no longer be reimbursed by Securicor for benefits of Radiocoms losses.

8.  DEBT

  Third Party Borrowings

     In December 1997, MUSA entered into a revolving credit agreement ("Credit Agreement") with a non-bank lender. The Credit Agreement makes available $5.0 million through December 1999. Borrowings under the Credit Agreement are secured by the assets of MUSA and bear interest at 1.5% above the lender's base rate (as defined). The Credit Agreement contains, among other covenants, a covenant relating to leverage, limitations on MUSA's ability to repay intercompany indebtedness and repayment provisions related to change in control of MUSA. The Company uses the Credit Facility for issuance of letter of credit commitments on behalf of MUSA, and for borrowings for working capital. As of September 30, 1998, there was indebtedness outstanding of approximately $0.7 million and letter of credit commitments of $0.3 million under this Credit Agreement.

     In December 1997, Intek completed the acquisition of selected assets of Wireless Plus (Note 5). The purchase price paid by the Company to Wireless Plus included a secured subordinated note in the amount of approximately $2.6 million bearing interest at the rate of 8% per annum payable annually. The note principal is payable in two equal annual installments due in February 1999 and February 2000.

     In March 1998, Intek repurchased 352,500 shares of Intek common stock at $2.75 per share in a private transaction for a total of $969,375 (Note 11). The purchase price paid by the Company included notes in the aggregate amount of $440,625. The notes are non-interest bearing and are due and payable on December 15, 1998.

     In August 1998, the Company entered into a purchase agreement with ComTech (Note 5). The purchase price paid by the Company to ComTech included a three-year promissory note in the amount of $408,039, bearing interest at the rate of 9% per annum. The note principal is payable in two installments in fiscal 2000 and 2001.

     Radiocoms has an overdraft agreement of 1.0 million pounds sterling (approximately U.S. $1.6 million) with a bank. Borrowings under the Agreement are unsecured at an adjustable rate of 1% over the prevailing U.K. base rate. The year-end rate was 7.75%. The Company uses the overdraft Facility for borrowings for working capital. As of September 30, 1998, there was indebtedness of approximately $0.7 million under this overdraft agreement.

     In addition, the Company has other borrowings related primarily to the acquisition of property and equipment from third parties in the aggregate amount of $410,000.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

     As a result of the above agreements, as of September 30, 1998, third party borrowings will be repaid as follows ($'s in thousands):

FISCAL YEAR
-----------
1999..............................................    $3,299
2000..............................................     1,615
2001..............................................       384
2002..............................................       102
2003..............................................         2
Thereafter........................................        --
                                                      ------
                                                      $5,402
                                                      ======

  Related Party Borrowings

     Prior to the Radiocoms Acquisition, Securicor had extended a limited use $15.0 million line of credit to MUSA. In connection with the Radiocoms Acquisition, Securicor made available to the Company a $15.0 million line of credit (which replaced the MUSA $15.0 million line of credit) to fund Intek's working capital needs. The September 1996 Facility could be drawn upon by Intek so long as it maintained a net worth of at least $20.0 million. The September 1996 Facility bore interest at the rate of prime (defined as the average of prime rates announced by certain specified banks), plus 1.0 percent through December 31, 1997, and thereafter interest was to accrue at the rate of 11.0 percent, compounded annually. The principal balance at September 30, 1997 was approximately $10.8 million, plus accrued interest of approximately $1.0 million.

     In March 1997, the Company borrowed $6.0 million for working capital purposes from Securicor. The unsecured borrowings was evidenced by an 11 percent note payable due the earlier of (1) the receipt of funds by Intek from a private or public offering of Intek common shares; or (2) October 18, 1998. Additionally, during May 1997, the Company borrowed $4.5 million from Securicor to retire certain outstanding debentures and an additional $2.0 million in September 1997. The May and September loans bore interest at 12.5 percent and were repayable under the same terms as the 11 percent note payable. Interest on these notes was due upon maturity of the notes. Accrued interest on these loans at September 30, 1997, was approximately $506,000.

     In December 1997, the Company entered into a loan agreement ("December 1997 Facility") with Securicor which replaced all prior loan agreements. The December 1997 Facility provides the Company the ability to borrow up to $29.5 million. The December 1997 Facility bears interest at 11.5% per annum, payable at June 30, 2003. Interest is accrued each month, and on June 30 of each year, is to be added to the principal amount outstanding. Principal payments are to be $0.5 million per month for 12 months beginning July 1, 2001, $1.0 million per month for 11 months beginning July 1, 2002, with the remaining balance due and payable on June 30, 2003. The obligations under the December 1997 Facility can be prepaid by the Company at any time in $1.65 million increments without penalty. The December 1997 Facility has to be repaid if Securicor ceases to be the beneficial owner of more than 50 percent of Intek common stock as a result of any transaction except the direct or indirect transfer of the Intek common stock by Securicor and also is subject to mandatory prepayments at the rate of 50 percent of the net proceeds of any financing by the Company exceeding $8.0 million. At September 30, 1998, the amount payable under the December 1997 Facility totaled $30.7 million, consisting of original principal borrowings of $29.5 million and capitalized interest of approximately $1.2 million.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

     As a result of the above agreements, as of September 30, 1998, related party borrowings will be repaid as follows ($'s in thousands):

FISCAL YEAR
-----------
1999.............................................    $    --
2000.............................................         --
2001.............................................      1,500
2002.............................................      7,500
2003.............................................     21,733
Thereafter.......................................         --
                                                     -------
                                                     $30,733
                                                     =======

     In December, 1998 the Company entered into an additional financing arrangement for $25 million with Securicor (Note 17). During fiscal 1998 and 1997, interest expense for related party borrowings totaled $2.7 million and $1.4 million, respectively.

9.  PREFERRED STOCK

  Radiocoms

     In December 1996, the Company consummated the Radiocoms Acquisition (Note
4). Prior to the consummation of this transaction, Securicor forgave approximately $12.0 million due it by Radiocoms and accepted 20,000 shares of $1,000 par value per share of preferred stock from Radiocoms ("Radiocoms Preferred Stock") for the remaining balance due. The preferred stock is mandatorily redeemable on June 30, 2006 at its par value and bears a dividend rate of 6 percent. During fiscal 1998 and 1997, Radiocoms accrued dividends of $1.2 million and $1.0 million, respectively, which are included in the total Radiocoms preferred stock balance at September 30, 1998, of $22.2 million.

  Intek Global

     Effective March 1, 1998, Securicor purchased, pursuant to a Preferred Stock Purchase Agreement dated December 29, 1997, 12,408 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") for approximately $12.4 million. Proceeds from the sale of the Series A Preferred Stock were applied against the principal balance of the December 1997 Debt Facility (Note
8). The liquidation value of the Series A Preferred Stock is $1,000 per share and par value is $.001 per share. Dividends accrue at the rate of 11 1/2% of the original issue price of $1,000 per share and are cumulative. Dividend payments are due upon the conversion or redemption of the Series A Preferred Stock. The holder of the Series A Preferred Stock has the right to convert the Series A Preferred Stock into shares of Intek common stock if the market price of Intek common stock exceeds $6.00 for 20 consecutive trading days. Intek may cause the Series A Preferred Stock to be converted if the market price is or exceeds $9.00 for 20 consecutive trading days. The holder of the Series A Preferred Stock has the right to convert the Series A Preferred Stock into shares of Intek common stock if Intek does not redeem the Series A Preferred Stock by June 30, 2003. The Series A Preferred Stock is subject to adjustments for stock dividends, stock splits or share combinations of Intek common stock or distribution of a material portion of Intek's assets to the holders of Intek common stock. The Series A Preferred Stock does not have voting power except as provided by Delaware corporate law. During fiscal 1998, Intek accrued dividends totaling $844,000 which are included in the total Intek Global preferred stock balance at September 30, 1998 of $13.3 million.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

10. SALES OF SECURITIES OUTSIDE THE UNITED STATES UNDER REGULATION S OF THE SECURITIES ACT

     On February 29, 1996, the Company raised $2.5 million through the issuance of a Senior Secured Debenture ("Senior Debenture") to MeesPierson ICS Limited, a U.K. limited liability company ("MeesPierson"). The Senior Debenture was secured by land and a building owned by the Company (the "Property"). Intek also issued 50,000 shares of Intek common stock to MeesPierson as a closing fee for its investment banking services. The Senior Debenture matured on August 31, 1996. In exchange for an extension until the earlier of October 31, 1996 or the sale of the Property, Intek paid to MeesPierson accrued interest through August 1, 1996, issued 25,000 shares of Intek common stock to MeesPierson and issued 5,000 shares of Intek common stock to Octagon Capital Canada Corporation for an agent's fee. In exchange for a further extension to January 31, 1997, Intek issued MeesPierson 34,000 shares of Intek common stock valued at approximately $0.2 million. The Senior Debenture was paid in full on December 31, 1996.

     On April 26, 1996, The Company sold a series of 6.5% Notes in the aggregate principal amount of $5.0 million (the "Notes"), maturing April 25, 1999. During fiscal 1997, holders of the Notes exercised warrants to convert all $5.0 million of the Notes into Intek common stock at an average discount of 18 percent below market price. This discount, in the amount of approximately $0.9 million, was a pre-reverse acquisition expense of Intek. A portion of accrued interest was repaid through issuance of Intek common stock valued at approximately $0.1 million.

     On November 1, 1996, the Company sold a series of 6.5% Notes in the aggregate principal amount of $2.0 million (the "November 1996 Notes") maturing on October 31, 1999. Net proceeds to the Company, after fees and broker's commissions, were approximately $2.0 million. All accrued interest is due and payable at the time the November 1996 Notes mature or upon the exercise of the warrants. During the quarter ended March 31, 1997, holders of the Notes exercised warrants to convert all $2.0 million of the Notes into Intek common stock at an average discount of 28% below market price. This discount, in the amount of approximately $0.6 million, was charged to interest expense during fiscal 1997.

     On February 6, 1997, the Company sold a series of 7.5% convertible debentures (the "February 1997 Debentures") and Warrants (the "February 1997 Warrants") to three purchasers. Net proceeds to the Company, after fees and broker's commissions, were approximately $4.0 million. The February 1997 Debentures matured on February 6, 2000 and bore interest at the rate of 7.5 percent per annum. All accrued interest was due and payable at the time the February 1997 Debentures matured or upon their conversion to Intek common stock. The debt conversion price was the lesser of $3.83 million or 80% of the average closing bid price for the 5 trading days prior to conversion resulting in a discount of $0.8 million. In May 1997, the Company redeemed the February 1997 Debentures in exchange for a cash payment equal to the principal amount of the debentures plus a redemption premium of 10 percent and all accrued and unpaid interest resulting in a $0.4 million reduction in the originally anticipated discount. The February 1997 Warrants are exercisable at $4.59 per share and are subject to customary anti-dilution adjustments. The February 1997 Warrants were estimated by the broker to have a value of $0.1 million, which was included in interest expense in fiscal 1997. All February 1997 warrants were outstanding and unexercised at September 30, 1998.

11.  COMMON STOCK REPURCHASE PLAN

     On November 24, 1997, the Board of Directors of the Company adopted a share repurchase plan whereby the officers of the Company are authorized to expend up to $1.0 million to acquire up to 1 percent of Intek common stock. During fiscal 1998, the Company repurchased 184,500 shares of Intek common stock, $0.01 par value in the open market at a cost of $359,000. In March 1998, the Board of Directors terminated the share repurchase plan.

     In March 1998, Intek repurchased 352,500 shares of Intek common stock at $2.75 per share from SCL in a private transaction for a total of $969,375. Pursuant to the terms of the transaction, Intek paid SCL cash in

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES the amount of $528,750 and notes in the aggregate amount of $440,625. The notes are non-interest bearing and are due and payable on December 15, 1998.

12.  STOCK-BASED COMPENSATION PLANS

  Executive Stock Grant

     In connection with his employment by the Company in August 1997, the chief executive officer of the Company received, among other things, 300,000 shares of Intek common stock. The employment agreement provides that in the event the fair market value of the 300,000 shares on December 31, 1998 ("December Fair Value"), is less than $1.0 million, the Company will pay the executive an amount equal to the difference between $1.0 million and the December Fair Value. The payment will be made, at the executive's option, in cash, Intek common stock or a combination thereof. In fiscal 1997, the Company recorded compensation expense of approximately $1.0 million, related to the executive stock grant.

  Stock Option Plans

     The 1988 Key Employee Incentive Stock Option Plan ("1988 Plan") provides for the granting of options on up to 500,000 shares of Intek common stock. The stock options are exercisable over a period determined by the Stock Option Committee, but no longer than ten years after the date they are granted. The options are exercisable at a price equal to the average of the closing per share bid and asked price of the Intek common stock on the date an option is granted ("Fair Market Value") or 110 percent of Fair Market Value for persons who have in excess of a 10 percent voting interest in all classes of the Company's stock prior to the date of grant. The dollar amount of options issued under the Plan in any calendar year is limited to $100,000 per person in value, plus any unused limit carry-over. At the Annual Meeting of Stockholders held on February 18, 1998, the stockholders approved a modification in the 1988 Plan so that options granted under this plan qualify as "incentive stock options" within the meaning of Section of 422 of the Internal Revenue Code (IRC). At September 30, 1998, there were 436,666 options outstanding under the 1988 Plan, of which approximately 120,000 options were exercisable.

     In September 1994, the Board of Directors approved the 1994 Stock Option Plan ("1994 Option Plan") and the 1994 Director's Option Plan ("1994 Director's Plan"). The two plans were approved by Intek's stockholders at the Annual Meeting of Stockholders held on July 5, 1995. The 1994 Option Plan and the 1994 Director's Plan provide for the granting of options to purchase up to 600,000 and 300,000 shares, respectively, of Intek common stock.

     The 1994 Option Plan provides for the granting of "incentive stock options" and "nonqualified stock options", which are not intended to qualify under any provision of the Code. No optionee may be granted stock options to purchase more than 60,000 shares in any fiscal year. At September 30, 1998, there were 350,000 options outstanding under the 1994 Option Plan, of which approximately 250,000 options were exercisable.

     Under the terms of the 1994 Directors' Plan, each director is entitled to receive, on the date of his or her initial election as a director, an option to purchase 20,000 shares of Intek common stock. No person may receive an option pursuant to the 1994 Directors' Plan more than once. At September 30, 1998, there were 160,000 options outstanding under the 1994 Directors' Plan, of which approximately 80,000 options were exercisable.

     Under both 1994 plans, the option exercise price equals the fair market value of Intek common stock at the date of grant. Historically, under both 1994 plans, options have vested after one year and expire after ten years. The 100,000 options granted under the 1994 Option Plan during fiscal 1998 vest at a rate of 20% per year.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

     At the Annual Meeting of Stockholders held on February 18, 1998, the stockholders approved the 1997 Performance and Equity Incentive Plan ("1997 Incentive Plan"). The 1997 Incentive Plan authorized the Compensation Committee of the Board of Directors to issue up to a total of 4,000,000 shares to attract, retain and motivate key employees, nonemployee directors and independent contractors. The 1997 Incentive Plan authorizes the following awards based upon Intek common stock: stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units and cash awards. No awards may be granted under the 1997 Incentive Plan after November 20, 2007. Stock options issued under the 1997 Incentive Plan may be either nonqualified or incentive stock options within the meaning of Section 422 of the IRC. The term of nonqualified stock options may be no longer than twenty years and ten years for incentive stock options. The Compensation Committee shall specify the vesting period of each stock option issued. At September 30, 1998, there were 3,305,000 stock options outstanding under the 1997 Incentive Plan, of which approximately 365,000 options were exercisable. At September 30, 1998, the Company had not issued any stock appreciation rights, stock awards, stock units, performance shares, performance units or cash awards under the 1997 Incentive Plan.

     A summary of the stock options issued under the 1988 Plan, the 1994 Option Plan, the 1994 Directors' Plan and the 1997 Incentive Plan, and changes during the fiscal years ended September 30 are as follows:

                                              1998                  1997                  1996
                                       ------------------    ------------------    ------------------
                                       SHARES    WTD AVG     SHARES    WTD AVG     SHARES    WTD AVG
                                       (000)     EX PRICE    (000)     EX PRICE    (000)     EX PRICE
                                       ------    --------    ------    --------    ------    --------
Outstanding, beginning of year.......     735     $3.67        315      $4.16        475      $3.69
  Granted............................   3,695      2.39        420       3.30         72       5.88
  Exercised..........................      --        --         --         --        225       3.80
  Forfeited..........................     178      3.46         --         --         --         --
  Expired............................      --        --         --         --          7       1.75
                                       ------                -----                 -----
Outstanding, end of year.............   4,252      2.56        735       3.67        315       4.16
                                       ------                -----                 -----
Options exercisable at year-end......     815      3.18        315       4.16        315       4.16
                                       ------     -----      -----      -----      -----      -----
Weighted average fair value of
  options granted during the year....  $ 2.15                $1.93                 $4.22
                                       ======                =====                 =====

     The 4,251,666 options outstanding at September 30, 1998, have the following exercise prices and weighted average remaining contractual lives:

                                                        WEIGHTED AVERAGE
                                                           REMAINING
EXERCISE PRICE                          SHARES      CONTRACTUAL LIFE (YEARS)
--------------                         ---------    ------------------------
$1.688...............................     40,000              9.09
$1.970...............................    800,000              8.95
$2.000...............................    600,000              9.89
$2.500...............................  2,005,000              9.45
$3.000...............................    226,666              6.28
$3.125...............................     20,000              8.40
$3.190...............................     40,000              9.85
$3.750...............................    230,000              5.99
$4.000...............................    210,000              9.67
$5.875...............................     60,000              7.23
$6.125...............................     20,000              8.18
                                       ---------
                                       4,251,666

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

     As of September 30, 1998, options available for future grant were as follows:

1988 Plan................................................      5,834
1994 Stock Option Plan...................................     48,000
1994 Directors' Plan.....................................     85,000
1997 Incentive Plan......................................    695,000
                                                             -------
                                                             833,834

     The Company accounts for these plans under Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. As long as the exercise price of the stock options is not less than the fair value of the Intek common stock at the date of grant, no compensation expense is recognized. Had compensation expense for these plans been determined consistent with the requirements of FAS No. 123 "Accounting for Stock-based Compensation" ("FAS 123"), the Company's net loss and loss per share would have been increased to the following pro forma amounts during the three fiscal years ended September 30 ($'s in thousands, except per share amounts):

                                                         1998        1997       1996
                                                       --------    --------    -------
Net loss applicable to common
  shareholders:.......................  As Reported    $(66,463)   $(26,999)   $(9,089)
                                        Pro Forma       (68,941)    (27,264)    (9,393)
Net loss per share applicable to
  common shareholders (basic and
  diluted):...........................  As Reported       (1.58)      (0.74)     (0.36)
                                        Pro Forma         (1.63)      (0.75)     (0.38)

     Because the FAS 123 method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for the options granted during the three fiscal years ended September 30 is as follows:

                                                        1998    1997    1996
                                                        ----    ----    -----
Risk free interest rate (percent).....................  5.64    5.85     5.40
Expected dividend yield (percent).....................   0.0     0.0      0.0
Expected lives of option (years)......................   4.8     3.0      3.0
Expected volatility (percent).........................  98.4    84.3    118.1

13.  RELATED PARTY TRANSACTIONS

     Related parties of Intek include Securicor and its ultimate parent company, the directors and officers of Intek and companies that are affiliated with Directors of the Company. Related party transactions, other than those disclosed elsewhere in the Notes to the Consolidated Financial Statements, are disclosed below.

     The Company believes that the terms of the transactions and the agreements described below are on terms at least as favorable as those which it could otherwise have obtained from unrelated parties. On-going and future transactions with related parties will be (1) on terms at least as favorable as those which the Company would be able to obtain from unrelated parties; (2) for bona fide business purposes; and (3) approved by a majority of the disinterested and non-employee directors.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

  Securicor

     Pursuant to a Support Services Agreement dated December 3, 1996, by and between the Company and Securicor, the Company agreed, in connection with the Securicor Transaction, to obtain certain support and administrative services for Radiocoms from Securicor and/or its affiliates for the purpose of enabling the Company to manage an orderly transition in its ownership of Radiocoms during fiscal 1997. During fiscal 1997, approximately $0.7 million of support and administrative service costs (including services of Edmund Hough, Intek's former Chief Executive Officer) were billed to Intek by Securicor. As of September 30, 1998, these costs remained unpaid by Intek.

     During the fourth quarter of fiscal 1998, Intek sold its non-core, U.K.-based land mobile radio distribution and maintenance assets ("ESU Assets") to Securicor Information Systems Limited ("SIS"), a subsidiary of Securicor. The sale price for the ESU Assets was $8.5 million resulting in a gain of $3.1 million. Due to the related party nature of the sale, the gain was recorded as a direct increase in shareholders' equity (deficit). The sales price is subject to a post closing adjustment up to (pound)500,000 (approximately $800,000) depending on certain circumstances.

     Radiocoms sells products to Securicor. In fiscal years 1998, 1997, and 1996, revenues from such sales were $3.2 million, $6.8 million, and $6.9 million, respectively.

  Directors, Officers and Affiliated Companies

     John Simmonds, a former director of the Company, is affiliated with SCL, Simmonds Mercantile and Management Inc. ("SMM") which is a company that is controlled by SCL and MIC. Mr. Simmonds resigned from the Board of Directors in July 1998. Steven Wasserman, a director and Secretary of the Company, is a partner of the law firm Kohrman Jackson & Krantz. Robert Kelly, a director of the Company, is a partner of the law firm Squire, Sanders & Dempsey L.L.P., which acquired the practice of Kelly & Povich, P.C. John Wareham, a director of the Company, is the President of the consulting and executive recruiting firm Wareham Associates, Inc.

     The law firm Kohrman Jackson & Krantz performs legal services for the Company and its subsidiaries for which it received fees of approximately $111,000 and $237,000, respectively, during fiscal 1998 and 1997. In addition, Mr. Wasserman received $1,000 per month as compensation for his services as the secretary of the Company until January 1, 1997, at which time his compensation was increased to $2,000 per month.

     The law firm Kelly & Povich, P.C. performed legal services for the Company and its subsidiaries as of December 1996. Mr. Kelly is a member of the Company's Board of Directors. During fiscal 1998 and 1997, Kelly & Povich, P.C. received fees of approximately $170,000 and $55,000, respectively. Squire, Sanders & Dempsey L.L.P. received fees of $38,000 during fiscal 1998 and received no fees during fiscal 1997.

     The firm of Wareham Associates, Inc. provides executive recruiting and management consulting services to the Company for which it received fees of $249,000 during fiscal 1998 and no fees during fiscal 1997.

     Directors are compensated for services at the rate of $4,000 per year plus $500 per meeting to a maximum of $10,000 per director. For fiscal 1998, the Company paid directors fees of $61,000 and as of September 30, 1998, had accrued $9,000 for unpaid directors fees. For fiscal 1997, the Company paid directors fees of $48,000 and as of September 30, 1997, had accrued $9,000 for unpaid directors fees.

     The Company has entered into several related party borrowings with Securicor (Note 8). Roger Wiggs and Michael Wilkinson, directors of the Company, are also officers of Securicor. Directors fees for Messers. Wiggs and Wilkinson are paid to Securicor plc.

     Pursuant to a consulting agreement, the Company paid $10,000 a month to Nicholas R. Wilson until the Company notified Mr. Wilson on March 21, 1997 that it was terminating the agreement. Mr. Wilson was the

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

Chairman of the Board of Directors until his resignation on December 3, 1996. During fiscal 1997 and 1996, the Company paid Mr. Wilson $80,000 and $120,000, respectively.

     Pursuant to an oral management agreement between SCL and the Company, the Company paid SCL $10,000 per month and SCL made available to the Company the services of Messrs. Simmonds, Dunstan and Heinke, each of whom were officers and directors of the Company. The agreement was terminated effective January, 1997. During fiscal 1997, the Company paid $40,000 to SCL pursuant to this agreement.

     Pursuant to an oral consulting agreement with SMM, the Company paid SMM $8,000 per month for consulting services. During fiscal 1997, the Company paid $32,000 to SMM. Effective February 1, 1997, the Company terminated the agreement and ceased such payments.

     In March 1998, Intek repurchased 352,500 shares of Intek common stock at $2.75 per share from SCL in a private transaction.

     During fiscal 1997, the Company entered into two agreements with ADC and 22 holders of 220 MHz FCC licenses (Note 5). John Simmonds and SCL were shareholders of ADC when the agreements were consummated.

     The Company and SCL had an arrangement whereby Roamer One purchased equipment and installation services from SCL. During fiscal 1997 and 1996, Roamer One purchased approximately $8,000 and $2.3 million, respectively, of radio equipment and installation services from SCL. The agreement was terminated during fiscal 1997.

     On September 19, 1996, MUSA entered into an agreement with MIC, whereby MIC agreed to permit MUSA to make use of the services of the supplier liaison office maintained by MIC in Japan and MIC's purchasing representative in Korea. During fiscal 1998 and 1997, MUSA paid $56,000 and $140,000, respectively, to MIC. This agreement was terminated in January, 1998.

     On September 19, 1996, MUSA and SCL entered into a Computer Services Agreement pursuant to which SCL agreed to provide MUSA access to the IBM AS400 computer system, including hardware and software, currently owned by SCL, for data processing purposes. During fiscal 1998 and 1997, MUSA paid $16,000 and $218,000, respectively, to SCL. This agreement was terminated on October 31, 1997.

     On December 3, 1996, the Company entered into a Registration Rights Agreement to provide certain holders of Intek common stock, including SCL, MIC, Roamer One Holdings, Securicor, Securicor International Limited and Anglo York Industries, Inc. with certain demand and "piggy-back" registration rights with respect to the Intek common stock owned by the holders. Each is a stockholder of the Company and, collectively, such stockholders own approximately 70 percent of Intek common stock at September 30, 1998.

14.  COMMITMENTS AND CONTINGENCIES

  Site Leases

     The Company has entered into 231 site leases for the housing of radio base station equipment and antenna systems related to the Roamer One network. These leases may vary in term from 1 to 5 years with provisions for subsequent extensions upon the mutual agreement of the parties. In addition, the Company has

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES lease commitments for office space, vehicles and office equipment. As of September 30, 1998, total future minimum lease payments are as follows ($'s in thousands):

1999................................................  $2,362
2000................................................   1,800
2001................................................   1,041
2002................................................     329
2003................................................     149
Thereafter..........................................     221
                                                      ------
                                                      $5,902
                                                      ======

  Purchase Commitments

     As of September 30, 1998, MUSA had a purchase commitment with its main supplier of radios to purchase approximately $3.8 million of inventory (Note 2).

15.  LEGAL PROCEEDINGS

     The Company, David Neibert, the Company's Executive Vice President, and Nicholas R. Wilson, a former Chairman of the Company ("Intek Defendants") were named with forty other defendants in a complaint (Scott, et al. Steingold, et al.) filed in U.S. District Court for the Northern District of Illinois in November, 1997. The lawsuit purports to allege claims under the Racketeer Influenced Corrupt Organizations Act ("RICO"), the Securities Exchange Act of 1934 and various common law state claims in connection with the sale and marketing of interests in certain partnerships formed to operate specialized mobile radio ("SMR") systems. Plaintiffs seek rescissory damages with interest and punitive damages allegedly relating to their purchases of SMR partnership interests. No specific amount of alleged damages is mentioned in the complaint.

     The plaintiffs also had filed, and have now withdrawn against the Intek Defendants, a motion for a temporary restraining order and preliminary injunction seeking to freeze the assets of all defendants. The Intek Defendants filed a motion to dismiss the complaint on various grounds. In response plaintiffs sought leave to file a second amended complaint, which request was granted by the court. Intek requested plaintiffs to withdraw all claims against the Intek defendants on the grounds that they are frivolous. On February 3, 1998, plaintiffs filed an amended complaint which purports to allege claims under RICO, the Securities Act of 1933, the Securities Exchange Act of 1934 and various common law state claims in connection with (i) the sale and marketing of interests in certain SMR partnerships and (ii) purported improper dissipation of assets of certain of the SMR partnerships. Plaintiffs seek rescissory damages with interest and punitive damages relating to such asserted claims. No specific amount of alleged damages is mentioned in the amended complaint.

     The Intek Defendants moved to dismiss the amended complaint. On September 30, 1998, the Court granted in part and denied in part the Intek defendants' motion to dismiss the complaint and dismissed plaintiffs' RICO claims with prejudice. The Court granted plaintiffs leave to replead all claims (except their RICO claims) that were timely under the applicable statute of limitations.

     On October 23, 1998, the plaintiffs filed a third amended complaint which purported to allege claims under Section 10(b) and 20 of the 1934 Act and Rule 10b-5 promulgated thereunder, Section 12(1) and 12(2) of the 1933 Act and control person liability thereunder, and various common law state claims in connection with the sale and marketing of certain SMR Partnerships and the purported dissipation of assets of certain of these Partnerships. Plaintiffs seek rescissory damages with interest and punitive damages in an amount to be determined. The Intek Defendants have until December 14, 1998 to answer the third amended

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES complaint, or otherwise plead. In the opinion of the management of the Company, this lawsuit will not have a material adverse affect on the Company's consolidated financial position or results of operations.

     In addition, from time to time, the Company is involved in other litigation relating to claims arising out of its operations in the normal course of business. In the opinion of the Company's management, after consultation with outside counsel, the ultimate dispositions of such matters will not have a materially adverse effect on the Company's consolidated financial position or results of operations.

16.  SEGMENT REPORTING

     During fiscal 1998, the Company restructured itself to integrate its design, manufacturing, distribution and airtime operations. The Company operates in one industry segment as a provider of spectrum-efficient wireless communications technology, products and services. Products include LM and non-LM based radios, and products manufactured under contract for third parties. Services include subscriber revenues, royalties, equipment rental, and non-warranty repair. All prior year segment information has been restated to reflect the current year's structure of the Company's internal organization. The Company's geographic data from continuing operations for the three fiscal years ended September 30, are as follows ($'s in thousands):

                                                                  REVENUES
                                                        -----------------------------
                                                         1998       1997       1996
                                                        -------    -------    -------
GEOGRAPHIC AREAS
United States
  Unaffiliated........................................  $13,563    $16,710    $    --
  To foreign affiliates...............................       --          7         --
Foreign
  Unaffiliated........................................   22,091     25,574     23,899
  To United States affiliates.........................    1,649     12,442      8,984
Total sales between geographic areas..................   (1,649)   (12,449)    (8,984)
                                                        -------    -------    -------
  Consolidated Revenues...............................  $35,654    $42,284    $23,899
                                                        =======    =======    =======

                                                              LONG TERM ASSETS
                                                        -----------------------------
                                                         1998       1997       1996
                                                        -------    -------    -------
United States.........................................  $44,270    $70,316    $    --
Foreign...............................................    4,636      7,820     16,816
                                                        -------    -------    -------
          Total consolidated long term assets.........  $48,906    $78,136    $16,816
                                                        =======    =======    =======

17.  SUBSEQUENT EVENTS

     Subsequent events, other than those disclosed elsewhere in Notes to the Consolidated Financial Statements, are disclosed below.

     In December 1998, the Company entered into an additional financing arrangement for $25 million with Securicor. The arrangement provides that amounts outstanding bear interest at 11.5%, payable quarterly in cash or deferred at the Company's discretion, and is due December 31, 1999. Outstanding debt under the arrangement is convertible at any time at Securicor's discretion into the Company's common stock at various conversion prices. The conversion price for the first $12.5 million will be the average closing price for the last 20 trading days prior to the date the Company's Board of Directors approved the arrangement and the next $12.5 million will be set at the average closing price of the Company's common stock for the last 20 trading days prior to the date of each draw on the facility.

                            INTEK GLOBAL CORPORATION

    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)
             ($'S IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                              THREE MONTHS ENDED           SIX MONTHS ENDED
                                                   MARCH 31,                   MARCH 31,
                                           -------------------------   -------------------------
                                              1999          1998          1999          1998
                                           -----------   -----------   -----------   -----------
Revenues
  Net product sales......................  $     5,990   $     5,016   $    11,343   $    14,055
  Service income.........................          802         3,027         1,423         3,228
                                           -----------   -----------   -----------   -----------
Total revenues...........................        6,792         8,043        12,766        17,283
Costs and expenses:
  Cost of product sales..................        4,628         3,890         7,968        10,434
  Cost of services provided..............        1,251         2,602         2,239         3,610
  Sales and marketing....................        1,428         2,229         2,981         4,082
  Research and development...............          413           532         1,089         1,165
  General and administrative.............        3,746         3,937         7,776         7,948
  Depreciation and amortization..........        1,413         1,619         2,806         2,948
  Strategic planning charges.............          336                         336
                                           -----------   -----------   -----------   -----------
Operating loss...........................       (6,423)       (6,766)      (12,429)      (12,904)
Other income (expense):
  Interest...............................       (1,410)         (721)       (2,502)       (1,404)
  Other..................................          (69)           15          (105)           31
                                           -----------   -----------   -----------   -----------
Loss before income taxes.................       (7,902)       (7,472)      (15,036)      (14,277)
Income tax benefit.......................           --            --            --            --
                                           -----------   -----------   -----------   -----------
Net loss.................................       (7,902)       (7,472)      (15,036)      (14,277)
Less: preferred dividends................         (657)         (295)       (1,322)         (593)
                                           -----------   -----------   -----------   -----------
Net loss applicable to common
  shareholders...........................       (8,559)       (7,767)      (16,358)      (14,870)
Other comprehensive income (loss):
  Foreign currency translation
     adjustments, net of tax.............         (342)         (171)           48          (172)
                                           -----------   -----------   -----------   -----------
Comprehensive income (loss)..............  $    (8,901)  $    (7,938)  $   (16,310)  $   (15,042)
                                           ===========   ===========   ===========   ===========
Net loss per share applicable to common
  shareholders (basic & diluted).........  $     (0.21)  $     (0.18)  $     (0.38)  $     (0.35)
                                           ===========   ===========   ===========   ===========
Weighted average number of common shares
  outstanding (basic & diluted)..........   42,303,038    42,201,852    42,303,038    42,128,258
                                           ===========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated statements

                            INTEK GLOBAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
             ($'S IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               MARCH 31,     SEPTEMBER 30,
                                                                 1999            1998
                                                              -----------    -------------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   2,311       $   5,719
  Accounts receivable, net of allowance for doubtful
     accounts of $342 at March 31, 1999 and $993 at
     September 30, 1998.....................................       4,270           3,870
  Inventories...............................................      20,444          17,677
  Deposits..................................................          73           1,750
  Amounts due from related parties..........................         246             396
  Prepaid expenses and other current assets.................       2,001           1,796
                                                               ---------       ---------
          Total current assets..............................      29,345          31,208
                                                               ---------       ---------
PROPERTY AND EQUIPMENT, NET.................................      23,584          23,569

OTHER ASSETS:
  Note receivable...........................................         142             580
  Intangible assets, net....................................      27,219          20,961
  Inventory-long term.......................................       3,549           3,189
  Other.....................................................         695             607
                                                               ---------       ---------
          Total other assets................................      31,605          25,337
                                                               ---------       ---------
TOTAL ASSETS................................................   $  84,534       $  80,114
                                                               =========       =========
CURRENT LIABILITIES:
  Accounts payable..........................................   $   6,866       $   7,062
  Amounts due to related parties............................       3,979           2,499
  Accrued liabilities.......................................       5,097           7,420
  Notes payable -- third party..............................       7,444           3,299
  Notes payable -- related party............................      17,500              --
                                                               ---------       ---------
          Total current liabilities.........................      40,886          20,280
                                                               ---------       ---------
LONG TERM DEBT:
  Notes payable -- third party..............................         547           2,038
  Notes payable -- related party............................      30,839          30,733
  Other.....................................................          56              65
                                                               ---------       ---------
          Total long term debt..............................      31,442          32,836
                                                               ---------       ---------
PREFERRED STOCK -- Mandatorily Redeemable...................      36,774          35,452
                                                               ---------       ---------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
  Common stock, $0.01 par value, 60,000,000 shares
     authorized 43,305,620 shares issued at March 31, 1999
     and September 30, 1998.................................         433             433
  Capital in excess of par value............................     107,321         108,471
  Treasury stock, at cost, 1,002,582 shares at March 31,
     1999 and September 30, 1998............................      (2,099)         (2,099)
  Accumulated deficit.......................................    (128,606)       (113,618)
  Accumulated other comprehensive income -- currency
     translation adjustment.................................      (1,617)         (1,641)
                                                               ---------       ---------
          Total shareholders' equity (deficit)..............     (24,568)         (8,454)
                                                               ---------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $  84,534       $  80,114
                                                               =========       =========

  The accompanying notes are an integral part of these consolidated statements

                            INTEK GLOBAL CORPORATION

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                               ($'S IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Cash Flows From Operating Activities:
  Net loss..................................................  $(15,036)   $(14,277)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................     2,806       2,948
     Interest added to principal............................                 2,170
     Stock option expense...................................       317          --
     Changes in operating assets and liabilities:
     Accounts receivable and amounts due from related
      parties...............................................      (249)      2,994
     Deposits...............................................     1,677          --
     Inventories............................................    (3,097)        700
     Income taxes receivable from related parties...........        --         261
     Prepaid expenses and other current assets..............      (208)       (376)
     Accounts payable and amounts due to related parties....     1,101        (161)
     Accrued liabilities....................................    (2,242)      1,709
     Accrued liabilities to related parties.................        --         304
     Deferred income........................................        --        (724)
     Other..................................................      (447)        (57)
                                                              --------    --------
Net cash used in operating activities.......................   (15,378)     (4,509)
                                                              --------    --------
Cash Flows From Investing Activities:
  Proceeds from sale of marketable securities...............        --       7,458
  Expenditures for property and equipment, net..............    (2,192)     (3,453)
  Expenditures for FCC licenses.............................    (7,017)     (5,707)
  Collection of note receivable.............................       440         116
  Other.....................................................       438        (222)
                                                              --------    --------
Net cash used in investing activities.......................    (8,331)     (1,808)
                                                              --------    --------
Cash Flows From Financing Activities:
  Net change in bank overdraft..............................     3,083         893
  Proceeds from short term debt.............................     1,633       2,915
  Proceeds from long term debt..............................        --       1,656
  Proceeds from notes payable-related party.................    17,186       2,000
  Repayment on long and short term debt.....................    (1,993)         --
  Purchase of treasury stock................................        --      (1,329)
  Other.....................................................       309        (277)
                                                              --------    --------
  Net cash provided by financing activities.................    20,219       5,858
                                                              --------    --------
Effect of foreign exchange rates on cash....................        82          18
                                                              --------    --------
Net decrease in cash and cash equivalents...................    (3,408)       (441)
Cash and cash equivalents at beginning of period............     5,719       1,909
                                                              --------    --------
Cash and cash equivalents at end of period..................  $  2,311    $  1,468
                                                              ========    ========
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................  $    210    $     60
  Cash paid for income taxes................................  $     --    $     --

  The accompanying notes are an integral part of these consolidated statements

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) PRESENTATION

     The unaudited condensed consolidated financial statements included herein have been prepared by Intek Global Corporation (the "Company" or "Intek Global"), pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with Management's Discussion and Analysis and the financial statements and the notes thereto included in the Company's latest annual report on Form 10-K for the period ended September 30, 1998.

     These financial statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") used in the United States ("U.S."). Such accounting principles differ in certain respects from GAAP used in the United Kingdom ("U.K."), which is applied by the Company's Securicor Electronics Limited ("SEL") subsidiary (formerly known as Securicor Radiocoms Limited) for local and statutory financial reporting purposes.

     The information furnished herein reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the condensed consolidated financial statements for the interim periods presented taken as a whole. These adjustments are of a normal and recurring nature. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results may differ from these estimates. The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

(2) FINANCIAL INSTRUMENTS

     The Company's management believes that fair value of all financial instruments approximates carrying value.

     The Company is exposed to foreign currency exchange risk related to non-LM technology inventory purchased from its Japanese supplier. The Company periodically enters into foreign currency forward contracts to minimize the impact of currency movements on firm purchase commitments from this supplier. The counter party for these instruments is a major financial institution. The Company accounts for these foreign currency forward contracts using hedge accounting. The terms of the derivatives are set to approximate the inventory purchase dates. The Company regularly monitors its foreign currency exposures and ensures that the total amount of the foreign currency forward contracts do not exceed the firm purchase commitments subject to foreign exchange risk. Gains and losses on the foreign currency forward contracts are deferred and recognized when the related inventory purchases are recorded. The Company does not enter into derivative financial instruments for trading or speculative purposes.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

     Details of the hedging of firm foreign commitments as of March 31, 1999 follows (Y's and $'s in thousands):

                                                              MARCH 31,
                                                                1999
                                                              ---------
Firm foreign purchase commitments...........................  Y144,345
Outstanding hedge contracts.................................    20,000
                                                              --------
Unhedged position...........................................  Y124,345
                                                              ========
Unhedged position...........................................  $  1,058
                                                              ========
Outstanding hedge contracts at contract rate................  $    172
Outstanding hedge contracts at fair value (based upon market
  prices at balance sheet date).............................  $    170

(3) INVENTORIES

     Inventories consist of the following (in thousands):

                                                              MARCH 31,     SEPTEMBER 30,
                                                                1999            1998
                                                             -----------    -------------
                                                             (UNAUDITED)
Raw materials..............................................    $ 5,820         $ 6,077
Work in progress...........................................      2,995           2,681
Finished goods.............................................     15,178          12,108
                                                               -------         -------
          Subtotal.........................................     23,993          20,866
Inventory not likely to be used or sold within one year....     (3,549)         (3,189)
                                                               -------         -------
          Total current inventories........................    $20,444         $17,677
                                                               =======         =======

(4) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                  ESTIMATED
                                                 USEFUL LIVES     MARCH 31,     SEPTEMBER 30,
                                                   (YEARS)          1999            1998
                                                 ------------    -----------    -------------
                                                                 (UNAUDITED)
Land...........................................          --        $   401         $   423
Buildings......................................    11 to 50          2,908           2,735
Site equipment.................................          10         16,294          15,893
Production & test equipment....................     3 to 10          4,088           4,077
Furniture, fixtures and computers..............     3 to 10          3,275           3,190
Equipment held for rental......................     3 to 5           3,645           2,451
                                                                   -------         -------
Total property and equipment, at cost..........                     30,611          28,769
  Less accumulated depreciation................                     (7,027)         (5,200)
                                                                   -------         -------
Net property and equipment.....................                    $23,584         $23,569
                                                                   =======         =======

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

(5) INTANGIBLE AND LONG LIVED ASSETS

     Intangible assets consists of the following (in thousands):

                                                       MARCH 31,     SEPTEMBER 30,
                                                         1999            1998
                                                      -----------    -------------
                                                      (UNAUDITED)
Excess of cost over fair value of net assets
  acquired (goodwill):
  Intek Global USA, Inc.............................    $ 9,755         $ 9,755
  Data Express......................................      1,386           1,386
                                                        -------         -------
                                                         11,141          11,141
FCC licenses acquired from third parties............     18,351          11,333
Trademarks and patents..............................         81              81
                                                        -------         -------
Total intangibles...................................     29,573          22,555
  Less accumulated amortization.....................     (2,354)         (1,594)
                                                        -------         -------
Net intangibles.....................................    $27,219         $20,961
                                                        =======         =======

(6) SEGMENT REPORTING

     During fiscal 1998, the Company restructured itself to integrate its design, manufacturing, distribution and airtime operations. The Company operates in one industry segment as defined by FAS No. 131, "Disclosures about Segments of an Enterprise and related Information." The Company is a provider of spectrum-efficient wireless communications technology, products and services. This conclusion is based upon how the Company's chief operating decision makers view the Company's operations and how decisions are made to invest resources and to assess performance. Products include linear modulation ("LM") and non-LM based radios, and products manufactured under contract for third parties. Services include subscriber revenues, royalties, equipment rental, and non-warranty repair. All prior year segment information has been restated to reflect the current year's structure of the Company's internal organization. The Company's geographic data from continuing operations for the six months ended March 31, 1999 and 1998 are as follows ($'s in thousands):

                                                           REVENUES 6 MONTHS
                                                            ENDED MARCH 31,
                                                           ------------------
                                                            1999       1998
                                                           -------    -------
                                                              (UNAUDITED)
Geographic Areas
United States
  Unaffiliated...........................................  $ 7,225    $ 6,294
  To foreign affiliates..................................       --         --
Foreign
  Europe (primarily United Kingdom)......................    5,541     10,989
  To United States affiliates............................    3,154      1,616
Total sales between geographic areas.....................   (3,154)    (1,616)
                                                           -------    -------
  Consolidated Revenues..................................  $12,766    $17,283
                                                           =======    =======

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

                                                            LONG TERM ASSETS
                                                       --------------------------
                                                       MARCH 31,    SEPTEMBER 30,
                                                         1999           1998
                                                       ---------    -------------
                                                              (UNAUDITED)
United States........................................   $51,096        $44,270
United Kingdom.......................................     4,093          4,636
                                                        -------        -------
          Total consolidated long term assets........   $55,189        $48,906
                                                        =======        =======

(7) RELATED PARTY TRANSACTIONS

     Related parties of Intek Global include Securicor Communications Limited ("Securicor"), a corporation formed under the laws of England and Wales, and its ultimate parent company, the directors and officers of Intek Global and companies that are affiliated with Directors of the Company. Related party transactions, other than those disclosed elsewhere in the Notes to the Consolidated Financial Statements and in the Company's annual report on Form 10-K, are disclosed below.

     The Company believes that the terms of the transactions and the agreements described below are on terms at least as favorable as those which it could otherwise have obtained from unrelated parties. On-going and future transactions with related parties will be (1) on terms at least as favorable as those which the Company would be able to obtain from unrelated parties; (2) for bona fide business purposes; and (3) approved by a majority of the disinterested and non-employee directors.

  Securicor

     Pursuant to a Support Services Agreement dated December 3, 1996, by and between the Company and Securicor, the Company agreed to obtain certain support and administrative services for SEL from Securicor and/or its affiliates for the purpose of enabling the Company to manage an orderly transition in its ownership of SEL during fiscal 1997. During fiscal 1997, approximately $0.7 million of support and administrative service costs (including services of Edmund Hough, Intek Global's former Chief Executive Officer) were billed to Intek Global by Securicor. As of March 31, 1999, these costs remained unpaid by Intek Global.

     SEL sells products to Securicor. In the first half of fiscal year 1999, revenues from such sales were $1,025,000. Sales to Securicor during the first half of fiscal year 1998 were $1,324,000.

  Directors, Officers and Affiliated Companies

     Steven Wasserman, a director and Secretary of the Company, is a partner of the law firm Kohrman Jackson & Krantz. Robert Kelly, a director of the Company, is a partner of the law firm Squire, Sanders & Dempsey L.L.P., which acquired the practice of Kelly & Povich, P.C. John Wareham, a director of the Company, is the President of the management consulting and executive recruiting firm Wareham Associates, Inc.

     The law firm Kohrman Jackson & Krantz performs legal services for the Company and its subsidiaries for which it received fees of approximately $25,000 and $72,000 during the first half of fiscal 1999 and 1998, respectively. In addition, Mr. Wasserman receives $2,000 per month as compensation for his services as the secretary of the Company.

     The law firm of Squire, Sanders & Dempsey L.L.P., which acquired the practice of Kelly & Povich, P.C., received fees of approximately $295,000 and $91,000 during the first half of fiscal 1999 and 1998, respectively. Mr. Kelly is a member of the Company's Board of Directors.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

     The firm of Wareham Associates, Inc. provides management consulting and executive recruiting services to the Company for which it received fees of approximately $66,000 during the first half of fiscal 1999. No fees were paid to Wareham Associates, Inc. during the first half of fiscal 1998.

     In December 1998, the Company retired $440,625 in debt related to the repurchase in March, 1998 of 352,500 shares of Intek Global common stock from Simmonds Capital Limited in a private transaction.

     Directors are compensated for services at the rate of $12,000 per year plus $1,000 per board meeting and $500 per committee meeting. Committee chairpersons receive an additional $2,000 per year.

     The Company has entered into several related party borrowings with Securicor (see note 8). Roger Wiggs and Michael Wilkinson, directors of the Company, are also officers and directors of Securicor. Directors fees for Messrs. Wiggs and Wilkinson are paid to Securicor plc.

(8) DEBT

  Related Party Borrowings

     In December 1997, the Company entered into a loan agreement ("December 1997 Facility") with Securicor replacing all prior loan agreements providing the Company the ability to borrow up to $29.5 million. The December 1997 Facility bears interest at 11.5% per annum, payable at June 30, 2003. Interest is accrued each month, and on June 30 of each year, is to be added to the principal amount outstanding. Principal payments are to be $0.5 million per month for 12 months beginning July 1, 2001, $1.0 million per month for 11 months beginning July 1, 2002, with the remaining balance due and payable on June 30, 2003. The obligations under the December 1997 Facility can be prepaid by the Company at any time in $1.65 million increments without penalty. The December 1997 Facility has to be repaid if Securicor ceases to be the beneficial owner of more than 50 percent of Intek Global common stock as a result of any transaction except the direct or indirect transfer of the Intek Global common stock by Securicor and also is subject to mandatory prepayments at the rate of 50 percent of the net proceeds of any financing by the Company exceeding $8.0 million. The December 1997 Facility contains a consolidated net worth covenant with which Securicor waived compliance until April 2000. Absent such waiver, as of March 31, 1999, the Company would not be in compliance with such covenant. The amount payable under the December 1997 Facility totaled $33.7 million at March 31, 1999, consisting of original principal borrowings of $29.5 million, capitalized interest of approximately $1.2 million and accrued interest payable of approximately $3.0 million.

     In December 1998, the Company entered into an additional financing arrangement ("December 1998 Facility") with Securicor providing the Company the ability to borrow up to $25 million. Loans provided under this convertible subordinated debt facility will accrue interest at the rate of 11.5 percent per annum and will mature on December 31, 1999. The rate of conversion, if the conversion feature is elected by Securicor, will be based on the market value of Intek Global common stock over specified periods. At March 31, 1999, the amount payable under the December 1998 Facility totaled $17.8 million, consisting of original principal borrowings of $17.5 million and accrued interest payable of approximately $0.3 million.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

     As a result of the above arrangements, as of March 31, 1999, related party borrowings will be repaid as follows (dollars in thousands):

FISCAL YEAR
-----------
1999.............................................    $ 1,092
2000.............................................     17,840
2001.............................................      1,500
2002.............................................      7,500
2003.............................................     24,386
Thereafter.......................................         --
                                                     -------
                                                     $52,318
                                                     =======

     During the first half of fiscal 1999 and 1998, interest expense for related party borrowings totaled approximately $2,127,000, and $1,439,000, respectively.

  Third Party Borrowings

     In December 1997, Intek Global USA entered into a revolving credit facility ("Credit Facility") with a non-bank lender. The Credit Facility makes available $5.0 million through December 1999. Borrowings under the Credit Facility are secured by the assets of Intek Global USA and bear interest at 1.5% above the lender's base rate (as defined). The Credit Facility contains, among other covenants, a covenant relating to leverage, limitations on Intek Global USA's ability to repay intercompany indebtedness and repayment provisions related to change in control of Intek Global USA. The Company uses the Credit Facility for issuance of letter of credit commitments on behalf of Intek Global USA, and for borrowings for working capital. As of March 31, 1999, there was indebtedness outstanding of approximately $2.3 million and letter of credit commitments of $1.0 million under this Credit Facility.

     In December 1997, Intek Global completed the acquisition of selected assets of Wireless Plus. The purchase price paid by the Company to Wireless Plus included a secured subordinated note in the amount of approximately $2.6 million bearing interest at the rate of 8% per annum payable annually. The note principal is payable in two equal annual installments due in February 1999 and February 2000. The first installment of $1.5 million was paid in February 1999 consisting of principal in the amount of $1.3 million and accrued interest in the amount of $0.2 million. As of March 31, 1999 the outstanding balance totaled $1.3 million.

     In March 1998, Intek Global repurchased 352,500 shares of Intek Global common stock at $2.75 per share in a private transaction for a total of $969,375 (Note 7). The purchase price paid by the Company included notes in the aggregate amount of $440,625. The notes were non-interest bearing and were repaid on December 15, 1998.

     In August 1998, the Company entered into a purchase agreement with ComTech. The purchase price paid by the Company to ComTech included a three-year promissory note in the amount of $408,039, bearing interest at the rate of 9% per annum. The note principal is payable in two installments in fiscal 2000 and 2001.

     SEL has an overdraft agreement of 2.0 million pounds sterling (approximately U.S. $3.2 million) with a bank. Borrowings under the Agreement are unsecured at an adjustable rate of 1% over the prevailing U.K. base rate for borrowings up to the agreement limit. Borrowings in excess of the agreement limit are at 23%. The rate at March 31, 1999 was 6.5%. The Company uses the overdraft Facility for borrowings for working capital. As of March 31, 1999, there was indebtedness of approximately $3.7 million under this overdraft agreement.

     In addition, the Company has other borrowings related primarily to the acquisition of property and equipment from third parties in the aggregate amount of $367,000 at March 31, 1999.

                   INTEK GLOBAL CORPORATION AND SUBSIDIARIES

     As a result of the above agreements, as of March 31, 1999, third party borrowings will be repaid as follows ($'s in thousands):

FISCAL YEAR
-----------
1999................................................  $3,659
2000................................................   3,952
2001................................................     350
2002................................................      83
2003................................................       3
Thereafter..........................................      --
                                                      ------
                                                      $8,047
                                                      ======

(9) COMMITMENTS

  Site Leases

     The Company has entered into site leases for the housing of radio base station equipment and antenna systems related to the Intek Global USA network. These leases may vary in term from monthly to 5 years with provisions for subsequent extensions upon the mutual agreement of the parties. In addition, the Company has lease commitments for office space, vehicles and office equipment. As of March 31, 1999, total future minimum lease payments are as follows ($'s in thousands):

FISCAL YEAR
-----------
1999................................................  $1,777
2000................................................   1,891
2001................................................   1,174
2002................................................     381
2003................................................     162
Thereafter..........................................     237
                                                      ------
                                                      $5,622
                                                      ======

  Purchase Commitments

     As of March 31, 1999, Intek Global USA had a purchase commitment with its main supplier of radios to purchase approximately $1.4 million of inventory, and a second commitment with another supplier of radios for contract manufacturing totaling approximately $1.0 million.

(10) LEGAL PROCEEDINGS

     A discussion of the Company's pending litigation is contained in its quarterly report filed on Form 10-Q for the quarter ended December 31, 1998.

                                    ANNEX A

                      OPINION OF BEAR, STEARNS & CO. INC.

                            BEAR, STEARNS & CO. INC.

June 7, 1999

Independent Committee of the Board of Directors of Intek Global Corporation Intek Global Corporation
99 Park Avenue -- 18th Floor
New York, NY 10016-1601

Attention:  Howard Frank, Chairman of the Independent Committee

Gentlemen:

     We understand that Intek Global Corporation ("Intek"), IGC Acquisition Corp. ("Purchaser") and Security Services plc ("Parent") are proposing to enter into an Agreement and Plan of Merger (the "Merger Agreement") to be dated on or about June 8, 1999, pursuant to which Purchaser will commence a tender offer for all the shares of Intek not owned by Parent or its affiliates (the "Transaction") at a price of $2.75 per share (the "Offer Price"). You have provided us with a copy of the Merger Agreement, together with the exhibits and schedules thereto, in substantially the form proposed to be entered into among Intek, Purchaser and Parent.

     You have asked us to render our opinion as to whether the Offer Price is fair, from a financial point of view, to the public shareholders of Intek.

     In the course of our analyses for rendering this opinion, we have:

     1. reviewed the Merger Agreement, together with the exhibits and schedules thereto, in substantially the form proposed to be entered into among Intek, Purchaser and Parent;

     2. reviewed Intek's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended September 30, 1997 and 1998, and its Quarterly Reports on Form 10-Q for the periods ended December 31, 1998 and March 31, 1999;

     3. reviewed certain operating and financial information provided to us by management relating to Intek's business and prospects, including projections for each business unit and the consolidated entity for the years 1999 through 2004 and certain other forward-looking information;

     4. met with certain members of Intek's senior management to discuss its operations, historical financial statements and future prospects;

     5. reviewed the historical prices and trading volume of the common shares of Intek;

     6. considered, to the extent Bear Stearns deemed relevant, publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to Intek, or otherwise relevant to our inquiry;

     7. considered, to the extent Bear Stearns deemed relevant, the terms of recent acquisitions of companies which we deemed generally comparable to Intek; and

     8. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information including, without limitation, the projections provided to us by management of Intek. With respect to Intek's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Intek as to the expected future performance of Intek. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior management of Intek that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Intek, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     We have acted as a financial advisor to the Independent Committee of the Board of Directors of Intek in connection with the Transaction and will receive a fee for such services.

     Bear Stearns has not been previously engaged by Intek to provide any investment banking or financial advisory services in connection with any mergers, acquisitions or business combinations or in connection with any offerings of equity or debt. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Intek for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is intended for the benefit and use of the Independent Committee of the Board of Directors of Intek and does not constitute a recommendation to any holders of Intek Common Stock as to whether to tender their shares in connection with the Transaction. This opinion does not address Intek's underlying business decision to pursue the Transaction. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement or prospectus to be distributed to the holders of Intek Common Stock in connection with the Transaction.

     Based on and subject to the foregoing, it is our opinion that the Offer Price is fair, from a financial point of view, to the public shareholders of Intek.

Very truly yours,

BEAR, STEARNS & CO. INC.

                                    ANNEX B

                        APPRAISAL RIGHTS UNDER THE DGCL

     In view of the complexity of these provisions of the DGCL, any stockholder who is considering exercising appraisal rights should consult his or her legal advisor.

     Statutory Appraisal Procedures. The following is a brief summary of the statutory procedures to be followed by a holder of Shares at the Effective Time who does not wish to accept the per Share cash consideration pursuant to the Merger (a "Remaining Stockholder") in order to perfect appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE TEXT OF WHICH IS SET FORTH IN THIS ANNEX C HERETO. ANY REMAINING STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL. APPRAISAL RIGHTS WILL NOT BE AVAILABLE UNLESS AND UNTIL THE MERGER IS CONSUMMATED.

     Under Section 262, (i) where a merger of a subsidiary corporation into a parent corporation is effected pursuant to Section 253 of the DGCL, or (ii) where a merger of two or more corporations is approved by written consent of a majority of the outstanding capital stock of a corporation pursuant to Sections 228 and 251 of the DGCL, then either before the effective date of the merger or within ten days thereafter, the corporation must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. If such notice is given after the effective date of the merger, such notice must also notify such stockholders of the effective date of the merger. Any Remaining Stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the following discussion and Exhibit A carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

     A demand for appraisal in respect of the Shares must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates and must state that such person demands thereby appraisal of his, her or its Shares issued and outstanding immediately prior to the Effective Time. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that in exercising the demand, he is acting as agent for the record owner. A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights within 20 days following the mailing of the Notice of Merger and Notice of Appraisal Rights in the case of a merger pursuant to Section 253 of the DGCL, or Notice of Merger, Notice of Stockholder Action by Written Consent and Notice of Appraisal Rights, in the case of a merger pursuant to Sections 228 and 251 of the DGCL (collectively, the "Notice").

     Remaining stockholders who elect to exercise appraisal rights must, within 20 days after the mailing of the Notice, mail or deliver their written demands to: Secretary, Steven L. Wasserman, 99 Park Avenue, NY, NY 10016. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares.

     In the case of a merger pursuant to Sections 228 and 251 of the DGCL, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not consent in writing to the adoption of the Merger Agreement. Executing a written consent in favor of the adoption of the Merger Agreement pursuant to Section 228 of the DGCL will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     Within 120 days after the Effective Time, but not thereafter, the Company or any Remaining Stockholder who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares. The Company is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the Remaining Stockholder to initiate all necessary action to perfect their appraisal rights in respect of such Shares within the time prescribed in Section 262.

     Within 120 days after the Effective Time, any Remaining Stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of former holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by the Company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed by a Remaining Stockholder and a copy thereof is served upon the Company, the Company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Remaining Stockholders who have demanded an appraisal of their Shares and with whom agreements as to the value of their Shares have not been reached. After notice to such Remaining Stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those Remaining Stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the Remaining Stockholders who demanded payment for their Shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any Remaining Stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such Remaining Stockholder.

     After determining the Remaining Stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Remaining Stockholders considering seeking appraisal should be aware that the fair value of their Shares determined by Section 262 could be more than or the same as the consideration they would receive pursuant to the Merger if they did not seek appraisal of their Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised.

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

     Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

     If any Remaining Stockholder who demands appraisal of his, her or its Shares under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the Shares of such stockholder will be canceled and will be converted into the right to receive the merger consideration. A Remaining Stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the Remaining Stockholder delivers to the Company a written withdrawal of his, her or its demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO. STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

  General Corporation Law of the State of Delaware.

     262. Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Sections 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           By First Class Mail:                      By Overnight Delivery:                            By Hand:
              P.O. Box 3301                            85 Challenger Road                      120 Broadway, 13th Floor
    South Hackensack, New Jersey 07606                 Mail Drop -- Reorg                      New York, New York 10271
     Attn: Reorganization Department           Ridgefield Park, New Jersey 07660           Attn: Reorganization Department
                                                Attn: Reorganization Department
        By Facsimile Transmission:                             To Confirm Facsimile Transmission Only, Call:
     (For Eligible Institutions Only)                                         (201) 296-4860
              (201) 296-4293

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                            MacKenzie Partners Logo
                                156 Fifth Avenue
                            New York, New York 10010

                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                               New York, NY 10020
                         (212) 632-6717 (call collect)